UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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OraSure Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022	Proxy Statement Notice of Annual Meeting of Stockholders Tuesday, May 17, 2022 ● 10:00 a.m. (Eastern Time)

Letter to the Stockholders

Nancy J. Gagliano, M.D., M.B.A Interim Chief Executive Officer

April 7, 2022

Dear Fellow Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) of OraSure Technologies, Inc. (the “Company”) to be held on Tuesday, May 17, 2022 at 10:00 a.m. Eastern Time. Once again, this year’s Annual Meeting will be a completely virtual meeting, conducted as a live webcast. You will be able to attend the Annual Meeting online, vote your shares electronically if you wish, and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OSUR2022.

Pursuant to the Securities and Exchange Commission (“SEC”) rule allowing companies to furnish proxy materials to their stockholders over the internet, a Notice of Internet Availability of Proxy Materials (the “Notice”) was sent to stockholders on or about April 7, 2022. The Notice contains information on how to access copies of the proxy materials and vote your shares.

At the Annual Meeting, you will be asked to (i) elect two Class I Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2025; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2022 fiscal year; (iii) approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the proxy materials; (iv) approve an amendment and restatement of the OraSure Technologies, Inc. Stock Award Plan to increase the number of shares to be authorized for grant under the Plan by 1,500,000 shares; and (v) transact such other business as may properly come before the meeting, and any adjournment(s) or postponement(s) thereof.

The Board of Directors has approved the nominees for Class I Directors and recommends that you vote FOR their election to the Board of Directors. In addition, the Board of Directors recommends that you vote FOR the ratification of KPMG LLP’s appointment, FOR the approval of the Company’s executive compensation, and FOR the approval of the amendment and restatement of the Company’s Stock Award Plan.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting online, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the internet, or by completing, signing, dating and returning a paper proxy card. Additional details on these options can be found in the Notice sent to you and in the other proxy materials. You may, of course, attend the Annual Meeting online and vote your shares during the meeting regardless of whether you have previously voted by phone, the internet or mail.

Thank you for your cooperation and your ongoing support of, and continued interest in, OraSure Technologies, Inc.

Sincerely yours,

Nancy J. Gagliano, M.D., M.B.A.

Interim Chief Executive Officer

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

OF ORASURE TECHNOLOGIES, INC.

DATE AND TIME

Tuesday May 17, 2022

10:00 a.m. (Eastern Time)

To be held virtually by visiting

www.virtualshareholdermeeting.com/OSUR2022

ITEMS OF BUSINESS

The 2022 Annual Meeting of Stockholders will be held for the following purposes:

•	To elect two (2) Class I Directors, each to serve for a term expiring at the Company’s Annual Meeting of Stockholders in 2025;

•	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2022;

•	To approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this Notice;

•	To approve an amendment and restatement of the Company’s Stock Award Plan to increase the number of shares of Common Stock authorized to be granted under the Plan; and

•	To consider such other business as may properly come before the meeting, and any adjournment(s) or postponement(s) thereof.

HOW TO VOTE

Via the Internet. Go to www.proxyvote.com to vote your shares online prior to the Annual Meeting. Have the control number that is printed in your Notice of Internet Availability of Proxy Materials or Proxy Card available and follow the instructions. You may also vote online during the Annual Meeting by going to www.virtualshareholdermeeting.com/OSUR2022 and following the instructions.

By Phone. Call the toll-free number on your Notice of Internet Availability of Proxy Materials or Proxy Card and follow the prompts.

By Mail. You can vote by mail by requesting a paper copy of the materials, which will include a Proxy Card. Please review your Notice of Internet Availability of Proxy Materials for instructions on how to request a paper copy of the materials. Mark, sign and date your Proxy Card and return it as indicated on the Proxy Card.

Who Can Vote: Only holders of shares of the Company’s Common Stock of record at the close of business on March 23, 2022 will be entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) or postponement(s) thereof. Additional information is included in the Proxy Statement accompanying this Notice.

A complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder for any purpose germane to the meeting beginning 10 days before the meeting at the Company’s headquarters at 220 East First Street, Bethlehem, PA 18015 during ordinary business hours. In addition, such list will be available for inspection during the meeting in the virtual meeting room at:

www.virtualshareholdermeeting.com/OSUR2022.

By Order of the Board of Directors,

Agnieszka M. Gallagher

Secretary

April 7, 2022

Proxy Statement Table of Contents

PROXY STATEMENT SUMMARY

We are providing these proxy materials to stockholders of OraSure Technologies, Inc., a Delaware corporation (as used herein, “we,” “us,” “our”, “OraSure” or the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 17, 2022 at 10:00 a.m. Eastern Time, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”).

As a stockholder, you are invited to participate in the Annual Meeting and are requested to vote on the matters described in this Proxy Statement. The Annual Meeting will be conducted in a completely virtual manner through a live webcast that you can access online by going to www.virtualshareholdermeeting.com/OSUR2022. The webcast will not include a presentation by management. A question and answer session will be provided at the Annual Meeting only for questions that are germane to the matters being discussed and voted on at the meeting.

This summary highlights information contained elsewhere in this Proxy Statement, but does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting your shares.

2022 ANNUAL MEETING INFORMATION

•	Date and Time: Tuesday, May 17, 2022 at 10:00 a.m. (ET)

•	Location: Online by visiting www.virtualshareholdermeeting.com/OSUR2022

•	Record Date: March 23, 2022

PROPOSALS FOR STOCKHOLDER CONSIDERATION

	Proposals	Board Recommendation	Page Reference for More Detail
1.)	Election of two Class I Directors	FOR EACH NOMINEE	61
2.)	Ratification of Appointment of Independent Registered Public Accounting Firm for 2022	FOR	67
3.)	Advisory (Non-Binding) Vote to Approve Executive Compensation	FOR	67
4.)	Approval of Amendment and Restatement of our Stock Award Plan To Increase the Shares Authorized for Issuance Thereunder	FOR	68

Proposal No. 1 – Election of Directors

The table below provides summary information about each of our nominees for Class I Directors, whose new terms will expire at the 2025 Annual Meeting of Stockholders. The Board of Directors (the “Board”) is recommending that stockholders vote for each Director nominee.

				Committee Memberships[1]			Other Public Boards
Name and Principal Occupation	Age	Director Since	Independent	AC	CC	N& CG
Eamonn P. Hobbs President of Hobbs Medical Ventures, LLC	63	2016	Yes		√	C	No
David J. Shulkin, M.D. President and Chief Executive Officer, Shulkin Solutions, Inc.	62	2020	Yes		√	√	Yes

1 AC = Audit Committee; CC = Compensation Committee; N&CG = Nominating & Corporate Governance Committee; C = Chairman; √ = Member.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has selected KPMG LLP (“KPMG”) to be our independent registered public accounting firm for the 2022 fiscal year. The Board believes KPMG is well qualified to serve in this capacity and is recommending that the engagement of KPMG be ratified by our stockholders. The Board is recommending that stockholders vote for the appointment of KPMG as provided above.

Proposal No. 3 – Advisory (Non-Binding) Vote to Approve Executive Compensation

Our compensation program is designed to focus and reward our executives for balancing both short and long-term priorities. To fulfill this mission, we have adopted a pay-for-performance philosophy that forms the foundation for executive compensation decisions made by our Board and the Compensation Committee of the Board (the “Compensation Committee”).

The Compensation Discussion and Analysis portion of this Proxy Statement (the “CD&A”) contains a detailed description of our executive compensation philosophy and program, the compensation decisions the Board and Compensation Committee have made under that program and the factors considered in making those decisions, focusing on the compensation of our named executive officers (“NEOs”) for the year ended December 31, 2021, who were:

Name	Position
Stephen S. Tang, Ph.D. [1]	Former President and Chief Executive Officer
Scott Gleason[2]	Interim Chief Financial Officer, Senior Vice President Corporate Communications & Investor Relations
Roberto Cuca[3]	Former Chief Financial Officer
Agnieszka Gallagher	Executive Vice President, General Counsel and Chief Compliance Officer
Jack E. Jerrett[4]	Former Senior Vice President, General Counsel and Chief Compliance Officer
Kathleen G. Weber	President of Molecular Solutions

[1]

Dr. Tang served until March 31, 2022. Effective April 1, 2022, Nancy J. Gagliano, M.D., M.B.A. was appointed to replace Dr. Tang as the Company’s Interim Chief Executive Officer. Because Dr. Gagliano did not become an executive officer until after December 31, 2021, she is not considered an NEO and her compensation is not reported herein.

[2]

Mr. Gleason joined the Company in May 2021 as the Senior Vice President Corporate Communications & Investor Relations and assumed the role of Interim Chief Financial Officer in September 2021 following Mr. Cuca’s resignation.

[3]	Mr. Cuca served until September 17, 2021.

[4]	Mr. Jerrett retired from the Company effective December 31, 2021 and was replaced by Ms. Gallagher who joined the Company on November 26, 2021.

As described further in the CD&A and elsewhere in this Proxy Statement, the following should be considered by stockholders in evaluating the compensation of our NEOs for 2021:

•

OraSure is a diverse and growing business operating in highly competitive and evolving markets; this has proven especially true throughout 2021 given the challenges and opportunities presented by the ongoing COVID-19 pandemic.

•

We annually solicit input from our stockholders on executive compensation matters. The 2021 Say-on-Pay results (95% approval), combined with feedback from stockholders, suggest strong support for our programs and policies.

•	We maintain and adhere by a full suite of good governance policies and processes.

•

We achieved record revenue during 2021 for both our diagnostics and molecular solutions businesses, with our total company growing at a 25% compound annual growth rate since the pre-pandemic period in 2019.

•

We made no COVID-19 related adjustments to our 2021 incentive bonus plan or performance-vested restricted units (“PRUs”) performance measures and the Compensation Committee applied no positive discretion in determining performance and payouts for our NEOs.

The Board is recommending that stockholders vote in favor of the compensation of our NEOs, as described in this Proxy Statement.

Proposal No. 4 – Amendment and Restatement of Stock Award Plan

In order to enable the Company to continue to attract qualified directors, officers, employees and outside advisors, and to compensate these individuals in a manner that is competitive with compensation provided by other medical diagnostic and healthcare companies, the Board has determined that additional shares of Common Stock are needed to be available for grants under the Company’s Stock Award Plan. In addition, the Board wants to ensure that sufficient shares are available, if needed, to provide retention or other equity awards in connection with potential acquisitions or other business development activities.

Accordingly, subject to stockholder approval, the Board approved an amendment and restatement of the OraSure Technologies, Inc. Stock Award Plan (last amended and restated, April 4, 2020) (the “Stock Award Plan” or the “Plan”) to increase the number of shares to be authorized for grant under the Plan by 1,500,000 shares. As a result of this increase there will be a total of 3,621,685 shares available in the Stock Award Plan for future issuance on or after April 1, 2022, subject to stockholder approval. A copy of the Amended and Restated Stock Award Plan reflecting this amendment is attached as Exhibit A to this Proxy Statement.

2021 PERFORMANCE HIGHLIGHTS

In 2021, we delivered record revenue for both our diagnostics and molecular solutions businesses, with our total company growing at a 25% compound annual growth rate since the pre-pandemic period in 2019. We experienced increased sales across all existing product lines, other than our international HIV self-test, and we generated $22.7 million in revenues from our new rapid COVID-19 antigen test, InteliSwab®. We also achieved significant business milestones that we believe position the Company for growth in 2022 and beyond.

First, the company achieved a major milestone by receiving three new emergency use authorizations for our InteliSwab® COVID-19 test from the U.S. Food and Drug Administration (the “FDA”) for the professional, prescription self-test, and over-the-counter settings. We also received three major government contracts to support the launch of InteliSwab® including a $205 million procurement contract from the Defense Logistics Agency, a $109 million contract from the Department of Defense to expand our InteliSwab® manufacturing capacity, and a $14 million contract from the Biomedical Advanced Research and Development Authority to obtain 510-k clearance from the FDA for our InteliSwab® test. We also continued to advance our innovation growth strategy in 2021 with the development of several new products in our molecular solutions business including our FDA approved Omnigene® -Gut collection kit, our metatranscriptome services launch through our Diversigen subsidiary, and new cancer chemistry on our Collipee® urine collection device. We believe these products will be an important contributor to our future molecular solutions business.

While we generated $22.7 million in revenues from the sale of our InteliSwab® test, the manufacturing scale-up required to produce a new diagnostic test at levels significantly higher than our historical production levels resulted in delays which negatively impacted our cost of goods sold and our ability to fulfill demand during the calendar year. Starting in 2022 we were able to identify production and process improvements that we believe will improve production output and operational efficiency.

Our consolidated revenues of $233.7 million in 2021 represented a 36% increase over 2020. Our total diagnostic revenues were $87.0 million during 2021, an increase of 37% from 2020. This increase includes the $22.7 million of InteliSwab® sales. Our total molecular product and services revenues were $139.9 million during 2021, an increase of 36% from 2020. This increase reflects the growth and recovery of our core molecular business from the COVID-19 pandemic.

Cash used by operating activities was $35.4 million in 2021 as we acquired and built inventory levels to meet anticipated demand to support COVID-19 testing programs. We ended the year with approximately $170 million in cash and short-term investments on our balance sheet, which we can use for future investment and growth.

MOST SIGNIFICANT COMPENSATION COMPONENTS

We have structured the components of our executive compensation program to be directly tied to the performance of both the Company and our executives and aligned with the best interests of our stockholders. These components consist of the following:

Base Salary	Salaries are based on the individual executive’s position relative to market and the executive’s individual performance and contribution.
Annual Cash Incentive Plan Bonuses

Annual incentive cash bonuses reflect market-based targets and are contingent upon (i) our achievement of corporate financial and/or strategic objectives, which are used to determine overall bonus pool funding, and (ii) the executive’s individual performance against pre-determined objectives, for such executive, which are used to determine individual bonus payouts.

Equity Awards under our Long-Term Incentive Policy (“LTIP”)

Long-term incentive equity compensation reflects market-based targets with the value of individual awards contingent upon each executive’s individual performance against pre-determined objectives during the fiscal year prior to award. Fifty percent (50%) of each NEO’s annual LTIP award consists of PRUs which require achievement of certain financial performance measures selected by the Board and Compensation Committee and the satisfaction of a 3-year service period for vesting of the award. The other fifty percent (50%) consists of time-vested restricted stock (“RS”) which vests in equal installments over a three-year service period.

KEY FEATURES OF OUR EXECUTIVE COMPENSATION PROGRAM

Key features of our compensation program illustrate our commitment to pay-for-performance, the strong alignment of our executives’ interests with those of our stockholders and strong corporate governance. Several of the more significant of these features are summarized below:

• Compensation is market driven with total compensation of our executives targeted at the 50th percentile of the Company’s peer group (as set forth in the CD&A) (the “Peer Group”).	• Regular stockholder outreach on compensation/ governance matters.
• Compensation is predominantly variable or performance-based.	• Use of a third-party compensation consultant to provide executive compensation market assessment and independent advice on compensation matters.
• Balanced mix of cash/equity, fixed/variable, short-term/long-term compensation components.	• Strong stock ownership/retention requirements for executives and Directors.
• In order to incentivize growth, performance objectives for annual bonus pool funding target key financial measures and/or important strategic goals.	• As a general matter, no perquisites for NEOs that are not offered to all employees of the Company.
• The Board’s discretionary ability to adjust annual incentive bonus pool funding is limited to +/- 10% of pool amount in order to avoid excessive discretionary bonus pool adjustments.	• Use of peer company benchmarking.

• Long-term equity incentive awards include 50% PRUs that vest based on (i) three-year cumulative revenue, (ii) three-year relative total shareholder return (“TSR”) and (iii) three years of continued service.

• Compensation recoupment policy or “clawback” policy, under which we may recover excess compensation paid to an executive if our financial statements are restated.
• No excise tax gross-up in any of our NEO employment agreements and no “single trigger” change-in-control severance in any of our new executive employment agreements.	• No hedging or pledging of our Common Stock.

QUESTIONS AND ANSWERS ABOUT THE 2022 ANNUAL MEETING AND VOTING

1. WHY DID I RECEIVE THESE PROXY MATERIALS?

Our Board of Directors (the “Board”) is furnishing proxy materials, including this Proxy Statement, a Proxy Card and the Company’s Annual Report to Stockholders for the year ended December 31, 2021 (the “2021 Annual Report”), to our stockholders in order to solicit proxies to be voted at the Annual Meeting (each, a “Proxy”). Each stockholder can access these documents on the internet in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”). On or about April 7, 2022, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder at the holder’s address of record, indicating that this Proxy Statement is now available to our stockholders of record entitled to vote at the Annual Meeting.

SEC rules permit us to deliver only one copy of the Notice or a single set of proxy materials to multiple stockholders sharing the same address. Upon written or oral request, we will deliver separate Notices and/or copies of our 2021 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of the Notice was delivered. Stockholders may notify the

Company of their requests by calling or writing us at OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary; (610) 882-1820.

All stockholders and beneficial holders have the ability to access a copy of our proxy materials on the internet at the website referred to in the Notice. Stockholders will not receive printed copies of the proxy materials unless they request those copies. The Notice also instructs stockholders as to how to submit a Proxy through the internet. If you would like to receive a paper or e-mail copy of your proxy materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. If you choose to access the proxy materials and/or vote over the internet, you are responsible for any internet access charges you may incur.

2. WHAT IS A PROXY?

A Proxy is your legal designation of another person to vote the shares of Common Stock you own. That other person is called a “proxy.” If you designate someone as your proxy in a written document, that document also is called a Proxy or a Proxy Card.

Agnieszka M. Gallagher and Michele Miller, each of whom are officers of the Company, have been designated by the Board of Directors as proxies to vote on behalf of stockholders for the Annual Meeting.

3. WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the Annual Meeting is March 23, 2022 (the “record date”). The record date is established by the Board as required by Delaware law. Only stockholders of record at the close of business on the record date are entitled to:

(a)	receive notice of the Annual Meeting; and

(b)	vote at the Annual Meeting and any adjournment(s) or postponement(s) of the meeting.

Each stockholder of record on the record date is entitled to one vote for each share of Common Stock held.

On the record date, there were 73,916,495 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting.

A list of stockholders will be open for examination by any stockholder for any purpose germane to the Annual Meeting for a period of 10 days prior to the meeting at our principal executive offices at 220 East First Street, Bethlehem, PA 18015, and electronically during the Annual Meeting at www.virtualshareholder-meeting.com/OSUR2022 when you enter the control number provided in the Notice sent to you.

4. WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, Computershare, Inc., you are a stockholder of record.

If your shares of stock are held for you in the name of your broker, bank or other nominee, your shares are held in “street name.” The answer to Question 7 describes brokers’ discretionary voting authority and when your broker, bank or other nominee is permitted to vote your shares of stock without instructions from you.

It is important that you vote your shares if you are a stockholder of record and, if you hold shares in street name, that you provide appropriate voting instructions to your broker, bank or other nominee as discussed in the answer to Question 7.

5. HOW CAN I VOTE MY SHARES FOR THE ANNUAL MEETING?

All stockholders have a choice of voting via the internet, over the telephone or by completing and mailing a paper Proxy Card, as described below.

Voting via the Internet or by Telephone. Stockholders of record desiring to vote online via the internet or by telephone prior to the Annual Meeting, should go to www.proxyvote.com or call the toll free number indicated on the Proxy Card or Notice. You may vote via the internet or by telephone provided you do so by 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 16, 2022. Stockholders who attend the Annual Meeting via the internet may vote their shares at that time up to and during the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/OSUR2022.

Street name holders may vote via the internet or by telephone if their brokers, banks or other nominees make those methods available. If that is the case, each broker, bank or nominee will include instructions with the Notice or Proxy Statement.

The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly.

If you vote via the internet, you should understand that you will be responsible for any costs associated with this method of voting, such as usage charges from internet access providers and telephone companies.

Voting by Mail. If you desire to vote prior to the Annual Meeting by mail by using a paper Proxy Card instead of by telephone or via the internet, you will need to either print a copy of the Proxy Card from the website indicated in your Notice or follow the instructions in your Notice to request that a paper copy be sent to you. You will then need to complete, sign, date and return the Proxy Card, as described on the Proxy Card. Street name holders should complete and return the voting card provided by their broker, bank or nominee.

Voting at the Annual Meeting. All stockholders of record may vote online during the Annual Meeting, as described above. Submitting a Proxy via the internet, over the telephone or by mail will not affect your right to withdraw your Proxy and vote during the Annual Meeting.

6. HOW WILL MY SHARES BE VOTED IF I SEND IN A PROXY?

If you are represented by a properly executed Proxy, whether delivered by phone, the internet or mail, your shares will be voted in accordance with your instructions.

If you do not provide instructions with your Proxy, your shares will be voted according to the recommendations of our Board as stated on the Proxy.

7. WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Stockholders of Record:    If you are a stockholder of record, your shares will not be voted if you do not provide your Proxy, unless you vote online during the Annual Meeting. It is, therefore, important that you vote your shares.

Street Name Holders:    If your shares are held in street name and you do not provide your signed and dated voting instruction form to your bank, broker or other nominee, your shares may be voted by your broker, bank or other nominee but only under certain circumstances. Specifically, under rules of the Nasdaq Stock Exchange (“Nasdaq”), shares held in the name of your broker, bank or other nominee may be voted by your broker, bank or other nominee on certain “routine” matters if you do not provide voting instructions.

At the upcoming Annual Meeting, only the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at our Annual Meeting (specifically, the election of Director nominees, the advisory vote to approve the compensation of the Company’s NEOs and the vote to approve the amendment and restatement of the Company’s Stock Award Plan are not considered “routine” under Nasdaq rules, so the broker, bank or other nominee cannot vote your shares on either of these proposals unless you provide to the broker, bank or other nominee voting instructions for each of these matters. If you do not provide voting instructions on these matters, your shares will not be voted on the matter, which is referred to as a “broker non-vote.” It is, therefore, important that you vote your shares.

8. HOW MANY SHARES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote online or if you properly return a Proxy by internet, telephone or mail. In order for us to conduct our Annual Meeting, a majority of our outstanding shares of Common Stock as of the March 23,

2022 record date, must be present online or by Proxy at the meeting. This is referred to as a quorum. Broker non-votes, votes withheld and abstentions are included in determining whether there are a sufficient number of shares present to constitute a quorum.

9. HOW CAN I REVOKE A PROXY?

You can revoke a Proxy before the completion of voting at the Annual Meeting by:

(a)	Giving written notice to the Corporate Secretary of the Company to revoke your Proxy; or
(b)	Delivering a later-dated Proxy that indicates the change in your vote; or
(c)

Logging on to www.proxyvote.com in the same manner you would to submit your Proxy electronically or calling the telephone number indicated in your Notice, and in each case, following the instructions to revoke or change your vote; or

(d)	Attending the Annual Meeting online and voting, which will automatically cancel any Proxy previously given. Attendance alone will not revoke any Proxy that you have given previously.

If you choose any of the first three methods, you must take the described action no later than 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 16, 2022. Once voting on a particular matter is completed at the Annual Meeting, you will not be able to revoke your Proxy or change your vote. If your shares are held in street name by a broker or other nominee, you must contact that institution to change or revoke your vote.

10. WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting.

If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

11. WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

Solicitation of Proxies is made on behalf of the Board. The cost of soliciting Proxies will be borne by the Company. In addition to solicitations by e-proxy and/or by mail, certain of our Directors, officers and regular employees may solicit Proxies personally or by telephone or other means without additional compensation.

We have also engaged Morrow Sodali LLC, 470 West Ave., Stamford, CT 06902, to provide proxy solicitation services at an estimated fee of $7,500 plus expenses. Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

12. HOW CAN I PARTICIPATE IN THE ANNUAL MEETING?

This year’s Annual Meeting will be a completely virtual meeting of stockholders, and will be conducted via live webcast on the Internet. You are entitled to participate in the Annual Meeting only if you were a stockholder of the Company as of the close of business on March 23, 2022, the record date for the meeting, or if you hold a valid Proxy for the Annual Meeting.

You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/OSUR2022. To participate in the Annual Meeting, you will need the control number that is included on your Notice, on our Proxy Card or on the instructions that accompanied your proxy materials. The Annual Meeting will begin promptly at 10:00 a.m. Eastern Time, and you should allow ample time to complete the online check-in procedures.

13. WHAT IF I HAVE TECHNICAL DIFFICULTIES OR TROUBLE VIEWING THE VIRTUAL MEETING

If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

14. ARE VOTES CONFIDENTIAL?

We will continue our long-standing practice of holding the votes of each stockholder in confidence from Directors, officers and employees, except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in the case of a contested proxy solicitation; (c) if a stockholder makes a written comment on the Proxy Card or otherwise communicates his or her vote to the Company; or (d) as needed to allow the independent inspectors of election to certify the results of the vote.

15. WHO COUNTS THE VOTES?

We will continue, as we have for many years, to retain an independent inspector of election to receive and tabulate the Proxies and certify the results. These activities will be handled electronically.

16. MAY STOCKHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?

Yes. The Chairman of the Board will answer stockholders’ written questions submitted during the question and answer period of the meeting. Stockholders should confine their questions to matters that relate to the business of the meeting. The Chairman will determine which questions are appropriate to answer during the meeting.

We reserve the right to edit or reject any questions we deem profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting are available at www.virtualshareholdermeeting.com/OSUR2022.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of the March 23, 2022 record date (except for Mr. Cuca and Mr. Jerrett, as described below), regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding; (b) each Director and nominee for election as Director; (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement; and (d) all of our Directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options held by that person that are exercisable within 60 days of March 23, 2022 are deemed to be outstanding for the purpose of computing the ownership percentage of that person, but are not deemed outstanding for computing the ownership percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of the Beneficial Ownership[1,2]	Percent of Class
Black Rock, Inc.[3] 55 East 52nd Street New York, NY 10055	13,893,887	18.8%
The Vanguard Group[4] 100 Vanguard Blvd. Malvern, PA 19355	4,899,750	6.6%
Earnest Partners, LLC[5] 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	4,871,379	6.6%
Managed Account Advisors, LLC[6] 101 Hudson Street, 9th Floor Jersey City, NJ 073302	4,321,379	5.9%
American Capital Management, Inc.[7] 551 Madison Ave., Suite 902 New York, NY 10022	4,308,685	5.8%
Camber Capital Management, LP8 101 Huntington Avenue Boston, MA 02199	4,250,000	5.8%
Stephen S. Tang, Ph.D.	349,793	*
Kathleen G. Weber	220,592	*
Jack E. Jerrett[9]	124,555	*
Roberto Cuca[10]	108,838	*
Scott Gleason	98,505	*
Agnieszka Gallagher	90,584	*
Michael Celano	118,460	*
Eamonn P. Hobbs	83,861	*
Mara G. Aspinall	75,937	*
Ronny B. Lancaster	34,782	*
James A. Datin	29,388	*
David J. Shulkin, M.D.	24,846	*
Lelio Marmora	17,967	*
Nancy Gagliano, M.D.	10,563	*
Anne Whitaker	10,563	*
All Directors and executive officers as a group (17 people)	1,641,997	2.2%

*	Less than 1%.

[1]	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

[2]

Includes shares subject to options exercisable within 60 days of March 23, 2022, as follows: Ms. Weber, 14,533 shares; Mr. Celano, 40,000 shares; Mr. Hobbs, 40,000 shares; and Ms. Aspinall, 40,000 shares; and all Directors and executive officers as a group, 187,586 shares. Also includes unvested RS, as follows: Dr. Tang, 143,129 shares; Ms. Weber, 107,107 shares; Mr. Gleason, 98,505 shares; Ms. Gallagher, 90,584 shares; Mr. Celano, 13,559 shares; Mr. Hobbs, 10,952 shares; Ms. Aspinall, 10,952 shares; Mr. Lancaster, 10,952 shares; Mr. Datin, 10,952 shares; Dr. Shulkin, 10,952 shares; Mr. Marmora, 10,952 shares; Dr. Gagliano, 10,563 shares; and Ms. Whitaker 10,563 shares; and all Directors and executive officers as a group, 700,034 shares. Does not include unvested PRUs.

[3]

Based on information contained in a Schedule 13G/A filed January 28, 2022. The filing person has sole voting power with respect to 13,510,616 shares and sole dispositive power with respect to all of the indicated shares.

[4]

Based on information contained in a Schedule 13G/A filed February 10, 2022. The filing person has shared voting power with respect to 57,552 shares, sole dispositive power with respect to 4,784,919 shares and shared dispositive power with respect to 114,831 shares.

[5]

Based on information contained in a Schedule 13G filed February 8, 2022. The filing person has sole voting power with respect to 4,281,630 shares and sole dispositive power with respect to all of the indicated shares.

[6]

Based on information contained in a Schedule 13G/A filed January 26, 2022. The filing person has sole dispositive power with respect to 4,255,738 shares and shared dispositive power with respect to 65,641 shares.

[7]

Based on information contained in a Schedule 13G filed February 16, 2021. The filing person has sole voting power with respect to 18,828 shares and sole dispositive power with respect to all of the indicated shares.

[8]

Mr. Jerrett, who served as the Company’s Senior Vice President, General Counsel and Chief Compliance Officer, retired on December 31, 2021. The indicated shares reflect Mr. Jerrett’s ownership as of his retirement date and do not include a RS award granted with immediate vesting on February 1, 2022, net of shares withheld to cover taxes, for 18,984 shares or PRUs vested on February 1, 2022, net of shares withheld to cover taxes, for 8,825 shares.

[9]	Mr. Cuca, who served as the Company’s Chief Financial Officer, resigned from the Company on September 17, 2021. The indicated shares reflect Mr. Cuca’s ownership as of his resignation date.

CORPORATE GOVERNANCE

BOARD RESPONSIBILITIES, OPERATION AND COMPOSITION

The primary responsibility of the Board of Directors is to promote the long-term success of the Company. In fulfilling this role, each Director must exhibit good faith business judgment as to what is in the best interests of the Company. The Board is responsible for establishing broad corporate policies, setting strategic direction and overseeing management. The Company’s management is responsible for the day-to-day operations of the Company.

The Board is divided into three classes with each class consisting of one-third of the total number of Directors on the Board. There are currently eight Directors serving on the Board. At each annual meeting of stockholders, the nominees for the class of Directors whose term is expiring at that annual meeting are elected for a three-year term. A Director holds office until the annual meeting of stockholders for the year in which his or her term expires or until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal. Each nominee for election at our upcoming Annual Meeting currently serves as a Director.

The Board typically holds regular meetings in February, May, August and November of each year, with special meetings held as needed. The Board’s organizational meeting follows the annual meeting of stockholders. The Board usually meets in executive session at all regularly scheduled meetings. The Board held 13 meetings and acted by written consent on four occasions during the fiscal year ended December 31, 2021. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the Committees of the Board on which such member served during the period in the year in which he or she served as a Director.

The Board holds four regularly scheduled meetings each year and special meetings as needed. Directors attended greater than 75% of all Board and Committee meetings during 2021.

GOVERNANCE GUIDELINES AND CODE OF CONDUCT

The Board has adopted Corporate Governance Principles which, along with the Charters for each of its Committees and the Company’s Amended and Restated Code of Business Conduct and Ethics, provide a framework for the governance of the Company. The Company’s Corporate Governance Principles address matters such as the responsibilities and composition of the Board, Director independence and the conduct of Board and Committee meetings. The Company’s Amended and Restated Code of Business Conduct and Ethics sets forth guiding principles of business ethics and certain legal requirements applicable to all Company employees, contractors and non-employee Directors. Copies of the current Corporate Governance Principles and Amended and Restated Code of Business Conduct and Ethics are available on the Company’s website, www.orasure.com. Upon request, the Company will provide a copy of each policy free of charge to any shareholder.

If we make substantive amendments to or grant any waiver from the Amended and Restated Code of Business Conduct and Ethics applicable to our directors or executive officers, we will disclose the nature of such amendments or waiver to our stockholders to the extent and in the manner required by applicable exchange listing standards or any other regulation. For conduct involving an executive officer or Board member, only the Board of Directors or the Audit Committee of the Board has the authority to waive a provision of the Amended and Restated Code of Business Conduct and Ethics. Should the Company grant a waiver to its Amended and Restated Code of Business Conduct and Ethics, the Company intends to post notice of the waiver to its website at orasure.gcs-web.com/governance. Any waivers granted to the Amended and Restated Code of Business Conduct and Ethics will be available on the website for at least a 12-month period.

We operate under a Code of Business Conduct and Ethics and Corporate Governance Principles, which apply to all employees, contractors and non-employee Board members.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE ISSUES

We believe that conducting our business in a socially, environmentally and ethically responsible manner, and in compliance with applicable legal requirements, is important to our long-term success and the health and well-being of our employees, customers, the communities that we serve and other stakeholders. As a result, environmental, social and governance (“ESG”) issues have become an increasingly important focus for our management team and our Board.

ESG Oversight

Historically, ESG issues have been addressed by the management teams in our various companies with the primary focus on regulatory and legal compliance, ethical operations and development of our human capital resources. Material risks in these areas have been regularly reviewed with our Board, either directly or through the Audit Committee. In 2021, our management formed a cross functional team to review ESG issues more formally in order to identify material ESG risks impacting our business and determining appropriate mitigation and corrective strategies. These risks were discussed by the Board in 2021 and will be discussed by the Board at least annually as part of the Board’s oversight of risk management.

This year, we are proud to publicly share our first “OraSure Cares” ESG report, which provides a snapshot of the many ways that we are preserving the environment, empowering our people, modeling integrity and positively impacting the communities that we serve and in which we are located. A copy of the report may be accessed on our website at www.orasure.com.

Environmental

We endeavor to implement responsible and sustainable environmental practices throughout our organization. Our goal is to eliminate or minimize any harm to our employees, the communities that we serve and the environment.

We follow practices to reduce our energy usage and operate more efficiently, including through the use of motion detectors and timers to reduce electricity usage. We also have implemented a Company-wide waste recycling program under which recyclable materials are segregated for removal and appropriate handling. Hazardous and medical waste is also segregated and disposed of in accordance with applicable laws and regulations.

Formed in 2020, our Sustainability Committee focuses on identifying additional steps we can take to reduce our carbon footprint, including through the use of solar and renewable energy sources and promoting clean communities by encouraging the use of bicycles and public transportation by our employees to commute to work.

Social

We believe our employees are our most important resource and are critical to our continued success. The health and safety of our workforce is a critical priority across our organization. We safeguard our people, projects and reputation by striving for zero employee injuries and illnesses, while operating and delivering our work responsibly and sustainably. We provide our employees upfront and ongoing safety training to ensure that safety policies and procedures are effectively communicated and implemented. Personal protective equipment is provided to those employees where needed for the employees to safely perform their job function. We have formed a Safety Committee consisting of employees from various functional departments to administer our internal safety inspection program, investigate safety incidents and oversee the effectiveness of our safety procedures and policies.

During 2021, we continued our enhanced safety protocols and procedures to protect our employees, our subcontractors and our customers from the ongoing COVID-19 pandemic. These protocols included complying with social distancing and other health and safety standards as required by federal, state and local government agencies, taking into consideration guidelines from the Centers for Disease Control and Prevention and other public health authorities. In addition, we continued to conduct many aspects of our business virtually to reduce the number of in-person interactions. Many of our administrative and operational functions have continued to function virtually as well, including much of our workforce working remotely.

As part of our compensation philosophy, we believe that we must offer and maintain market competitive compensation and benefits programs for our employees in order to attract and retain superior talent. In addition to competitive base wages, additional programs include annual bonus opportunities, a Company matched 401(k) Plan or other savings plan, healthcare and insurance benefits, health savings and flexible spending accounts, paid time off, family leave, flexible work schedules, and employee assistance programs.

We focus significant attention on attracting and retaining talented and experienced individuals to manage and support our operations, and our management team routinely reviews employee turnover rates at various levels of the organization. Management also reviews employee engagement and satisfaction surveys to monitor employee morale and receive feedback on a variety of issues.

The OraSure family of companies is committed to creating and fostering a diverse, equitable, and inclusive workplace that reflects and contributes to the global communities in which we do business and the customers and partners we serve. This includes all communities impacted by our corporate presence. Our management teams and our employees are expected to exhibit and promote honest, ethical and respectful conduct in the workplace. All of our employees must adhere to a Code of Business Conduct and Ethics that sets standards for appropriate behavior and includes required annual training on preventing, identifying, reporting and stopping any type of unlawful discrimination. We strive to recruit the best people for the job regardless of gender, ethnicity or other protected trait and it is our policy to fully comply with all laws (domestic and foreign) applicable to discrimination in the workplace. We have established a hotline and other communication methods that employees can use to anonymously submit discrimination or other complaints.

We have an active Diversity, Equity and Inclusion Council that strives to drive diversity, equity and inclusion within the workplace. At OraSure, we believe a variety of perspectives are critical to achieving success, and that diversity, equity and inclusion are key drivers to growth-based innovation and profitability. We are committed to creating a culture where all people feel valued, supported, and inspired to be themselves fearlessly, without judgement. We believe that when all voices are heard, we honor and exemplify our core values and best serve our customers and communities.

Governance

Our overall corporate mission is to do good and help solve the world’s greatest health challenges. We are committed to making a difference in the world of individual and public health by enabling access to discovery and diagnostics. Our innovative diagnostic and specimen collection devices have significantly contributed to public health on a global basis.

In pursuing our mission, we are committed to operating our business in accordance with the highest moral, legal and ethical standards. As previously mentioned, we have adopted an Amended and Restated Code of Business Conduct and Ethics in order to define the high standards under which all members of our Board and all of our employees are expected to operate. We also have an Anti-Corruption Policy, a Policy on Interactions with Healthcare Professionals and other policies which further require honest, ethical and lawful behavior. These policies are part of a broader compliance program designed to ensure that all policies and legal requirements are followed, that we make and sell high-quality products in accordance with applicable regulatory requirements and that we otherwise operate in a responsible, ethical and compliant manner.

INDEPENDENT BOARD CHAIRMAN

The positions of Chairman of the Board and CEO of the Company are held by different individuals, with the Chairman being independent of management.

The Board has carefully considered its leadership structure and believes that the Company and its stockholders are best served by having the positions of Chairman and Interim CEO filled by different individuals. This allows the Interim CEO to, among other things, focus on the Company’s day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing strategic advice and oversight of management. In the future, however, the Board may reconsider whether its CEO should also serve as Board Chairman or may elect to rotate the position of Board Chairman to other independent Directors.

DIRECTOR INDEPENDENCE

Our Corporate Governance Guidelines require, among other things, that a majority of the members of the Board meet the independence requirements of the SEC and Nasdaq, on which our Common Stock is listed. Each year our Board, with assistance from the Nominating and Corporate Governance Committee, conducts a review of Director independence. The most recent annual review occurred in the first quarter of 2022, during which the Board considered

A majority of our Directors are independent as required under applicable SEC and Nasdaq rules. All standing Board Committees consist of independent Directors.

transactions and relationships, if any, between each Director and any member of such Director’s immediate family and the Company. As a result of this review, the Board determined that Mara G. Aspinall, Michael Celano, James A. Datin, Eamonn P. Hobbs, Ronny B. Lancaster, Lelio Marmora, David J. Shulkin, M.D. and Anne C. Whitaker, are “independent,” as that term is defined in the applicable rules of Nasdaq and the SEC. Stephen S. Tang, Ph.D., was determined by the Board not to be independent because he was serving as an executive officer employed by the Company until his termination on March 31, 2022. As of April 1, 2022, Nancy J. Gagliano, M.D., M.B.A. is no longer independent because she became an executive officer employed by the Company on April 1, 2022, following Dr. Tang’s departure. Prior to such time, Dr. Gagliano was considered an independent director of the Board. Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors. All standing Committees of the Board are also comprised solely of independent Directors.

OVERSIGHT OF RISK MANAGEMENT

As part of its oversight of the Company’s operations, the Board and Audit Committee monitor the management of risks by the Company’s executives. The Audit Committee reviews the risks that the Company may face and receives reports from senior management on the nature of these risks and the procedures and processes in place to manage and mitigate such risks. Substantive areas of risk reviewed by the Audit Committee include financial, legal, regulatory, operational, information technology, cybersecurity and employment matters. The Audit

The Board and Audit Committee monitor the major risks facing the Company and the procedures and processes implemented by management to mitigate those risks.

Committee provides a report to the full Board on the matters covered during each of its meetings, including its risk monitoring activities. In addition, senior management provides periodic reports to the full Board on the major risks facing the Company and the processes and procedures in place to manage such risks. Management also conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program, as described in greater detail in the Section of this Proxy Statement entitled, “Compensation Committee Matters.”

ANNUAL MEETING ATTENDANCE AND STOCKHOLDER COMMUNICATIONS

The Board has approved a policy concerning Board members’ attendance at our Annual Meeting of Stockholders and a process for security holders to send communications to members of the Board. A description of the Board’s policy on Annual Meeting attendance is provided on our website, at www.orasure.com. As a general matter, each Board member is required to attend each Annual Meeting of Stockholders. Our 2021 Annual Meeting was attended by all members of the Board.

Security holders may communicate with the Board by sending their communications to OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, fax: (610) 882-2275, email: corporatesecretary@orasure.com.

All Board members are required to attend each Annual Meeting of Stockholders. The entire Board attended the 2021 Annual Meeting.

COMMITTEES OF THE BOARD

The Board currently has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Members of these committees are each “independent,” as defined in the Exchange Act and Nasdaq rules applicable to such Committees. In addition, the Board has determined that Michael Celano is an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. Each committee operates pursuant to a written charter, copies of which are available on our website, at www.orasure.com. Additional information on each standing committee is provided below:

AUDIT COMMITTEE

Committee Members*:

Responsibilities:

•  Oversees accounting and financial reporting process, internal controls and audits.

•  Consults with management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied.

•  Appoints, evaluates and retains our independent registered public accounting firm.

•  Responsible for the compensation, termination and oversight of our independent registered public accounting firm.

Mara G. Aspinall	(C, I)
Michael Celano	( , I)
James A. Datin	(I)
Lelio Marmora	(I)
Anne C. Whitaker*	(I)
Number of Meetings during fiscal 2021: 9

•  Evaluates the independent registered public accounting firm’s qualifications, performance and independence.

•  Approves all services provided by the independent registered public accounting firm.

•  Monitors the Company’s major risk exposures and reviews risk assessment and mitigation policies and determines the appropriate levels and types of insurance policies to be purchased by the Company.

•  Maintains procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

•  Reviews the Company’s cybersecurity program and risks, as identified by Company management, and the steps that the Company management has taken to protect against threats to the Company’s assets including information systems and data security.

C	– Committee Chair

– Determined by the Board to be an audit committee financial expert as defined under applicable SEC Rules.

I	– Determined by the Board to be independent under applicable SEC and Nasdaq rules.
*	– In November 2021, Ms. Whitaker was appointed as a Class II Director and a member of the Audit Committee, replacing Dr. Shulkin as a member of the Audit Committee.

COMPENSATION COMMITTEE
Committee Members*:

Responsibilities:

•  Oversees compensation for executives and non-employee Directors.

•  Reviews and recommends to the Board for approval the performance criteria and goals and objectives for CEO compensation.

•  In consultation with other independent non-employee Directors, evaluates the CEO’s annual performance.

•  Evaluates and recommends to the Board for approval the CEO’s compensation.

•  In consultation with the CEO, reviews and approves the compensation of other executive officers.

Ronny B. Lancaster	(C, I)
Mara G. Aspinall	(I)
Michael Celano	(I)
James A. Datin	(I)
Eamonn P. Hobbs	(I)
David J. Shulkin, M.D.*	(I)
Number of Meetings during fiscal 2021: 6

•  Establishes performance measures and goals and evaluates the attainment of such goals under performance-based incentive compensation plans.

•  Reviews compensation and benefits issues relating to the Company.

•  Reviews and recommends for Board approval, the terms of any employment or retirement agreements between the Company and each executive officer.

•  Periodically reviews and administers the Company’s Compensation Recoupment Policy for executive officers and non-employee Directors.

•  Reviews compliance with the Company’s Stock Ownership Guidelines.

C	– Committee Chair
I	– Determined by the Board to be independent under applicable SEC and Nasdaq rules.
*	– In November 2021, Dr. Shulkin was appointed as a member of the Compensation Committee.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Committee Members*:

Responsibilities:

•  Identifies, evaluates and recommends candidates for nomination or re-election to the Board.

•  Reviews and makes recommendations to the Board on the range of skills, qualifications and expertise required for service as a Director.

•  Reviews and recommends for Board approval the appropriate structure of the Board and Board committees.

Eamonn P. Hobbs	(C, I)
Ronny B. Lancaster	(I)
Lelio Marmora	(I)
David J. Shulkin, M.D.	(I)
Number of Meetings during fiscal 2021: 4

•  Recommends committee assignments and candidates for the position of Chairman of each committee.

•  Develops and recommends for Board approval Corporate Governance Guidelines and a Code of Business Conduct and Ethics, and procedures for the implementation thereof.

•  Periodically reviews and recommends for Board approval the Board’s leadership structure, including whether the same person should serve as both CEO and Chairman of the Board.

•  Assists in the development of succession plans for the Company’s CEO and other executives.

•  Assists the Board in evaluating the independence of individual Directors for purposes of Board and committee service.

•  Develops and implements an annual self-evaluation process for the Board and its committees

C	– Committee Chair
I	– Determined by the Board to be independent under applicable SEC and Nasdaq rules.
*	– Dr. Gagliano was a member of the Nominating and Corporate Governance Committee from November 2021 until her appointment as Interim Chief Executive Officer in April 2022.

NOMINATION OF DIRECTORS

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Corporate Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. Accordingly, in order to submit a notice of nomination for the 2023 Annual Meeting, notice must be delivered to or received at our principal executive offices between January 17, 2023 and February 16, 2023.

Stockholders can nominate individuals to serve on the Board by following the procedures described in the Company’s Bylaws.

However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, in order for notice by the stockholder to be timely, notice must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Corporate Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of the stockholder and such beneficial owner; (ii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by such stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iii) a description of any arrangements or understandings between such stockholder and beneficial owner and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner or with respect to actions to be proposed or taken by such nominee if elected as a Director; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or may otherwise be required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by stockholders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the stockholder makes a recommendation in accordance with the advance notification provisions set forth in the Company’s Bylaws.

DIRECTOR QUALIFICATIONS

The Board considers diversity, including personal factors such as race and gender, and other relevant factors in evaluating Director candidates. In determining whether an incumbent Director will be nominated for re-election, we evaluate the individual’s background, experience and prior service as a Director.

Although there is no formal policy governing Board diversity, the Nominating and Corporate Governance Committee considers diversity as one of many factors in identifying new candidates for the Board. Such diversity includes personal characteristics such as race and gender as well as diversity in background and skills and experience that relate to our Board’s performance of its responsibilities. The Nominating and Corporate Governance Committee does not assign specific weight to any particular criteria when reviewing candidates and may not apply the same criteria to all prospective nominees.

As presently constituted, the Board represents a deliberate mix of members who have a deep understanding of our business as well as members who have different skill sets and points of view. The recently adopted listing requirements of Nasdaq requires each listed company to have, or explain why it does not have, two diverse directors on the board, including at least one diverse director who self-identifies as female and at least one diverse director who self-identifies as an underrepresented minority or LGBTQ+. Each term used above and in the matrix below has the meaning given to it in Nasdaq Listing Rule 5605(f).

As a company listed on the Nasdaq Global Select Market, we are required to have, or explain why we do not have, at least one diverse director by the later of (i) August 7, 2023 or (ii) the date we file our proxy statement for our 2023 Annual Meeting of Stockholders, and at least two diverse directors by the later of (i) August 6, 2025 or (ii) the date we file our proxy statement for our 2025 Annual Meeting of Stockholders. We currently have five diverse directors on our Board. The matrix below provides certain highlights of the composition of our Board members based on self-identification.

Board Diversity Matrix (As of March 23, 2022)
Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	1	—	—	—
Asian	—	—	—	—
Hispanic or Latinx	—	1	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	4	—	—
Two or More Races or Ethnicities	—	—	—	—
LGBTQ+	—
Did Not Disclose Demographic Background	—

INSIDER TRADING

Our Insider Trading Policy prohibits trading by Directors, executive officers or employees who are in possession of material nonpublic information about the Company.

We have a policy designed to prevent any trading in the Company’s Common Stock or other securities by Directors, executive officers and certain other employees of the Company and its affiliates while such person is in possession of material nonpublic information. The policy prohibits trading in the Company’s securities on the basis of material nonpublic information, requires preapproval of transactions in Company securities for Directors, executive officers and all other employees and establishes regular trading windows after each calendar quarter following the Company’s announcement of its quarterly financial results.

PROHIBITION AGAINST SHORT SALES, HEDGING AND PLEDGING

We believe it is inappropriate for any employee of the Company or its affiliates or any member of the Board to engage in short-term or speculative transactions involving Company securities, including entering into financial instruments or engaging in other transactions that hedge or offset, or that are designed to hedge or offset, any decrease in the market value of our Common Stock. As a result, our insider trading policy prohibits Directors, executive officers and all other employees from entering into transactions involving our Common Stock, such as short sales, the buying or selling of puts or calls, the purchase of securities on margin, prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar financial instruments. Our policy also prohibits employees and Directors from pledging shares of our Common Stock as collateral.

We have implemented several governance policies related to our Common Stock. Our policies prohibit short-term, speculative transactions in our stock, such as hedging, pledging and short sales.

STOCK OWNERSHIP AND RETENTION GUIDELINES

We have implemented stock ownership and retention guidelines for our CEO, other executives and members of the Board.

The Board has adopted stock ownership and retention guidelines applicable to our President and CEO, our CFO and all of our other executive officers and all non-employee members of the Board. Under these guidelines, the covered individuals must meet the following ownership requirements, expressed either as a multiple of base salary (in the case of Company officers) or annual cash fees (in the case of non-employee Board members):

Covered Individual	Multiple of Base Salary or Director Fees
President and Chief Executive Officer	6x
Chief Financial Officer	2x
Other Executive Officers	1x
Non-Employee Directors	3x

Any individual who becomes subject to the guidelines is required to meet the guidelines within five years. Any individual already subject to the guidelines who becomes subject to a higher ownership requirement, due to a promotion, a further amendment to the guidelines or an increase in compensation, is required to meet the new ownership requirement within five years following the effective date of promotion, change in compensation or guideline amendment. In determining whether an individual meets the required ownership requirement, shares owned directly or indirectly, restricted stock (including both time and performance-based) and shares deferred under our deferred compensation plan will be counted. Compliance will be determined as of December 31 of each fiscal year. The guidelines also require each covered individual to retain at least 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the individual’s holdings of Common Stock equal or exceed the applicable ownership requirement. As of December 31, 2021, all covered officers and non-employee Directors were in compliance with the stock ownership guidelines.

AUDIT COMMITTEE MATTERS

REPORT OF THE AUDIT COMMITTEE FOR THE YEAR ENDED DECEMBER 31, 2021

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee (i) the integrity of the Company’s financial statements, (ii) management’s conduct of the Company’s accounting and financial reporting processes, (iii) the Company’s systems of internal control over financial reporting and disclosure controls and procedures, (iv) the outside auditor’s qualifications, engagement, compensation, independence and performance, (v) the Company’s compliance with legal and regulatory requirements and management of financial and other risks, including insurance review and cybersecurity, (vi) the annual independent audit of the Company’s financial statements, (vii) the application of the Company’s related person transaction policy and (viii) such other matters as directed by the Board or as set forth in the Audit Committee Charter. The Audit Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Audit Committee is composed of five (5) non-employee directors and operates pursuant to a Charter that was last amended and restated by the Board on May 21, 2021 (which can be found on the Company’s website at www.orasure.com).

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management, which included a discussion of not only the quality, but also the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their audit and their judgments regarding the Company’s accounting policies. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed under applicable standards, including those in Public Company Accounting Oversight Board Auditing Standard No. 1301, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2022. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

Submitted by the Audit Committee of the Company’s Board of Directors:

Mara G. Aspinall, Chairman

Michael Celano

James A. Datin

Lelio Marmora

Anne C. Whitaker

April 7, 2022

AUDIT FEES; AUDIT RELATED FEES; TAX FEES; ALL OTHER FEES

The following table presents fees for professional audit services rendered by KPMG LLP (i) for the audits of our annual consolidated financial statements and review of the financial statements in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2021 and 2020, and (ii) for the audits of our internal control over financial reporting as of December 31, 2021 and 2020. The following table also includes fees billed for other services rendered by KPMG:

	2021	2020
Audit fees[1]	$1,056,643	$1,231,138
Audit-related fees[2]	$0	$50,000
Tax fees[3]	$347,382	$250,408
Total fees	$1,404,025	$1,531,546

[1]

Includes fees related to the audits of our consolidated annual financial statements, interim reviews of our quarterly financial statements and audits of our internal control over financial reporting for each indicated year and procedures related to business combination transactions which occurred in 2020. Includes fees for the preparation of a comfort letter for a stock offering under a shelf registration in 2020 and preparation of a written consent for a Registration Statement on Form S-8 in 2020 related to the OraSure Technologies, Inc. Stock Award Plan.

[2]	Includes fees for due diligence related to one acquisition in 2020.

[3]	During the fiscal years ended December 31, 2021 and 2020, KPMG was engaged to provide tax compliance, planning and consulting services.

PRE-APPROVAL PROCEDURES

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $50,000 between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG in 2021 and 2020 were approved in accordance with these practices.

COMPENSATION COMMITTEE MATTERS

The Compensation Committee assists the Board in developing and managing the compensation provided to executive officers of the Company and non-employee members of the Board. The Compensation Committee is responsible for developing and overseeing the implementation of the Company’s compensation philosophy and for setting executive compensation at levels that are sufficiently competitive so that the Company can attract, retain, motivate and reward high quality executives who can contribute to the Company’s success.

COMPENSATION PROCESSES AND PROCEDURES

Compensation for executives is established by the Compensation Committee in accordance with the compensation philosophy established under its charter as set forth in the CD&A Section of this Proxy Statement. In setting executive compensation, the Compensation Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the compensation practices of the Company’s Peer Group, the Company’s industry position and general industry compensation data. The Compensation Committee periodically retains independent compensation consultants to review our executive compensation practices and to assist in establishing competitive compensation levels for our executives.

ANNUAL PERFORMANCE EVALUATIONS

On an annual basis, the Compensation Committee and other non-employee Directors evaluate the performance of the CEO, based on the overall performance of the Company. The CEO also evaluates the performance of the other NEOs against their respective predetermined performance objectives. Annual performance objectives for the NEOs are established at the beginning of the applicable year and generally include two parts: (1) the Company’s overall target financial objectives, and (2) individual objectives in the functional areas for which the executive is responsible.

Depending on the Company’s overall performance and the extent to which an executive achieves his or her individual objectives for a particular year, the executive will be rated as “Does Not Meet,” “Does Not Consistently Meet,” “Meets Expectations,” “Exceeds Expectations” or “Outstanding.” On occasion, a blended rating such as “Meets/Exceeds” or “High Meets” will be used to indicate performance between the foregoing performance rating levels. The Compensation Committee uses the performance ratings and other factors to determine base salary adjustments, incentive cash bonuses and long-term incentive equity awards. Although this approach was also followed in evaluating Dr. Tang’s performance for 2021, Dr. Tang’s performance assessment was primarily based on the Company’s overall performance.

ROLE OF THE COMPENSATION COMMITTEE

The Compensation Committee is comprised of independent non-employee Directors who oversee our executive compensation program. Each year, the Compensation Committee determines the appropriate level of compensation for all NEOs other than the CEO, and in the case of the CEO, recommends to the Board the appropriate level of compensation for the CEO. As an initial guideline, the Compensation Committee sets the total direct compensation opportunity (base salary, annual incentive bonus target, and long-term incentive equity target) for each of our executive officers within a range around the 50th percentile of comparable medical diagnostics and healthcare companies. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

The Compensation Committee generally determines an executive officer’s compensation based upon the objectives of our executive compensation program. The Compensation Committee makes compensation recommendations to the Board for the CEO and approves decisions for the other NEOs after careful review and analysis of appropriate performance information and market compensation data. Compensation for the CEO is approved by the independent members of the Board of Directors.

Beyond determining and recommending (in the case of the CEO) specific compensation for the NEOs, the Compensation Committee works with the executive management team to review and adjust compensation policies and practices to ensure that they remain consistent with the Company’s values and philosophy, support the recruitment and retention of executive talent, and help the Company achieve its business objectives. The Compensation Committee also determines a market-based level of compensation for non-employee Directors.

ROLE OF THE CEO

The CEO provides performance assessments and recommendations to the Compensation Committee on the compensation for each executive of the Company. The CEO’s recommendations are based on their review of each executive’s performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation.

ROLE OF THE COMPENSATION CONSULTANT

To assist in the review of executive compensation and to obtain information regarding market trends and governance best practices, the Compensation Committee engages independent executive compensation consultants to analyze our executive compensation structure and plan designs, and to assess whether our compensation program is competitive and supports our goal of aligning the interests of our executive officers with those of our stockholders. Such consultants also provide the Compensation Committee with the Peer Group and other market data that is discussed in the CD&A, which the Compensation Committee evaluates when establishing programs and features and determining compensation for executive officers. In connection with its 2021 compensation decisions, the Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to provide market assessments of the target compensation for our executives and consult on the preparation of this Proxy Statement.

The Compensation Committee has the sole authority to approve any independent compensation consultant’s fees and terms of engagement. The Compensation Committee annually reviews its relationship with each consultant to ensure their independence. The process in 2021 included a review of the services Pay Governance provides, the quality of those services, and the fees associated with those services during the fiscal year as well as consideration of the factors impacting independence that Nasdaq rules require and a review of Pay Governance’s independence policy. The Compensation Committee concluded that there were no conflicts of interest that prevented Pay Governance from serving as an independent consultant to the Compensation Committee on executive compensation matters.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mara G. Aspinall, Michael Celano, James A., Datin, Eamonn P. Hobbs, Ronny B. Lancaster and David J. Shulkin, M.D., each served as members of the Compensation Committee during 2021, with Mr. Lancaster serving as Chairman. None of these Directors has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no Compensation Committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

COMPENSATION COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the CD&A, contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing CD&A be included in the Company’s 2021 Annual Report on Form 10-K Report and Proxy Statement for the 2022 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

Ronny B. Lancaster, Chairman

Mara G. Aspinall

Michael Celano

James A. Datin

Eamonn P. Hobbs

David J. Shulkin, M.D.

April 7, 2022

EXECUTIVE OFFICERS

The table below provides information about the executive officers of the Company as of April 1, 2022. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position

Nancy J. Gagliano, M.D., M.B.A.	62	Interim Chief Executive Officer

Scott Gleason	43	Interim CFO, Senior Vice President, Corporate Communications & Investor Relations

Lisa Nibauer	54	President of Diagnostics

Kathleen G. Weber	55	President of Molecular Solutions

Agnieszka M. Gallagher	48	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Michele Miller	48	Senior Vice President, Controller, Chief Accounting Officer and Assistant Secretary

Nancy J. Gagliano, M.D., M.B.A., Interim Chief Executive Officer and Director

Nancy J. Gagliano, M.D., MBA, has been a member of the Board since November 2021 and previously served on the Nominating and Corporate Governance Committee. In April 2022, Dr. Gagliano became our Interim Chief Executive Officer. Since July 2020, she has served as Managing Director at Granite Healthcare Advisors. From May 2020 to November 2021, Dr. Gagliano served as an executive leader of the National Institute of Health’s Rapid Acceleration of Diagnostics (RADx Tech) program, helping to oversee more than $1 billion of sponsored programs to bring millions of new COVID-19 tests to market. She previously served as Chief Medical Officer of Culbert Healthcare Solutions from September 2016 to May 2020, providing strategic guidance on healthcare consulting services. Dr. Gagliano has also held senior leadership positions at CVS Health, including as Chief Medical Officer of Minute Clinic, and as a Senior Vice President overseeing key programs such as the enterprise smoking cessation program and the development of the company’s telemedicine program. Dr. Gagliano previously was a practicing physician in internal medicine and held numerous leadership positions at Massachusetts General Hospital and Massachusetts General Physicians Organization. She holds an M.D. from Harvard Medical School, an MBA from Northeastern University, and a BS in Computer Science and Biology from Union College.

Scott Gleason, Interim Chief Financial Officer, Senior Vice President, Corporate Communications & Investor Relations

Scott Gleason has served as our Interim Chief Financial Officer since September 2021, and as our Senior Vice President, Corporate Communications and Investor Relations since May 2021. Prior to joining the Company, Mr. Gleason served as the Senior Vice President of Investor Relations and Corporate Strategy for Myriad Genetics, Inc., a leading specialty diagnostic laboratory in the United States focused on genetic testing and precision medicine from January 2013 to April 2021. At Myriad Genetics, he managed the investor relations and corporate communications functions, led the annual strategic planning process, and was a member of the Company’s strategic committee. Prior to his tenure at Myriad Genetics, Mr. Gleason was a senior publishing analyst at Stephens, Inc. from 2005 to 2013, covering the life science tools and diagnostics industry. Before joining Stephens, Mr. Gleason was a United States Air Force aircraft maintenance officer and participated in two wartime deployments. Mr. Gleason received a Bachelor of Science degree in Economics from the U.S. Air Force Academy in Colorado Springs, Colorado.

Lisa Nibauer, President of Diagnostics

Effective as of December 31, 2021, Lisa Nibauer was appointed as our President of Diagnostics. Previously, Ms. Nibauer served as our Executive Vice President, Business Unit Leader, Diagnostics since joining us in May 2020. Prior to that, Ms. Nibauer spent eight years at BD Becton Dickinson, Inc. (“BD”), most recently as VP/GM, Global Medication Delivery Solutions. In that role, she had general management responsibility for $1.6 billion in annual revenue and a team of over 300 people globally and was also accountable for the Global Marketing function for the largest business unit in BD. Prior to that, Ms. Nibauer held the positions at BD of VP/GM, Global PreAnalytical Systems Business & Global Marketing and Senior Director, Global Blood Collection Acquisition Platform. Prior to joining BD, she held general management, sales and marketing positions with increasing responsibilities at Adlens Beacon Inc., Schering-Plough Consumer Healthcare (Bayer), General Mills, Elf Atochem, and ICI (now part of AstraZeneca, Henkel and AkzoNobel). Ms. Nibauer earned an M.B.A. from the UCLA Anderson School of Management and a B.S. in Chemical Engineering from Lehigh University.

Kathleen G. Weber, President of Molecular Solutions

Effective as of December 31, 2021, Kathleen G. Weber was appointed as our President of Molecular Solutions. Previously, Ms. Weber served as our Executive Vice President, Business Unit Leader, Molecular Solutions at DNAG since January 1, 2019. Prior to that, she served as our Senior Vice President and General Manager, Consumer Products since joining us in November 2012. Prior to her time at OraSure, Ms. Weber served in executive leadership roles at Pfizer, Johnson and Johnson, and Wyeth. Ms. Weber began her career in the finance industry at Chase Manhattan Bank (now known as JP Morgan Chase). Ms. Weber received a B.S. in business administration from Georgetown University and an M.B.A. from New York University’s Stern School of Business.

Agnieszka Gallagher, Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

Agnieszka M. Gallagher has served as our General Counsel, Chief Compliance Officer and Secretary since November 2021. Prior to joining OraSure, Ms. Gallagher served as the Chief Ethics and Compliance Officer at Alnylam Pharmaceuticals, a large cap biopharmaceutical company focused on RNAi therapeutics. Prior to joining Alnylam, Ms. Gallagher was the General Counsel, Secretary, and Chief Compliance Officer of ViiV Healthcare, overseeing a multi-billion-dollar annual business. Before ViiV Healthcare, Ms. Gallagher served on GSK Vaccines executive team as Vice President, Ethics and Compliance Officer, and prior to that she led GSK Vaccines’ legal and antitrust work following its $5 billion acquisition of Novartis Vaccines. Before joining GSK, Ms. Gallagher served in leadership roles in the legal and compliance functions at Sandoz (a Novartis Company), Medtronic Inc., and Pfizer Inc. She holds a Juris Doctorate from Rutgers Law School and a Bachelor of Arts Degree in Spanish from Rutgers College.

Michele Miller, Senior Vice President, Controller and Chief Accounting Officer

Michele Miller has served as our Senior Vice President, Controller and Chief Accounting Officer since January 1, 2022. From October 2018 to January 2022 Ms. Miller served as our Vice President, Finance and Controller; from December 2011 to October 2018 Ms. Miller served as our Director, Financial Reporting; and from August 2007 to December 2011 Ms. Miller served as a Manager, Financial Reporting. Prior to joining the Company, Ms. Miller served as Manager, Financial Reporting at Knoll, Inc. and as an accountant with Beard Miller Company and Ernst & Young. Ms. Miller received her B.S. in Accounting from Bloomsburg University and is a licensed Certified Public Accountant, a Chartered Global Management Accountant, and a member of the Pennsylvania and American Institutes of Certified Public Accountants.

TRANSACTIONS WITH RELATED PERSONS

Since January 1, 2021 there have been no transactions with related persons that would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. The Audit Committee may approve a related party transaction if the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party. The Audit Committee also reviews any public disclosures of a related party transaction contained in our SEC filings. These responsibilities are described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment, severance and retirement agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS - TABLE OF CONTENTS

COMPENSATION TABLES – TABLE OF CONTENTS

Summary Compensation Table	47
Grants of Plan-Based Awards	48
Outstanding Equity Awards at December 31, 2021	49
Option Exercises and Stock Vested	51
Retirement Benefits	51
Nonqualified Deferred Compensation	51

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

Overview

This CD&A describes the material elements of the compensation of our NEOs and describes the objectives and principles underlying the Company’s executive compensation program, the compensation decisions we have recently made under this program and the factors we considered in making these decisions.

Our NEOs for 2021 who are covered in this CD&A include:

Name	Position
Stephen S. Tang, Ph.D.[1]	Former President and Chief Executive Officer
Roberto Cuca[2]	Former Chief Financial Officer
Scott Gleason[3]	Interim CFO, Senior Vice President Corporate Communications & Investor Relations (“CFO”)
Agnieszka Gallagher[4]	Executive Vice President, General Counsel and Chief Compliance Officer
Jack E. Jerrett[4]	Former Senior Vice President, General Counsel and Chief Compliance Officer
Kathleen G. Weber	President, Molecular Solutions

[1]

Dr. Tang served until March 31, 2022. Effective April 1, 2022, Nancy J. Gagliano, M.D., M.B.A. was appointed to replace Dr. Tang as the Company’s Interim Chief Executive Officer. Because Dr. Gagliano did not become an executive officer until after December 31, 2021, she is not considered an NEO and her compensation is not reported herein.

[2]	Mr. Cuca served until September 17, 2021.

[3]

Mr. Gleason joined the Company in May 2021 as the Senior Vice President Corporate Communications & Investor Relations and assumed the role of Interim Chief Financial Officer in September 2021 following Mr. Cuca’s resignation.

[4]	Mr. Jerrett retired from the Company effective December 31, 2021 and was replaced by Ms. Gallagher who joined the Company on November 26, 2021.

2021 Performance

The following charts describe our consolidated financial performance during the last three fiscal years, expressed in dollars (thousands).

1 2019 operating income includes a $10.1 million gain related to the sale of the Company’s cryosurgical systems business, $664,000 of income associated with the change in the fair value of acquisition-related contingent consideration, and $1.8 million of transaction costs associated with the acquisitions in 2019. 2020 operating loss includes $1.1 million of income associated with the change in the fair value of acquisition-related contingent consideration, and $393,000 of transaction costs associated an acquisition in 2020. 2020 operating loss also reflects a significant investment in research and development activities associated with the development of COVID-19 testing products. 2021 operating loss includes $1.5 million of income associated with the change in the fair value of acquisition-related contingent consideration, a $5.7 million Employee Retention Credit under the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) and also reflects a significant investment to launch our InteliSwab® rapid COVID-19 test including high inventory scrap expense associated with production and tech transfer issues and marketing and advertising expenses.

In 2021, we delivered recorded revenue for both our Diagnostics and Molecular Solutions businesses, with our total company growing at a 25% compound annual growth rate since the pre-pandemic period in 2019. We experienced increased sales across all existing product lines, other than our international HIV self-test. We generated $22.7 million in revenues from our new rapid COVID-19 antigen test, InteliSwab®. Our net loss and operating loss reflect the negative impact of scale up costs and the increased sales and marketing spend to get InteliSwab® to market and inefficiencies in our InteliSwab® manufacturing process as we worked on our tech transfer issues.

2021 Business Highlights

Business highlights from 2021 and the principal factors driving our financial performance are summarized below:

• Total net consolidated revenues for the full year 2021 were $233.7 million, a 36% increase over 2020.
• Total 2021 product and services revenues for our Diagnostics business were $87.0 million, an increase of 37% over 2020. This includes $22.7 million of InteliSwab® revenues.
• Total 2021 product and services revenues for our Molecular Solutions business were $139.9 million, an increase of 36% over 2020.

•  During 2021, our core Molecular Solutions business, serving the Genomics, Microbiome, and Laboratory Services markets grew 65% over 2020 reflecting the rebound from the most challenging times during the COVID-19 pandemic, and strong organic growth.

• We received three new emergency use authorizations for our InteliSwab® COVID-19 test from the FDA for the professional, prescription self-test, and over-the-counter settings.

•  We received three major government contracts to support the launch of InteliSwab® including a $205 million procurement contract from the Defense Logistics Agency, a $109 million contract from the Department of Defense to expand our InteliSwab® manufacturing capacity, and a $14 million contract from the Biomedical Advanced Research and Development Authority to obtain 510-K clearance from the FDA for our InteliSwab® test.

•  We continued to advance our innovation growth strategy with the development of several new products in our Molecular Solutions business including our FDA approved Omnigene®-Gut collection kit, our metatranscriptome services launch through our Diversigen subsidiary, and new cancer chemistry on our Collipee® urine collection device.

2021 NEO Compensation at a Glance

NEO compensation for 2021 was as follows:

•

Base Salary: The base salaries paid to our senior management (including the NEOs) during 2021 increased from 2020 by 4.6% on average. Salary adjustments for 2021 were based on the performance of each executive and the Company during 2020, the marketplace compensation data provided to the Compensation Committee in 2020 by its compensation consultant and the Company-wide average salary merit increase budget of 3.0%. Generally, an executive’s annual salary adjustment tended to be at the higher end of the range budgeted by the Company if the executive received a performance rating of “Meets Expectations” or better and such executive’s pre-adjustment salary level was below the 50th percentile for his or her position as reflected in marketplace and the Peer Group compensation data. Additional detail on these salaries is provided in the “2021 Base Salaries” Section, below.

NEO	2020 Performance Rating	2020 Salary	2021 Salary	Change (%)
Stephen S. Tang, Ph.D.	Outstanding	$ 624,225	$ 667,921	7.00%
Scott Gleason[1]	N/A	N/A	$400,000	N/A
Roberto Cuca	Outstanding	$439,205	$461,165	5.00%
Agnieszka Gallagher[1]	N/A	N/A	$465,000	N/A
Jack E. Jerrett	Meets	$415,358	$423,665	2.00%
Kathleen G. Weber[2]	Outstanding	$365,650	$416,246	13.84%

1Mr. Gleason and Ms. Gallagher joined the Company in May 2021 and November 2021, respectively, and the 2021 salary reflects their annualized salary for the full year.

2Ms. Weber’s 2021 salary reflects a combined merit, performance and market-based adjustment.

•

Annual Incentive Bonuses: Incentive cash bonus awards for 2021 performance were based on pre-established funding financial goals consistent with our operating plan, together with individual performance results. Payouts determined based on actual performance during 2021 ranged from 60% to 140% of target for each of the NEOs based on a combination of Company and individual results.

NEO	2021 Performance Rating	2021 Target (% Salary)	Actual 2021 Bonus Payments
			($)	(% Salary)	(% Target)
Stephen S. Tang, Ph.D.	Low Meets	85%	$ 340,640	51%	60%
Scott Gleason	Exceeds	35%	$ 182,000	46%	130%
Agnieszka Gallagher	High Meets	45%	$ 240,638	52%	115%
Jack E. Jerrett1	N/A	40%	$ 169,466	40%	100%
Kathleen G. Weber	Outstanding	40%	$ 233,098	56%	140%

1Pursuant to his retirement agreement, Mr. Jerrett’s bonus payment under the 2021 Incentive Plan was equal to 40% of his base salary, subject to adjustment to reflect the actual bonus pool funding approved by the Board.

•

Long-Term Incentive Awards: Incentive equity awards granted to Dr. Tang and the other NEOs (except for Mr. Gleason and Ms. Gallagher who received onboarding equity awards) in February 2021 were based on the Company’s financial performance and/or each executive’s performance during 2020, as described under the “2021 Base Salaries” Section, below. The value of the awards ranged from 96% to 366% of each executive’s base salary, as shown below. The NEOs received equity awards consisting of 50% time-vested RS and 50% PRUs. For the PRUs granted in 2021, a cumulative three-year revenue target for the period 2021-2023 with a relative TSR modifier was established as the performance criteria.

NEO	2020 Performance Rating	Target Range (% Salary)	2021 Equity Awards
			($)	(% Salary)
Stephen S. Tang, Ph.D.	Outstanding	250%-350%	$2,281,666	366%
Scott Gleason[1]	N/A	70%-130%	$400,000	100%
Roberto Cuca	Outstanding	105%-175%	$768,609	175%
Agnieszka Gallagher[2]	N/A	95%-155%	$1,000,000	215%
Jack E. Jerrett	Meets	95%-155%	$519,423	125%
Kathleen G. Weber	Outstanding	95%-155%	$566,758	155%

1Mr. Gleason received an onboarding equity award when he joined the company in May 2021 consisting of 50% time-vested RS and 50% PRUs, with terms substantially the same as the terms of awards made to the Company’s other executives in February 2021. The indicated amount reflects the aggregate grant date fair value of the award on May 17, 2021.

2Ms. Gallagher received an onboarding equity award when she joined the company in November 2021 consisting of $250,000 of time-vested RS, with cliff vesting occurring five years after date of grant; $250,000 time-vested RS vesting in equal amounts over three years, and $500,000 of stock options vesting over four years.

Additional information regarding NEO compensation for 2021 is provided below in this CD&A and in the accompanying tables, including the Summary Compensation Table (“SCT”) set forth below.

Pay for Performance

We follow a pay-for-performance approach in compensating executives. Our program pays executives for performance by rewarding the achievement of predetermined financial and/or strategic objectives.

A significant portion of each NEO’s compensation is paid out in variable and long-term compensation that is intended to align such compensation with the long-term interests of our stockholders. Both our annual and long-term compensation are tied to the Company’s overall performance in a variety of ways, including our financial results and share price performance. A further discussion of our pay mix for the NEOs is set forth in the “Pay Mix” Section, below.

One aspect of our compensation program is the use of performance targets to incentivize management to achieve improved financial results on a year-to-year basis. For many years, annual financial objectives have been used to determine the amount of pool funding available to pay individual awards under our annual cash bonus plan. These objectives are generally set at levels intended to incentivize annual financial growth. A combination of financial and strategic objectives may also be considered, and in the past have been used, where the Compensation Committee and the Board desire to incentivize management to meet certain near-term strategic objectives which could help drive improved financial performance in a year with increased financial uncertainty. Each year the Compensation Committee and the Board evaluate whether financial objectives, strategic objectives, or some combination thereof, would provide the most appropriate near-term incentives for our NEOs to achieve improved financial performance.

In addition, for the past several years we have followed a policy of granting annual equity awards to executives that consist of 50% PRUs and 50% time-vested RS. The PRUs will only vest if (i) the NEO remains employed by the Company for three years following the date of grant and (ii) the performance criteria determined by the Compensation Committee and the Board are met. For the PRUs granted in 2021, a cumulative three-year revenue target for the period 2021-2023 with a relative TSR modifier was established as the performance criteria. The time-vested RS portion of the award vests in equal annual installments over the three-year period following the grant date, subject to the NEO’s continued employment by the Company.

We believe the performance targets in the PRUs and the three-year service periods applicable to both the RS and PRU awards complement the short-term incentives in our annual bonus plan. We also believe the combination of the structure of our annual bonus plan and the structure of our equity award policy appropriately incentivize management to deliver substantially improved financial performance both on an annual basis and over a longer term period and help drive long-term growth in stockholder value.

As noted above, despite the significant pandemic-related impact on our business, we made no COVID-19 adjustments to the funding objectives for our 2021 incentive bonus plan or PRU performance measures and the Compensation Committee applied no positive discretion in determining performance and payouts for our NEOs.

Compensation Governance Practices

We are committed to maintaining good corporate governance and practices. As a result, and in response to input from stockholders, the Compensation Committee and the Board have adopted a number of changes over the past several years to specifically respond to stockholder concerns and better align our compensation program with performance. The most significant of these changes was the adoption of PRUs for 50% of the value of annual long-term equity awards for our executives. These changes and certain other important aspects of our compensation practices are summarized below:

Performance Mix – The vast majority of our NEOs’ compensation is performance-based. For example, for our NEOs other than our former CEO, 64% of their aggregate annual compensation consists of performance-based compensation.

Diversified and Performance Based Portfolio – Our executive compensation consists of a mix of cash/equity, fixed/variable and short-term/long-term compensation.

Performance Vested Equity – 50% of our NEOs’ annual equity awards consist of PRUs that will not vest until three years after the grant date and only if certain performance measures are met during the three-year period.

Long-Term Focus – Equity awards are subject to long-term vesting requirements, with time-vested RS vesting over 3 years. PRUs also vest only after three years. Structuring our equity awards in this manner helps align the interests of our executives with the long-term interests of our stockholders.

Target Bonus Objectives – Our annual bonus pool is funded based on the achievement of annual financial objectives, strategic objectives or a combination thereof, in order to incentivize management to achieve improved financial performance on a year-over-year basis.

Limited Bonus Pool Discretion – The aggregate bonus pool funding for annual cash bonuses is determined pursuant to a plan funding formula tied to the Company’s achievement of specific financial objectives. The Board and Compensation Committee can make discretionary adjustments to the pool, but such adjustments are limited to +/– 10% of the pool amount determined under the plan’s self-funding formula.

Balanced Performance Metrics – Variable compensation is based on a combination of corporate and individual performance, measured over varying timeframes to help ensure balanced incentives for executives.

Change-in-Control Severance and Tax Gross Ups – Our policy is that employment agreements with our executives provide for “double trigger” change-in-control severance rather than “single trigger” change-in-control severance and do not provide for a 280G income tax gross up.

Strong Stock Ownership and Retention Conditions – We have implemented stock ownership requirements of six (6) times salary for our President and CEO, two (2) times salary for our CFO and one (1) times salary for other NEOs.

Prudent Benchmarking – The total compensation paid to our executives is targeted at the 50th percentile of our Peer Group of comparable companies based on achievement of performance objectives. We use a Peer Group consisting of companies in the medical diagnostic and healthcare industries comparable in size to the Company based on total revenues and market value.

Independent Compensation Consultants – The Compensation Committee regularly utilizes independent compensation consultants to provide compensation governance, design and benchmarking advice. During 2021, the Compensation Committee engaged Pay Governance as its independent consultant.

Recoupment Policy – The Company maintains a compensation recoupment or “clawback” policy, under which we will seek to recover excess compensation paid to an executive if our financial statements are restated due to misconduct by that executive.

No Repricing – Our LTIP prohibits both the repricing and repurchase of underwater stock options or other equity awards without stockholder approval.
No Perquisites – As a general matter, we do not provide executives with any perquisites that are not offered to all employees of the Company.
Risk Review Process – We periodically assess the risks associated with our compensation programs.
No Hedging - Our policy prohibits Directors and NEOs from engaging in hedging activities with respect to our stock.
No Pledging – Our Directors and NEOs are not permitted to pledge our stock.
Confidentiality/Non-Compete Agreements – Our NEOs are subject to confidentiality and non-compete agreements.

Realizable Pay vs. TSR

To ensure that our executive compensation program and compensation levels are consistent with our pay-for-performance philosophy, we evaluated the degree of alignment between our former CEO’s total realizable pay (“RP”) versus our total shareholder returns (“TSR”) over the prior three fiscal years (2019 to 2021) relative to our Peer Group. The graph below shows the comparison of our three-year TSR and RP relative to our Peer Group.

Dr. Tang’s compensation for 2019 to 2021 each year includes base salary, incentive cash bonus and all other compensation reported in the SCT. Equity awards are valued using the closing stock price on December 31, 2021 for each company in our Peer Group. Restricted stock and restricted unit awards are valued by multiplying the number of shares or units by the applicable closing stock price. The number of restricted units included in the calculations for Dr. Tang reflects a payout based on the Company’s currently expected performance against the applicable performance measures for those awards. Option awards are valued as the difference between the closing stock price on December 31, 2021 and the exercise price multiplied by the number of option shares granted during the period. An option award with an exercise price greater than the closing stock price on December 31, 2021 is valued at $0.

As indicated by the graphical display of this RP versus performance analysis relative to peers, there was reasonable alignment between our TSR performance (which is only one perspective in assessing our performance) and the RP for our CEO relative to our Peer Group companies. This analysis confirms the strong link between pay and performance embedded in our compensation program.

Realizable Pay vs. SCT Compensation

As described further below, we believe long-term equity awards are a key incentive for our executives to drive the Company’s long-term growth and align the interests of our executives with those of our stockholders. The SCT includes the estimated value of long-term incentive equity awards at the time of grant based on the accounting valuation determined under Financial Accounting Standards Board ASC Topic 718 (“FASB ASC Topic 718”). The actual value of these awards that may be realizable by our executives may vary from these accounting-based estimates depending on the Company’s financial and stock performance and can differ significantly from what is reported in the SCT.

A comparison of the realizable value of long-term equity incentive awards as of December 31, 2021 against the values reported in the SCT indicates how compensation outcomes may be impacted by our performance. Such a comparison also shows the degree of alignment between our stock performance and the level of compensation provided to executives.

The table below compares the compensation values reported in the SCT and the value of RP for the compensation awarded during the three-year period 2019 to 2021 for our former CEO, Dr. Tang.

Our former CEO’s RP for the three years 2019–2021 of $6.5 million is 20% below his $8.2 million SCT compensation for the same period. This shows a close alignment between actual pay and performance versus expectations as reflected in the aggregate SCT values for the last three years.

Pay vs. Other Company Measures of Performance

While TSR is a common measure of performance that is often used to evaluate a company’s compensation practices, we consider other performance measures to be, at times, more reflective of the success of our business and more important as an incentive to focus our leaders on key priorities. It is important to recognize that TSR can be extremely volatile. TSR can be, and often is, influenced by a variety of macro-economic factors that are outside the control of our executives. The following summarizes our one-year TSR during the period 2014 to 2021:

	2014	2015	2016	2017	2018	2019	2020	2021

TSR	61%	(37%)	36%	115%	(38%)	(31%)	32%	(18%)

The foregoing price changes were not solely tied to our underlying performance. For example, our stock price declined in 2015 and 2018 even though we achieved record financial performance with substantial growth and strong profitability in those years.

As a result, while our executive compensation opportunities do not follow a linear relationship with TSR, the pay realizable to our executives (as noted above for our former CEO) should and does demonstrate a clear relationship with both TSR and financial results. We have tried to align our executive compensation with performance results that are part of our overall business strategy that we believe will drive stock price improvement and increased value for our stockholders over the longer term.

Say-on-Pay Results in 2021 and the Company’s Response

At our 2021 Annual Meeting, stockholders were asked to vote on an advisory (non-binding) basis on the compensation paid to our NEOs for 2020. We obtained strong stockholder support for our NEO compensation for 2020 with approximately 95% of stockholder votes cast in favor of our “Say-on-Pay” or SOP resolution. Even with this overwhelmingly positive response, we continued our historical approach to contact certain of our major stockholders in order to continue to understand their views regarding our compensation practices. Overall, we attempted to contact stockholders who, in the aggregate, beneficially held approximately 94.9% of our outstanding Common Stock. As a general matter, our stockholders either did not respond or indicated that they saw no need to meet with us at that time. Feedback that we have received over the past several years has consistently supported our historical compensation designs and practices and for this reason we have made limited changes. As noted above, however, we recognize the importance of aligning executive rewards with the experience of shareholders, and so for PRU awards granted in 2021, we added a payout modifier based on how our TSR compares with peers over the 2021 to 2023 performance cycle.

We believe our stockholder engagement has been and continues to be beneficial for the Company and our stockholders. The feedback we received reaffirms that the compensation changes we made in recent years were responsive to stockholder concerns and our executive compensation is strongly aligned with performance. Based on this feedback, no material changes to our executive compensation program were made, although the Board intends to consider the specific stockholder feedback received in making future compensation decisions. We also intend to continue ongoing dialogue with our stockholders to ensure that our executive compensation programs are well understood by all stakeholders and that we remain responsive to stockholder concerns.

Compensation Risk Assessment

Management periodically conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program. In its review, management considers the attributes of the Company’s policies and practices and other factors, including:

•	The mix of fixed and variable compensation opportunities;

•	The balance between annual and long-term performance opportunities;

•	The corporate and individual performance objectives established for annual and long-term incentive compensation;

•	The internal controls and procedures in place to mitigate risks facing the Company, including the Company’s “clawback” policy and stock ownership guidelines; and

•	The risk that unintended consequences could result from various aspects of the Company’s compensation policies and practices.

Based on its consideration of the foregoing, management believes that the Company’s policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incentivize employees to take unnecessary or excessive risks. The Company has also concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

COMPENSATION PHILOSOPHY

The primary objectives of our compensation program for executive officers are to:

Set compensation opportunities at levels sufficient to attract and retain high quality executives, to motivate them to contribute to our success and to reward them for performance.

Ensure the compensation opportunities provided align the interests of executives with the interests of our stockholders.

Focus our executives on both short and longer-term individual and Company priorities established by the Board and appropriately reward them for performance against these objectives.

The total direct compensation provided to each executive consists of an annual base salary, an annual incentive cash bonus and long-term incentive equity awards. The amount of the incentive cash bonus and the size of annual incentive equity awards are variable and depend on an executive’s and the Company’s achievement of predetermined financial and other objectives. As a result, a substantial portion of each executive’s annual compensation is based on performance.

BENCHMARKING

Among various other internal and external considerations, the Compensation Committee uses the practices and policies at other comparable medical diagnostic and healthcare companies as one piece of context in annually assessing the reasonableness and appropriateness of our executive compensation programs. With the assistance of Pay Governance, an independent compensation consultant engaged by the Compensation Committee, we annually review and select a Peer Group of companies using criteria primarily based on industry and company size.

Based on advice from Pay Governance, the Compensation Committee modified the Peer Group used for benchmark purposes to (i) increase the size of the peer group from 15 to 20 companies, (ii) remove 8 of the companies from the prior year’s Peer Group and (iii) add 13 new companies to the current Peer Group. This revision ensured that our peer group, which was last revised in 2018, is comprised of similarly sized companies relevant to our business (healthcare supplies, tools and services companies with particular focus on diagnostics) and reflective of the market in which we compete for executive talent. The following provides information about the Peer Group used by the Compensation Committee in assessing the competitiveness of executive compensation (all dollars in millions):

Company[1]	FY2021 Revenue[2]	Primary Industry
AngioDynamics, Inc.	$291	Health Care Equipment
AtriCure, Inc.	$274	Health Care Equipment
Atrion Corporation	$165	Health Care Supplies
Avanos Medical, Inc.	$745	Health Care Supplies
BioLife Solutions, Inc.	$119	Health Care Supplies
Cerus Corporation	$131	Health Care Supplies
CONMED Corporation	$1,011	Health Care Equipment
Fluidigm Corporation	$131	Life Sciences Tools and Services
Haemonetics Corporation	$870	Health Care Supplies
Heska Corporation	$254	Health Care Equipment
Lantheus Holdings, Inc.	$425	Health Care Supplies
Meridian Bioscience, Inc.	$318	Health Care Supplies
Merit Medical Systems, Inc.	$1,075	Health Care Supplies
Mesa Laboratories, Inc.	$134	Health Care Equipment
NanoString Technologies, Inc.	$145	Life Sciences Tools and Services
Natus Medical Incorporated	$473	Health Care Equipment
Neogen Corporation	$468	Health Care Supplies
Quanterix Corporation	$111	Life Sciences Tools and Services
Quidel Corporation	$1,699	Health Care Supplies
Surmodics, Inc.	$105	Health Care Equipment
Summary Statistics:
25th Percentile	$133
Median	$283
75th Percentile	$541
OraSure Technologies, Inc.	$234	Health Care Supplies
Percentile Rank	41%

1.	Data collected from Standard & Poor’s Capital I.Q. database.
2.	All data as of each company’s most recent fiscal year end.

The Compensation Committee seeks to set total direct compensation opportunity levels for each executive near the fiftieth (50th) percentile of amounts paid by the Peer Group of companies for performance consistent with the Company’s target financial and other business plans for the applicable year. Use of the fiftieth (50th) percentile is intended as a market-based reference and not as a strict target or limit. As a result, the total direct compensation opportunity and the value of specific compensation components for individual executives may fall below or exceed the fiftieth (50th) percentile depending on the experience and individual performance of the executive, the criticality of his or her role, the executive’s contribution to our business, and other factors.

In preparing its 2021 competitive assessment of executive compensation, Pay Governance compared the compensation of our NEOs with the pay practices of similar roles at companies within the Peer Group and using data for comparable positions reported in the 2021 Radford Global Life Sciences Survey. Since compensation market data can be volatile from year to year, the Compensation Committee considers both samples to ensure a thorough understanding of the competitive market.

2021 EXECUTIVE COMPENSATION COMPONENTS

Overview

Our compensation program consists of the following components:

Compensation	Form of Compensation	Purpose
Base Salary	Cash	Base salaries provide fixed compensation necessary to attract and retain key executives.
Annual Incentive Bonus Awards	Cash	Annual incentive bonus awards provide performance-based incentives to our executives to achieve both Company-wide financial and strategic goals and the executives’ individual performance objectives.
Long-Term Incentive Awards	Performance-Vested Restricted Units (PRU) and Time-Vested Restricted Stock (RS)

The largest component of our executive compensation is paid in equity. Annual LTIP awards for the NEOs consist of 50% PRUs and 50% time-vested RS in order to provide a strong link between pay and performance.

Benefits	401(k) Plan Health and Welfare Benefits

Retirement and health and welfare benefits provide a complete compensation package that is competitive with the market and addresses the needs of all employees and their families, including our executives.

Employment Agreements	Cash severance and accelerated equity vesting	Severance and accelerated equity vesting are provided to our executive officers in order to ensure continued focus on the strategic matters of the Company during potentially uncertain times.

Pay Mix

We follow a pay-for-performance approach to executive compensation, with a significant portion of our executives’ compensation consisting of annual incentive cash bonuses and long-term equity awards that are based on the executives’ and the Company’s achievement of predetermined performance objectives.

The following charts illustrate the relative proportion of 2021 base salaries compared to the performance-based elements of our executive compensation for Dr. Tang and the other NEOs (except for Mr. Cuca who resigned in September 2021 and did not receive any performance-based compensation prior to his departure).

Approximately 77% of Dr. Tang’s aggregate compensation and 64% of the other NEOs’ aggregate compensation for 2021 consisted of performance-based compensation.

Compensation Components in Detail

2021 Base Salaries

Annual base salaries paid in 2021 to our NEOs were established by the Compensation Committee at the beginning of 2021 based on a review of the Company’s performance and the individual contributions of each officer compared to pre-established performance objectives for 2020. The Compensation Committee also considered the Company’s budget for expected salary adjustments and salary levels for comparable roles in the annual benchmarking review prepared by the Committee’s independent compensation consultant.

Based on these factors, the Compensation Committee approved an annual base salary increase for our senior management averaging approximately 4.6%. Individual salary increases for 2021 were determined by using the following guidelines:

Performance Rating	Merit Increase Range
Outstanding	5.0% - 7.0%
Exceeds Requirements	3.0% - 4.0%
Meets Requirements	2.0% - 2.5%
Does Not Consistently Meet	1.0% – 1.5%
Does Not Meet Requirements	0%

In evaluating Dr. Tang’s and the Company’s performance, the Compensation Committee recognized the strategic accomplishments achieved during 2020, including the Company’s response to and overall strong revenue performance during the first year of the COVID-19 pandemic, the Company’s progress in developing COVID-19 products, the Company’s acquisition of UrSure and the integration of Diversigen.

In view of the foregoing, the Compensation Committee determined that Dr. Tang should receive an Outstanding performance rating for 2020 as a reflection of the mix of achievements during 2020. The remaining NEOs were evaluated based on individual objectives established for their respective positions.

As a result of these performance ratings, the Compensation Committee approved the 2021 salary levels set forth below for the NEOs. Dr. Tang’s salary reflected a combined merit plus performance adjustment of 7.0% in recognition of his Outstanding performance rating.

NEO	2020 Performance Rating	2020 Salary	2021 Salary	% Increase
Stephen S. Tang, Ph.D. Former President and Chief Executive Officer	Outstanding	$624,225	$667,921	7.00%
Scott Gleason Interim CFO, Senior Vice President, Corporate Communications & Investor Relations	N/A	N/A	$400,000[1]	N/A
Roberto Cuca Former Chief Financial Officer	Outstanding	$439,205	$461,165[2]	5.00%
Agnieszka Gallagher Executive Vice President, General Counsel, Chief Compliance Officer	N/A	N/A	$465,000[1]	N/A
Jack E. Jerrett Former Senior Vice President, General Counsel and Chief Compliance Officer	Meets	$415,358	$423,665	2.00%
Kathleen G. Weber President, Molecular Solutions	Outstanding	$365,650	$416,246[3]	13.84%

1Represents annualized salary for Mr. Gleason and Ms. Gallagher because they joined the Company in May 2021 and November 2021, respectively and, therefore, were employed for only a portion of 2021.

2Represents annualized salary for Mr. Cuca because he resigned from his employment with the Company in September 2021 and was, therefore, employed for only a portion of 2021.

3Represents a 7% merit increase plus $25,000 as a result of a market-based compensation adjustment.

2021 Annual Incentive Cash Bonuses

Annual cash bonuses are included as part of executive compensation because the Compensation Committee and Board believe that a significant portion of each executive’s compensation should be structured as a variable incentive focused on short-term priorities relating to both the overall performance of the Company and the individual contributions of the executive. On an annual basis, the Compensation Committee has adopted, with approval of the Board, an incentive plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards.

When establishing the terms of the Incentive Plan, the Compensation Committee and the Board evaluate which funding objectives will provide the most appropriate incentives for our NEOs to improve our annual financial performance. In recent years, bonus pool funding has been based solely on the achievement of annual financial objectives. Strategic objectives may also be (and in the past have been) used in combination with annual financial objectives where there is greater financial uncertainty facing the Company and the Compensation Committee and the Board desires to incentivize our NEOs to take near-term strategic steps required to drive annual financial growth and stability. In general, the Compensation Committee and the Board will choose those funding objectives, whether they be financial, strategic, or a combination thereof, which in their judgement provide the most appropriate incentive for management to drive improved financial performance on a year-over-year basis.

Where funding is based on the achievement of financial objectives, if the Company meets the Target levels for all funding objectives, the pool is initially funded at 100% of the aggregate projected bonuses for all participants in the Incentive Plan adjusted to reflect a normal range or mix of performance assessments (i.e., Outstanding, Exceeds, Meets, Does Not Meet), which increases or decreases the total amount of individual bonuses to be paid to participants. Unless circumstances require otherwise, the pool generally is initially funded at 50% of the aggregate projected bonuses if all of the Threshold levels are met and at 100% of the aggregate projected bonuses if all of the Target levels are met. High and Maximum objective levels may also be set, which would result in funding up to 150% and 200%, respectively, of the aggregate projected bonuses. A linear interpolation of the amount of funding for each target objective is made where a particular performance is between the pre-established performance levels. To the extent the performance level for a funding objective is below the Threshold level, generally there is no funding for that particular objective.

The amount of the cash bonus pool is determined by the Compensation Committee and recommended for Board approval. The Compensation Committee and Board also retain discretion to increase or decrease the size of the pool in order to reflect differences in the mix of actual performance assessments of the participants or market conditions affecting the Company or other factors. However, the Compensation Committee and Board have limited their ability to make discretionary bonus pool adjustments to +/- 10% of the pool size otherwise determined pursuant to the funding formula under the Incentive Plan. The cash bonus pool is used to pay bonuses not only to the Company’s NEOs, but also to all other officers and certain higher-level employees of the Company and its subsidiaries.

Individual payments from the bonus pool to executives are generally calculated using a formula that considers the size of the bonus pool, the executive’s achievement of individual performance objectives, the number of individuals participating in the Incentive Plan at the time bonuses are awarded and the executive’s target bonus percentage. Bonuses are paid based on an assessment of each executive’s performance for the applicable year, using targets expressed as a percentage of the executive officer’s annual base salary.

If an executive officer has met or exceeded his or her individual performance objectives and/or the Company’s expectations for the applicable year, he or she may be eligible to receive up to 150% of his or her target bonus, depending on the size of the bonus pool. The Compensation Committee and Board retain the discretion to adjust an individual executive’s performance evaluation and to increase or decrease the bonus paid to such individual to reflect the specific contributions of that executive, the Company’s overall performance, market conditions or other circumstances. The following guidelines are used to determine the multiple of an executive’s target bonus, or individual performance factor, to be used to calculate a bonus payout based on the executive’s performance rating for the applicable year:

Performance Rating	% Target Bonus
Outstanding	125%-150%
Exceeds	101% - 175%
Meets	100%
Does Not Meet	0%

The Compensation Committee recommends for Board approval any bonus award for the CEO based on an assessment of the Company’s overall performance. The CEO recommends individual awards for the other executive officers for approval by the Compensation Committee based on an assessment of each executive’s performance against his or her applicable individual performance objectives. The Compensation Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Compensation Committee or the Board.

In establishing the 2021 Incentive Plan, the Board and Compensation Committee decided that the amount of bonus pool funding should be based on the achievement of one financial objective: consolidated revenues.

Under the 2021 Incentive Plan, Threshold, Target and Maximum performance levels were established for the financial objective to be used to fund the bonus pool. The Target levels for the objective were set at the performance reflected in our Operating Plan or budget for 2021. The Threshold levels were set at 91% of the Target levels and the Maximum levels were set at 114% of the Target levels.

The following sets forth the financial objectives and potential bonus pool funding amounts (dollars in millions) under the 2021 Incentive Plan:

Financial Objectives	Threshold	Target	Maximum
Consolidated Net Revenues	$210.4	$231.3	$263.2
Incentive Plan Pool Funding (% of Target)	50%	100%	200%

As indicated above, the maximum pool funding under the 2021 Incentive Plan (assuming no discretionary adjustment) is $9.2 million. During 2021, we recorded revenues totaling $233.7 million. This revenue level fell below the Maximum performance level, but above the Target performance level, resulting in pro-rated pool funding of 101% of the target or $4.9 million.

The final bonus pool amount was approved by the Compensation Committee and the full Board and was used to pay bonuses to the Company’s NEOs and other members of our management team. Based on an assessment of each participant’s performance as well as the Company’s overall performance during 2021, the Compensation Committee recommended, and the Board approved, a 10% discretionary downward adjustment under the 2021 Incentive Plan funding formula. The specific target payouts for NEO bonuses for 2021 (expressed as a percentage of annual base salary) are shown below:

Title	Target Payout Opportunities
Chief Executive Officer	85%
Chief Financial Officer (and Chief Operating Officer)	50%
Executive Vice President and General Counsel	40%
Senior Vice President	35%

In January 2022, the Compensation Committee authorized the payout of individual bonus awards to executive officers from the bonus pool for 2021 based on the target bonus amounts described above and an assessment of each officer’s performance during 2021 against pre-established performance objectives (except for Dr. Tang whose assessment was based on the Company’s overall performance). The calculation of individual bonus awards was based on a formula that adjusted the foregoing target payments for both the executives’ individual performance during 2021 and the degree to which the final approved bonus pool funding exceeded the Target funding amounts under the plan formula.

In evaluating Dr. Tang‘s and the Company‘s performance, the Compensation Committee recognized that management delivered strong revenue performance in 2021. Consolidated revenues were $233.7 million in 2021, representing a 36% increase over 2020. The Compensation Committee noted that this increase was primarily driven by increased sales across all product lines except sales of the Company’s International HIV self-test, and included the launch its InteliSwab® COVID-19 Rapid Test which contributed first time revenues of $22.7 million despite significant challenges in operations and scale up that prohibited the Company from meeting all of its goals in this area. Total molecular products and services revenues reached $143.6 million during 2021, an increase of 35% from 2020, and included almost $54 million in sales of oral fluid sample collection devices for COVID-19 molecular testing. The Compensation Committee further noted that although the Company exceeded its revenue targets, the Company did not meet other important objectives specifically related to InteliSwab scale up.

In view of the foregoing, the Compensation Committee determined that Dr. Tang should receive a “low meets” performance rating for 2021. The remaining NEOs were evaluated based on individual objectives established for their respective positions.

Using these performance ratings, the Compensation Committee next considered individual performance factors to adjust the bonuses for Dr. Tang, the other NEOs and the other participants in the 2021 Incentive Plan to reflect their performance assessments for 2021. As a final step, the Compensation Committee adjusted the bonuses further by a pool funding factor reflecting the amount by which pool funding exceeded Target funding amounts under the plan formula.

Using the approach described above, a final 2021 incentive cash bonus was calculated for Dr. Tang, representing approximately 60% of his target bonus, as follows:

2020 Base Salary		Target Bonus%		2021 Individual Performance Factor		2021 Bonus
	X		X		=

$667,921		85%		60%		$340,640

This same formula was used to calculate the 2021 bonus awards for all other NEOs, as follows:

2021 Bonus Payments

NEO	2021 Salary	Bonus Target (% Salary)	2021 Performance Rating	Original Performance Rating	Adjusted 2021 Performance Factor[1]	2021 Bonus
Stephen S. Tang, Ph.D. Former President and Chief Executive Officer	$667,921	85%	Low Meets	60%	N/A	$340,640
Scott Gleason Interim CFO, Senior Vice President, Corporate Communications & Investor Relations	$400,000	35%	Exceeds	140%	130%	$182,000
Agnieszka Gallagher Executive Vice President, General Counsel, Chief Compliance Officer	$465,000	45%	High Meets	115%	N/A	$240,638
Jack E. Jerrett Former Senior Vice President, General Counsel and Chief Compliance Officer	$423,665	40%	N/A2	N/A1	N/A1	$169,466
Kathleen G. Weber President, Molecular Solutions	$416,246	40%	Outstanding	150%	140%	$233,098

1 Based on an assessment of each participant’s performance as well as the Company’s overall performance during 2021, the Compensation Committee recommended, and the Board approved, a 10% discretionary downward adjustment under the 2021 Incentive Plan funding formula to certain members of the executive team, including the NEOs, who did not have existing contractual agreements related to the 2021 bonus.

2 Pursuant to his retirement agreement, Mr. Jerrett received an incentive cash bonus for 2021 under the 2021 Incentive Plan.

2021 Long-Term Incentive Equity Awards

An additional way that we promote the long-term growth of the Company and align the interests of our executives with those of our stockholders is by compensating executives with equity in the Company that vests over a multi-year period. To accomplish this, the Compensation Committee administers the Company’s LTIP pursuant to which grants of time-vested restricted shares (RS) and performance-vested restricted units (PRUs) are made to executive officers.

Incentive equity awards under the LTIP are made on an annual basis, and are discretionary and subject to approval by the Compensation Committee and/or the Board. Awards to individual participants under the LTIP are based on an evaluation of a number of factors, including:

•	Performance of the participant for the applicable year;

•	The participant’s level of responsibilities and relative contribution to the Company’s business;

•	A competitive assessment of awards at Peer Group companies;

•	History of equity awards to the participant; and

•	Other factors deemed relevant by the Compensation Committee and/or the Board.

Each participant’s individual performance for the applicable year is evaluated against his or her individual performance objectives for that year, except for our CEO who is evaluated based on total Company performance. A “Meets Expectations” performance is typically the threshold requirement to receive an equity award under the LTIP. Awards below this performance level may be considered on an exception basis at the discretion of the Compensation Committee and/or the Board.

The value of potential incentive equity awards that could have been granted in 2021 under the LTIP (expressed as a percentage of annual base salary) based on performance during 2020, are summarized below:

2021 LTIP Award Ranges (% of salary)
	Performance

Position	Lower End	Target	Maximum
President/CEO	250%	300%	350%
CFO	105%	140%	175%
EVP	95%	125%	155%
Business Unit Leads and General Counsel	95%	125%	155%
Other SVPs	70%	100%	130%

The percentages set forth above were established at levels that the Compensation Committee believed represented an appropriate long-term incentive compensation value for each executive, based on the results of the benchmarking review prepared by its independent consultant. Once the aggregate dollar value of an award has been established by applying the Compensation Committee approved award percentage to a participant’s base salary, the value is converted into shares or units based on a valuation of the restricted stock and restricted unit portions of the award using the average of the high and low stock price on the grant date as reported on the Nasdaq Stock Market.

Under the LTIP, 50% of an executive’s total equity award consists of PRUs that will not vest until three years after the grant date and only if certain performance measures are met during that three-year period. The awards made in 2021 incorporate one performance metric: cumulative revenues during the three-year period beginning with 2021, and are further subject to a modifier of up to +/- 15% based on relative TSR against the TSRs of companies included in the Peer Group used by the Board and Committee for executive compensation benchmarking purposes.

OraSure Relative TSR Performance vs Peer Group	PRU Payout Modifier
P25 or lower	-15%
P50	0%
P75 or higher	+15%

* intermediate results are interpolated on a straight line basis

The remaining 50% of each executive’s incentive equity award consists of grants of time-vested RS that vest in equal annual installments over a three-year period. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Compensation Committee believes the terms of its incentive equity awards to executives are competitive with the terms of equity awards offered at comparable medical diagnostics and healthcare companies.

The structure of the equity awards reflects market-based good governance practices as well as historical input from our stockholders reflecting that a meaningful portion of the equity awards should have performance-based vesting. We believe 50% is a meaningful portion and is consistent with or exceeds the performance orientation of our Peer Group.

The adoption of performance-based vesting conditions with a three-year service requirement for 50% of an executive’s annual equity award substantially strengthens the link between pay and performance and creates an appropriate long-term incentive for our executives. At the same time, the use of time-based vesting conditions for the remaining 50% of each award achieves the equally important goal of share ownership/accumulation that directly promotes alignment with stockholders and further supports executive retention. Overall, the Compensation Committee and Board believe that this approach represents a balanced performance-based approach to our executive compensation program that is appropriate for our Company, directly responds to feedback from our stockholders, and is consistent with executive pay governance best practices.

Equity awards are generally made by the Compensation Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January or early February of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers have been prepared. Equity awards approved by the Compensation Committee for the CEO are then reviewed and approved by the Board. In addition to the annual equity awards, the Compensation Committee may approve equity awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards. Notwithstanding the terms of the LTIP, equity awards are made at the discretion of the Compensation Committee or Board.

Effective February 1, 2021, the Compensation Committee approved equity awards for the NEOs under the LTIP based on the performance evaluations of such officers for 2020, as summarized below. A description of the basis for each of the NEO’s 2020 performance evaluation is set forth above under the Section entitled, “2021 Base Salaries,” in this CD&A.

The following summarizes the equity awards provided to the NEOs during 2021:

Executive Officer	2020 Performance Assessment	Time Vested Restricted Stock	Performance-Vested Restricted Units	Non-Qualified Stock Options	Award Value (% of Base Salary)
Stephen S. Tang, Ph.D. Former President and Chief Executive Officer	Outstanding	73,342 Shs	73,342 Shs	N/A	366%
Scott Gleason[1] Interim CFO, Senior Vice President, Corporate Communications & Investor Relations	N/A	20,439 Shs	20,439 Shs	N/A	100%
Roberto Cuca Chief Financial Officer	Outstanding	24,706 Shs	24,706 Shs	N/A	175%
Agnieszka Gallagher[2] Executive Vice President, General Counsel, Chief Compliance Officer	N/A	52,534 Shs	0 Shs	113,448 Shs	215%
Jack E. Jerrett Former Senior Vice President General Counsel, Chief Compliance Officer and Secretary	Meets	16,689 Shs	16,689 Shs	N/A	125%
Kathleen G. Weber President, Molecular Solutions	Outstanding	18,218 Shs	18,218 Shs	N/A	155%

1 Mr. Gleason received an onboarding equity award when he joined the company in May 2021 consisting of 50% time-vested RS and 50% PRUs, with terms substantially the same as the terms of awards made to the Company’s other executives in February 2021. The indicated amount reflects the aggregate grant date fair value of the award on May 17, 2021.

2 Ms. Gallagher received an onboarding equity award when she joined the company in November 2021 consisting of $250,000 of time-vested RS, with cliff vesting occurring five years after date of grant; $250,000 time-vested RS vesting in equal amounts over three years, and $500,000 of stock options vesting over four years.

2019 PRU Payout in 2021

Pay Out Under 2019 PRUs. The PRU portion of equity awards made to executives in early 2019 based on performance during 2018 did not vest until three years after the grant date, based 50% on the achievement of a three-year product revenue compound annual growth rate (“CAGR”) target and 50% based on a one-year IBIT target. The three-year service period for these PRUs expired on February 1, 2022. The following table summarizes the potential range of shares that could be delivered based upon the degree of achievement of the applicable performance measures:

Achievement Level of Applicable Performance Target	Percentage of PRUs To Become Vested
80%	50%
90%	75%
100%	100%
110%	125%
120%	150%

For the 2019 PRUs, Company performance exceeded the three-year product revenue CAGR target by more than 120% and fell short of the one-year IBIT performance measure. This resulted in a maximum payout of 150% on shares associated with the three-year product revenue CAGR measurement and no payout on shares associated with the one-year IBIT measurement. The following summarizes the three-year revenue CAGR and one-year IBIT targets for the 2019 PRUs, our performance against these targets and the resulting number of shares delivered to the NEOs upon settlement of the PRUs:

	Performance Target	Actual Performance	% of Target	% Vested
CAGR	9.79%	21.13%	216%	150%
IBIT	$27.1 million	$20.2 million	75%	0%
Final Vesting				75%

	2019 PRU’s Target and Actual Payout
	CAGR Target (# of shs)	CAGR Actual (# of shs)	IBIT Target (# of shs)	IBIT Actual (# of shs)
Stephen S. Tang, Ph.D.	23,936	35,904	23,936	0
Scott Gleason[1]	N/A	N/A	N/A	N/A
Roberto Cuca[1]	N/A	N/A	N/A	N/A
Agnieszka Gallagher[1]	N/A	N/A	N/A	N/A
Jack E. Jerrett[2]	9,262	13,893	9,262	0
Kathleen G. Weber	6,514	9,771	6,514	0

1Mr. Cuca, Mr. Gleason and Ms. Gallagher did not receive any 2019 PRU’s because they joined the Company after these awards were made.

2Under the terms of Mr. Jerrett’s retirement agreement, PRUs granted to Mr. Jerrett but unvested as of his retirement date of December 31, 2021 continue to vest without the employment requirement.

OTHER COMPENSATION

We provide minimal additional benefits outside of our primary elements of compensation, as follows:

Retirement Programs

All of our U.S. employees, including executive officers, are eligible to participate in our 401(k) profit sharing plan (the “401(k) Plan”). We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Our subsidiary DNA Genotek, which is located in Canada, offers a registered retirement plan to its employees, which similarly allows employee contributions for retirement savings, with matching contributions by DNA Genotek of up to CAD $4,000 per year.

The Company also maintains the OraSure Technologies, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) for the benefit of the Company’s highly compensated employees, including all of the NEOs, and its non-employee Directors. The Deferred Compensation Plan allows participants to defer up to 100% of their annual base salaries (or fees in the case of non-employee Directors) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock awarded to the participant. The Company may also make discretionary contributions to the participants’ accounts that vest over one or more years as determined by the Company, as well as upon death, disability or a change of control. Since the Deferred Compensation Plan was put in place, the Company has made no discretionary contributions. Participants may elect to receive distributions of deferred amounts on a specified date, separation from service, a change of control, disability and/or death. A further description of these benefits is set forth in the Section entitled “Nonqualified Deferred Compensation.”

Perquisites and Other Compensation

As a general matter, the Compensation Committee and Board do not believe that executive officers should be treated differently than other employees by receiving special perquisites unrelated to our general compensation program. Therefore, our healthcare, disability, and other insurance programs and benefits are the same for all eligible employees, including executive officers. Executive officers generally do not receive any additional perquisites, except for Ms. Weber who receives certain benefits under her employment agreement in connection with her international assignment at our Canadian subsidiary, DNA Genotek, Inc. A further description of these benefits is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control.”

Potential Payments Upon Termination or Change of Control Pursuant to Employment Agreements

The Company has entered into employment agreements with each of the NEOs. In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and provide enhanced severance payments upon such terminations in connection with a “change of control” of the Company. The terms of these arrangements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement. The Compensation Committee believes that these arrangements are generally consistent with industry practice at the Peer Group companies, provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and the executives in the event of a change of control of the Company.

Accounting and Tax Treatment of Compensation.

In approving the amount and form of compensation for the NEOs, the Compensation Committee considers all elements of the cost to the Company of providing such compensation, including accounting and tax implications. In particular, it considers the potential impact of Section 162(m) of the Internal Revenue Code (the “Code”), which disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for certain covered employees. Notwithstanding these deductibility limitations, the Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

Compensation Recoupment Policy

The Board has adopted a compensation recoupment or “clawback” policy, applicable to all officers subject to Section 16 of the Exchange Act. Under this policy, the Company will pursue recoupment of any excess compensation, including incentive cash bonuses, restricted awards, stock options or other compensation, which was awarded to a covered officer based on financial statements of the Company where such statements are required to be restated as a result of the gross negligence, intentional misconduct or fraud of the covered officer. In addition to recoupment, the Company shall take such other remedial actions deemed necessary against a covered employee, including recommending disciplinary actions up to and including termination and other available remedies. The recovery period for recoupment of any compensation is up to three fiscal years preceding the date on which the Company is required to prepare and file the restated financial statements. This policy has been proactively adopted in advance of final guidance under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“the Dodd-Frank Act”) and will be amended to conform with this Section when final guidance is available.

CEO Pay Ratio

As required by applicable law and SEC regulations, we are providing the following information about the relationship of the median of the annual total compensation of our employees and the annual total compensation of Stephen S. Tang, Ph.D., our former President and CEO.

For the 2021 fiscal year, (i) the median of the annual total compensation of all employees of the Company (other than Dr. Tang) and its subsidiaries was $58,959; and (ii) the annual total compensation of Dr. Tang, as reported in the SCT included immediately after this CD&A, was $2,959,781. Based on this information, for 2021 the ratio of the annual total compensation of Dr. Tang, our President and CEO, to the median of the annual total compensation for employees was 50 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee, we took the following steps:

•	We determined that, as of December 31, 2021, our world-wide employee population consisted of 736 people.

•

To identify the “median employee” from our employee population, we compared the amount of salary, wages, overtime, commissions and bonuses of our employees as reflected in our payroll records. In making this determination, we did not annualize the compensation of employees who were hired in 2021 but did not work for us for the entire fiscal year. Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure.

•

Once we identified our median employee, we combined all of the elements of this employee’s compensation for 2021 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in the annual total compensation as described above.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our CEO and the other NEOs, for the fiscal years ended December 31, 2021, 2020 and 2019:

Name & Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards[3,4] ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation[5] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compen- sation[6] ($)	Total ($)
Stephen S. Tang, Ph.D.	2021	$667,921		—		$1,946,860	—	$341,000	—	$4,000	$2,959,781
Former President and Chief	2020	$624,225		—		$1,218,000	—	$1,239,196	—	$4,000	$3,085,421
Executive Officer	2019	$609,000		—		$1,242,996	—	$258,825	—	$4,000	$2,114,821
Scott Gleason	2021	$178,846	[1]	—		$424,620	—	$182,000	—	$2,077	$787,544
Interim CFO, Senior Vice President,	2020	—		—		—	—	—	—	—	—
Corporate Communications &	2019	—		—		—	—	—	—	—	—
Investor Relations
Roberto Cuca	2021	$381,475	[1]	—		—	—	—	—	$4,000	$385,476
Former Chief Financial Officer	2020	$439,205		—		$686,522	—	$493,886	—	$4,000	$1,623,613
	2019	$426,413		—		$639,102	—	$132,188	—	$4,000	$1,201,703
Agnieszka Gallagher	2021	$26,827	[1]	—		$500,000	$500,000	$240,638	—	—	$1,267,466
Executive Vice President,	2020	—		—		—	—	—	—	—	—
General Counsel and	2019	—		—		—	—	—	—	—	—
Chief Compliance Officer
Jack E. Jerrett	2021	$423,665	[1]	$169,466	[2]	$855,013	—	—	—	$4,000	$1,452,144
Former Senior Vice President,	2020	$415,358		—		$513,207	—	287,428	—	$4,000	$1,219,993
General Counsel and	2019	$380,152		—		$480,976	—	93,137	—	$4,000	$958,265
Chief Compliance Officer
Kathleen G. Weber	2021	$416,246		—		$483,596	—	$233,098	—	$465,898	$1,598,838
President, Molecular Solutions	2020	$365,650		—		$465,940	—	$354,242	—	$524,121	$1,709,953
	2019	$355,000		—		$338,272	—	$88,040	—	$342,773	$1,124,085

[1]

The 2021 salaries shown for Mr. Gleason and Ms. Gallagher represent the amounts paid after they joined the Company on May 17, 2021 and November 29, 2021, respectively. The 2021 salary shown for Mr. Cuca represents the amount paid to Mr. Cuca during his service with the Company prior to his resignation date of September 17, 2021. The 2021 salary shown for Mr. Jerrett represents the amount paid to Mr. Jerrett during his service with the Company prior to his retirement date of December 31, 2021.

[2]	The amount for Mr. Jerrett represents the cash bonus paid under the terms of his retirement agreement.

[3]

The indicated amounts reflect the aggregate grant date fair value of RS and PRU awards made to the NEOs during the applicable year, computed in accordance with FASB ASC Topic 718. The value of the PRUs reflect the assumption that 100% of target will be achieved for each of the performance measures reflected in the terms of the PRUs. Certain assumptions used in the calculation of the indicated amounts are set forth for the applicable year of award in footnote 12 to the Company’s audited consolidated financial statements for the year ended December 31, 2021, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 1, 2022 (the “2021 10-K Report”). The maximum grant-date fair value of the PRU awards made in 2021, assuming the highest level of performance measures will be achieved (120% of target resulting in a 150% payout), are as follows: Mr. Gleason, $336,927; Ms. Weber $300,324; and Mr. Jerrett, $275,118. Pursuant to his Transition Agreement, 50% of the PRU awards made in 2021 to Dr. Tang will vest at 100% of target on the eighth day following his termination date of March 31, 2022, representing a grant-date fair value of $403,014.

[4]

The amount indicated for Mr. Jerrett for 2021 also includes compensation resulting from the acceleration of unvested RS upon his retirement in the amount of $412,004 and value of unvested PRU which will continue to vest without the employment requirements in the amount of $774,697

[5]

The indicated amounts reflect incentive cash bonuses paid to the NEOs pursuant to an Incentive Plan, based on performance during the applicable year. For a description of incentive cash bonus payments for performance during 2021, see the Section entitled, “2021 Annual Incentive Cash Bonuses,” in the CD&A.

[6]

The indicated amounts of $4,000 or $2,077 reflect cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which was offered to U.S. employees of the Company during each of the indicated years. The amount indicated for Ms. Weber in 2019 represents $4,000 in matching contributions to a 401(k) profit sharing plan, $14,347 for the reimbursement of moving expenses, $68,900 representing a monthly living expense allowance as a result of Ms. Weber’s promotion to head our Molecular Solutions business and relocation to Ottawa, Canada, $10,113 for reimbursement of tax preparation fees, and $245,413 in tax equalization payments representing the amount by which Ms. Weber’s Canadian income tax liability exceeds her U.S. income tax liability. Ms. Weber’s 2020 amount represents $4,000 in matching contributions to a 401(k) profit sharing plan, $68,900 representing a monthly living expense allowance, $15,177 for reimbursement of tax preparation fees, and $436,044 in tax equalization payments. Ms. Weber’s 2021 amount represents $4,000 in matching contributions to a 401(k) profit sharing plan, $68,900 representing a monthly living expense allowance, $18,079 for reimbursement of tax preparation fees, and $374,919 in tax equalization payments.

GRANTS OF PLAN-BASED AWARDS

The following table summarizes information concerning possible incentive cash bonuses and possible and actual RS and PRU awards for the NEOs during the fiscal year ended December 31, 2021:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shs.)		Target (# Shs.)		Maximum (# Shs.)		All other Stock Awards: Number of Shares of Stock or Units[4] (#Shs.)		All other Option Awards: Number of Securities Underlying Options (#Shs.)	Exercise of Base Price of Option awards ($/Sh)	Grant Date Fair Value of Stock Awards[5] ($)

Stephen S. Tang, Ph.D.	2/1/2021[1]	—	—	—	—		—		—		73,342	RS	—	—	$1,140,831
Former President and	2/1/2021[1]	—	—	—	—		—		—		73,342	PRU	—	—	$806,029
Chief Executive Officer	N/A	$283,866	$567,733	$851,599	50,163	RS	60,195	RS	70,228	RS	—		—	—	N/A
	N/A	—	—	—	50,163	PRU	60,195 PRU		70,228	PRU	—		—	—	N/A

Scott Gleason	5/21/2021[1]	—	—	—	—		—		—		20,439	RS	—	—	$199,996
Interim CFO, Senior Vice President, Corporate Communications & Investor Relations	5/21/2021[1]	—	—	—	—		—		—		20,439	PRU	—	—	$224,625
	N/A	$70,000	$140,000	$210,000	N/A		N/A		N/A		—		—	—	N/A
	N/A				N/A		N/A		N/A		—		—	—	N/A

Roberto Cuca	2/1/2021[1]	—	—	—	—		—		—		24,706	RS	—	—	$384,301
Former Chief Financial Officer	2/1/2021[1]	—	—	—	—		—		—		24,706	PRU	—	—	$271,519
	N/A	$115,291	$230,583	$345,874	14,824	RS	19,765	RS	24,706	RS	—		—	—	N/A
	N/A	—	—	—	14,824	PRU	19,765 PRU		24,706	PRU	—		—	—	N/A

Agnieszka Gallagher	11/29/2021[1]	—	—	—	—		—		—		52,534	RS	—	—	$499,992
Executive Vice President,	11/29/2021[1]	—	—	—	—		—		—				113,448	$9.52	$1,079,741
General Counsel and	N/A	$104,625	$209,250	$313,875	N/A		N/A		N/A		—		—	—	N/A
Chief Compliance Officer	N/A				N/A		N/A		N/A		—		—	—	N/A

Jack E. Jerrett	2/1/2021[1]	—	—	—	—		—		—		16,689	RS	—	—	$259,597
Former Senior Vice President,	2/1/2021[1]	—	—	—	—		—		—		16,689	PRU	—	—	$183,412
General Counsel, and	N/A	$84,733	$169,466	$254,199	12,684	RS	16,689	RS	20,694	RS	—		—	—	N/A
Chief Compliance Officer	N/A	—	—	—	12,684	PRU	16,689 PRU		20,694	PRU	—		—	—	N/A

Kathleen G. Weber	2/1/2021[1]	—	—	—	—		—		—		18,218	RS	—	—	$283,380
President, Molecular Solutions	2/1/2021[1]	—	—	—	—		—		—		18,218	PRU	—	—	$200,216
	N/A	$83,249	$166,498	$249,748	11,166	RS	14,692	RS	18,218	RS	—		—	—	N/A
	N/A	—	—	—	11,166	PRU	14,692 PRU		18,218	PRU	—		—	—	N/A

[1]

Annual incentive equity awards to NEOs consisted of a combination of time-vested RS and PRUs that were granted in 2021 pursuant to the LTIP based on performance during 2020. Annual equity awards made during 2021 were approved by the Compensation Committee effective on February 1, 2021. For a description of these equity awards and their terms, see the Section entitled, “2020 Long-Term Incentive Awards,” in the CD&A. Awards granted to Mr. Gleason and Ms. Gallagher represent on-boarding awards. Mr. Gleason’s awards were granted with terms substantially similar to the annual incentive equity awards granted to the other NEOs in 2021 pursuant to the LTIP based on performance during 2020. However, Ms. Gallagher was awarded two restricted stock awards, one with a three-year vesting schedule and another with a five-year cliff vesting schedule. Ms. Gallagher was also granted nonqualified stock options, vesting and exercisable over a four year period, with one-fourth of the options vesting on the first anniversary date of the grant and remainder vesting ratably on a monthly basis over the remaining 36 months. Mr. Cuca forfeited his 2021 LTIP awards as a result of his resignation in September 2021.

[2]

The indicated amounts represent potential incentive cash bonus payments to the NEOs under the 2021 Incentive Plan. On January 27, 2022, bonus payments under the 2021 Incentive Plan were approved by the Compensation Committee for the NEOs, based on performance during 2021. The Threshold and Target amounts assume the executive receives 50% and 100% of his or her target bonus and that the aggregate bonus pool is funded at 50% and 100% for each performance objective in the 2021 Incentive Plan, respectively. The Maximum amounts assume that the recipient receives 150% of his or her target bonus based on performance for 2021 and that the bonus pool is funded at 200% or the Maximum level for each performance objective in the 2021 Incentive Plan. Although he retired in December 2021, Mr. Jerrett’s 2021 bonus amount was paid under the 2021 Incentive Plan pursuant to the terms of his retirement agreement. A further description of the payments approved under the 2021 Incentive Plan is set forth in the Section entitled, “2021 Annual Incentive Cash Bonuses,” in the CD&A. Mr. Cuca forfeited his cash bonus award under the 2021 Incentive Plan as a result of his resignation in September 2021.

[3]

The indicated amounts represent the potential number of shares which could have been granted to the NEOs in 2021 in the form of RS and PRUs pursuant to the LTIP, based on performance during 2020. The individual share numbers for each potential award were calculated by dividing 50% of the long-term incentive targets for each NEO set forth in the LTIP by the mean between the high and low sales price of the Common Stock as reported by Nasdaq on the date of grant. The number of shares corresponding to the PRUs were calculated based on the assumption that 100% of target is achieved for each of the performance measures set forth in the terms of such PRU awards. The actual number of shares received upon vesting of the PRUs could vary from 50% to 200% of target depending on the degree to which the performance measures are achieved.

[4]

The indicated amounts represent the actual number of shares of RS or PRUs granted to the NEOs in 2021 under the LTIP, based on performance during 2020. A further description of these equity awards and their terms is set forth in the Section entitled, “2021 Long-Term Incentive Awards,” in the CD&A.

[5]	The indicated amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2021

The following table summarizes information regarding unexercised stock options and unvested RS and PRUs held by the NEOs as of December 31, 2021:

	Option Awards[1]					Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2](#)	Market Value of Shares or Units of Stock That Have Not Vested[9]($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2](#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or other Rights That Have Not Vested[9]($)
Stephen S. Tang, Ph.D. Former President and Chief Executive Officer	—	—	—	—	—	18,558 3(a)	$161,269	—	—
	—	—	—	—	—	15,957 3(b)	$138,666	—	—
	—	—	—	—	—	42,499 3(c)	$369,316	—	—
	—	—	—	—	—	36,671 3(d)	$318,671	—	—
	—	—	—	—	—	—	—	35,904 3(e)	$312,006
	—	—	—	—	—	—	—	16,999 3(f)	$147,721
						—	—	25,499 3(g)	$221,586
	—	—	—	—	—	—	—	36,671 3(h)	$318,671
Scott Gleaon Interim CFO, Senior Vice President, Corporate Communications & Investor Relations	—	—	—	—	—	20,439 4(a)	$177,615	—	—
	—	—	—	—	—	—	—	26,267 4(b)	$228,260
	—	—	—	—	—	—	—	—	—
	—	—	—	—	—	—	—	—	—
Agnieszka Gallagher Executive Vice President, General Counsel and Chief Compliance Officer	—	113,448	—	$9.52	11/29/2031	—	—	—	—
	—	—	—	—	—	—	—	26,267 [8](a)	$228,260
								26,267 [8](b)	$228,260

Jack E. Jerrett Former Senior Vice President, General Counsel, and Chief Compliance Officer	6,407	—	—	$5.71	2/3/2024	—	—	—	—
	13,650	—	—	$9.31	2/3/2025	—	—	—	—
	—	—	—	—	—	—	—	13,893 7(a)	$120,730
	—	—	—	—	—	—	—	14,326 7(b)	$124,493
	—	—	—	—	—	—	—	21,488 7(c)	$186,731
	—	—	—	—	—	—	—	16,689 7(d)	$145,027
Kathleen Weber President, Molecular Solutions	4,129	—	—	$5.71	2/3/2024	—	—	—	—
	10,404	—	—	$9.31	2/3/2025	—	—	—	—
	—	—	—	—	—	4,343 6(a)	$37,741	—	—
	—	—	—	—	—	21,677 6(b)	$188,373	—	—
	—	—	—	—	—	18,218 6(c)	$158,314	—	—
	—	—	—	—	—	—	—	9,771 6(d)	$84,910
	—	—	—	—	—	—	—	13,006 6(e)	$113,022
	—	—	—	—	—	—	—	19,508 6(f)	$169,525
	—	—	—	—	—	—	—	18,218 6(g)	$158,314

[1]	The table does not include RS and PRUs awarded to the NEOs in February 2022 pursuant to the LTIP in respect of performance during 2021.

[2]

Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of RS vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary. PRUs will not vest until three years from the grant date and only if certain performance measures are met during the three-year service period.

[3]	The indicated RS, and PRUs vest as follows:

(a)	18,558 restricted shares on April 8, 2022 pursuant to the terms of Dr. Tang’s transition agreement;
(b)	15,957 restricted shares on February 1, 2022
(c)	28,333 restricted shares on February 1, 2022, and 14,166 shares on March 31, 2022 pursuant to the terms of Dr. Tang’s transition agreement;
(d)	36,671 restricted shares on April 8, 2022, pursuant to the terms of Dr. Tang’s transition agreement;
(e)

35,904 PRUs cliff vesting on February 1, 2022, provided performance metrics have been achieved. This grant also included 23,936 PRUs which have been forfeited as the related performance metric was not achieved;

(f)	16,999 PRUs vest on April 8, 2022, pursuant to the terms of Dr. Tang’s transition agreement;
(g)	25,499 PRUs vest on April 8, 2022, pursuant to the terms of Dr. Tang’s transition agreement; and
(h)	36,671 PRUs vest on April 8, 2022, pursuant to the terms of Dr. Tang’s transition agreement.

[4]	The indicated RS and PRUs vest as follows:

(a)	6,813 restricted shares on May 21, 2022, 2023, and 2024; and
(b)	20,439 PRUs cliff vesting on May 21, 2024, provided performance metrics have been achieved.

[5]	The indicated RS and PRUs vest as follows:

(a)	4,691 restricted shares on May 11, 2022, and 4,690 restricted shares on May 11, 2023;
(b)	6,590 restricted shares on February 1, 2022, 6,589 restricted shares on February 1, 2023, and 6,590 restricted shares on February 1, 2024;
(c)	5,628 PRUs cliff vesting on May 11, 2023, provided performance metrics have been achieved;
(d)	8,442 PRUs cliff vesting on May 11, 2023, provided performance metrics have been achieved; and
(e)	19,769 PRUs cliff vesting on February 1, 2024, provided performance metrics have been achieved.

[6]	The indicated RS and PRUs vest as follows:

(a)	4,343 restricted shares on February 1, 2022;
(b)	10,838 restricted shares on February 1, 2022, and 10,839 restricted shares on February 1, 2023;
(c)	6,073 restricted shares on February 1, 2022, 6,072 restricted share on February 1, 2023, and 6,073 shares on February 1, 2024;
(d)

9,771 PRUs cliff vesting on February 1, 2022, provided performance metrics have been achieved. This grant also included 6,514 PRUs which have been forfeited because the related performance metric was not achieved;

(e)	13,006 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved;
(f)	19,508 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved; and
(g)	18,218 PRUs cliff vesting on February 1, 2024, provided performance metrics have been achieved.

[7]	The indicated RS and PRUs vest as follows:

(a)

13,893 PRUs cliff vesting on February 1, 2022, provided performance metrics have been achieved. This grant also included 9,262 PRUs which have been forfeited because the related performance metric was not achieved;

(b)	14,326 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved;
(c)	21,488 PRUs cliff vesting on February 1, 2023, provided performance metrics have been achieved; and
(d)	16,689 PRUs cliff vesting on February 1, 2024, provided performance metrics have been achieved.

[8]	The indicated RS and PRUs vest as follows:

(a)	26,267 restricted shares cliff vesting on November 29, 2026; and
(b)	8,756 restricted shares on November 29, 2022, 8,755 restricted shares on November 29, 2023, and 8,756 restricted shares on November 29, 2024.

[9]

The indicated values were determined by multiplying the number of unvested shares of RS and unvested PRUs shown in this table by $8.69 per share, the closing price of the Company’s Common Stock as reported by Nasdaq on December 31, 2021.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes information with respect to the exercise of stock options and vesting of RS for each of the NEOs during the fiscal year ended December 31, 2021:

	Option Awards		Stock Awards[1]
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[2] ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting[3] ($)
Stephen S. Tang, Ph.D.	—	—	44,290	$688,929

Former President and Chief Executive Officer
Roberto Cuca	—	—	27,702	$369,575

Former Chief Financial Officer
Scott Gleason	—	—	—	$—

Interim CFO, Senior Vice President, Corporate
Communications & Investor Relations
Agniezska Gallagher	—	—	—	$—

Executive Vice President, General Counsel, and Chief Compliance Officer

Jack E. Jerrett	—	—	74,336	$841,274	[4]

Former Senior Vice President, General Counsel, and Chief Compliance Officer

Kathleen Weber	—	—	23,856	$371,079
President, Molecular Solutions

[1]	Includes the vesting of restricted stock awards and performance-vested restricted units.

[2]

The indicated amount represents the number of shares acquired upon the exercise of the options multiplied by the difference between the market value of the Company’s Common Stock on the applicable exercise date and the option exercise price.

[3]

The indicated amounts were calculated by multiplying the number of restricted shares and performance-vested restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales prices of the Common Stock as reported by Nasdaq on the vesting date.

[4]

The unvested portions of all awards of time-vested RS granted to Mr. Jerrett that were outstanding and unvested as of his retirement date vested in full on his retirement date pursuant to his retirement agreement.

RETIREMENT BENEFITS

The NEOs are eligible to participate in our 401(k) Plan on the same terms and conditions applicable to other employees. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Retirement Programs,” in the CD&A.

NONQUALIFIED DEFERRED COMPENSATION

The OraSure Technologies, Inc. Deferred Compensation Plan (the “Plan”) is a non-qualified deferred compensation plan designed to provide deferred compensation benefits to a select group of the Company’s highly compensated employees, including all of the NEOs, and to non-employee members of the Board.

The Plan allows for deferrals by participants of up to 100% of their annual base salaries (or in the case of non-employee Directors, 100% of fees payable under the Company’s Non-Employee Director Compensation Policy), up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock and shares received in respect of PRUs awarded under the LTIP. The Company may also make discretionary contributions to the accounts of employees participating in the Plan. Cash balances in participants’ accounts may be invested in a list of investment options that are similar to the fund choices offered in the Company’s 401(k) plan. Participants will be permitted to sell vested shares in their accounts, subject to compliance with the Company’s Insider Trading Policy and applicable securities laws, and invest the proceeds of any such sale in the investment options available under the Plan. Participants will be 100% vested in their accounts and the restricted shares they defer, except that Company contributions will vest over one or more years as determined by the Company. In the event of death, disability or change of control, a participant will become 100% vested in any then unvested Company contributions.

A Participant may elect to receive a distribution from his or her account upon a specified date, separation from service, change of control, disability and/or death. Distributions will be made in a lump sum or installments, as allowed under the Plan.

Amounts contributed to a participant’s account through elective deferrals or through the Company’s discretionary contributions are generally not subject to income tax, and the Company does not receive a deduction until they are distributed pursuant to the Plan.

However, cash deferrals are subject to the Federal Insurance Contributions Act Tax imposed at the time of deferral (the “FICA tax”). Deferrals of restricted shares and shares received in respect of PRUs are subject to the FICA tax at the time the shares vest, but are not subject to income tax, and the Company does not receive the deduction until the shares are distributed pursuant to the Plan. The Company may amend or terminate the Plan at any time in accordance with applicable law.

None of the Company’s NEO’s participated in the Plan during 2021.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Employment Agreements

Dr. Tang

We have entered into employment agreements with all of our NEOs. We believe such agreements are necessary to attract and retain critical talent, and are in-line with market practices. The following summary describes certain of the material terms of the employment arrangements with Dr. Tang, our former CEO, and the other NEOs. As previously noted, Dr. Tang’s employment with the Company ended on March 31, 2022.

In January 2018, we entered into an employment agreement with Dr. Tang in connection with his appointment as the Company’s President and CEO, effective April 1, 2018. Under the agreement, Dr. Tang would receive (i) an annual base salary of at least $565,000, (ii) an annual cash bonus opportunity under the Company’s annual Incentive Plan with a bonus target of at least 85% of his base salary and (iii) annual equity awards under the Company’s LTIP ranging from at least 150%-250% of his base salary, with a target of 200%. Dr. Tang received a sign-on cash bonus of $230,000 and an award of 37,116 shares of time-vested RS subject to vesting on the fifth anniversary of Dr. Tang’s date of employment.

Under the terms of Dr. Tang’s employment agreement, upon the termination of Dr. Tang’s employment for any reason, Dr. Tang would have been entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid. In the case of a termination upon his death or disability or by the Company without Cause, or in the case of a unilateral termination by Dr. Tang or a termination by Dr. Tang for good reason where in either case the termination were to occur after June 30 of any year, Dr. Tang would have also received a cash bonus for the year of termination prorated through the date of termination. In addition, in the event of termination for good reason or without Cause (which would have included the Company’s failure to renew the agreement) and not during a change of control period, Dr. Tang would have received additional severance in the form of a lump sum amount equivalent to 18 months of his annual salary plus reimbursement of the costs of continuation coverage under the Company’s health plans (if Dr. Tang elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985) for a period of 18 months after the date of termination. In the event of termination for good reason or without Cause (which would have included the Company’s failure to renew the agreement) and during a change of control period, Dr. Tang would have received a lump sum amount equivalent to 36 months of his annual salary and reimbursement of continuation coverage under the Company’s health plan for 36 months. If Dr. Tang was a “specified employee” within the meaning of Code Section 409A at the time of the termination of his employment and any of the foregoing payments would subject him to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment.

Under the terms of his agreement, all stock awards granted to Dr. Tang were required to immediately vest (i) in the event of a change of control or (ii) if Dr. Tang’s employment was terminated for good reason by Dr. Tang or by the Company without Cause during a change of control period, and 50% of such stock awards would vest in the event Dr. Tang’s employment was terminated for good reason by Dr. Tang or by the Company without cause during any period other than a change of control period.

On December 31, 2021, the Board of Directors approved the termination of Dr. Tang’s employment agreement without cause, effective as of March 31, 2022. On January 2, 2022, the Company and Dr. Tang entered into a Transition Agreement (the “Transition Agreement”) providing the terms of the cessation of Dr. Tang’s employment with the Company, which superseded much of Dr. Tang’s employment agreement. During the remaining period of his service (the “Transition Period”), Dr. Tang continued to serve as the Company’s President and Chief Executive Officer and assisted in the orderly transition of his duties to other Company personnel.

In connection with the cessation of his service and subject to Dr. Tang’s compliance with the terms of the Transition Agreement and his execution of a general release, the Transition Agreement provides that Dr. Tang will receive the following payments, right and benefits:

•	Dr. Tang will be paid a lump sum severance payment equal to 18 months’ of base salary, plus an amount equal to his target annual bonus;

•	50% of Dr. Tang’s outstanding time-based restricted stock awards will vest at the end of the Transition Period;

•	50% of Dr. Tang’s unvested PRUs for performance periods that ended on or prior to December 31, 2021 will vest based on actual performance at the end of the Transition Period;

•	50% of Dr. Tang’s unvested PRUs for performance periods scheduled to end after December 31, 2021 will vest based on target performance at the end of the Transition Period;

•

Dr. Tang will be granted an award of restricted stock with a grant date fair value of $834,909. This award represents 50% of the 2022 annual equity award otherwise issuable to Dr. Tang under the Company’s long-term incentive program and will vest at the end of the Transition Period;

•	Dr. Tang will receive a pro-rata 2022 annual bonus of $141,933 paid at the end of the Transition Period; and

•

Dr. Tang will have the opportunity to purchase continued coverage under the Company’s group health plan until he becomes eligible for Medicare, with the first 18 months of such coverage subsidized by the Company to the same extent as the Company subsidizes the cost of active employee coverage.

In addition, the Transition Agreement confirms that Dr. Tang’s 2021 annual bonus will be $341,000. While the Transition Agreement supersedes most of Dr. Tang’s employment agreement with the Company, the above-described payments, rights and benefits are substantially similar to the severance benefits contemplated by that employment agreement in respect of a termination without cause thereunder.

The Transition Agreement also includes customary cooperation and non-disparagement provisions and an affirmation by Dr. Tang of his confidentiality, non-solicitation and non-competition obligations to the Company.

Mr. Cuca

In May 2018, we entered into an employment agreement with Mr. Cuca, pursuant to which Mr. Cuca would receive (i) an annual base salary of at least $415,000, (ii) a target bonus opportunity under the Company’s annual Incentive Plan of 50% of his base salary, and (iii) annual equity awards under the Company’s long-term incentive policy ranging from 105% to 175% of his base salary (with a target of 140%). Mr. Cuca also received an onboarding equity award having an aggregate value of $435,750. This award consisted of 50% time-vested RS and 50% PRUs with terms substantially the same as the terms of awards made to the Company’s other executives in February 2018. On August 27, 2021, Mr. Cuca notified the Company of his decision to resign effective September 17, 2021. Pursuant to the terms of his May 2018 employment agreement, upon his resignation, Mr. Cuca was eligible to receive all salary payable to him through the date of his resignation.

Ms. Weber

In January 2019, we entered into an employment agreement with Ms. Weber, in connection with her move to Canada to head our Molecular Solutions business unit. Effective as of December 31, 2021, Ms. Weber’s employment agreement with the Company was amended and she was named President of Molecular Solutions. Pursuant to the amended employment agreement, Ms. Weber will receive (i) an annual base salary of at least $471,000, (ii) a target bonus opportunity under the Company’s annual Incentive Plan of at least 50% of her base salary, and (iii) annual equity awards under the Company’s long-term incentive policy ranging from 125% to 150% of her base salary (with a target of 125%). In addition, Ms. Weber is entitled to receive benefits typical of international assignments, including:

•	Legal services paid by the Company for visas and work permits for Ms. Weber and her husband;

•	Relocation expenses reimbursed up to $10,000;

•	A housing allowance of up to $3,438 per month;

•	Tax equalization payments to the extent Ms. Weber’s Canadian income tax liability exceeds the income tax she would have paid in the United States;

•	Reimbursement for tax preparation services;

•	An annual expense allowance of $3,544;

•	Home leave reimbursement for Ms. Weber and her husband to travel to the United States twice during each 12-month period; and

•	Reimbursement for repatriation expenses for Ms. Weber and her husband to relocate back to the United States at the end of her assignment.

In the event of Ms. Weber’s relocation to the United States, which is planned to occur on or before December 31, 2022, such benefits shall be deemed to be terminated with respect to the period beginning immediately after the date she relocates; provided that the foregoing termination shall not affect the Company’s obligation to provide such benefits to the extent related to the period on or prior to Ms. Weber’s relocation.

Mr. Gleason

On July 8, 2021, we entered in a Severance Benefit agreement with Mr. Gleason to provide Mr. Gleason with certain compensation in the event that his employment is terminated by us without cause or by him for good reason during a one-year period following the date of a change of control. In the event of a termination by us without cause, or by him with good reason following the one-year period after a change of control, in exchange for Mr. Gleason’s release of claims against the Company and a covenant not to sue, we will provide him with an amount equal to one year of his base salary as in effect immediately prior to his termination. Such severance payment is to be paid out to Mr. Gleason in substantially equal installments during the one-year period commencing upon his termination date in accordance with our normal payroll practices.

Ms. Gallagher

On November 29, 2021, we entered into an employment agreement with Ms. Gallagher to serve as our Executive Vice President, General Counsel, Chief Compliance Officer and Secretary. Pursuant to the terms of her agreement, Ms. Gallagher will receive (i) an annual base salary of $465,000, (ii) a target bonus opportunity under the Company’s annual Incentive Plan of at least 45% of her base salary, and (iii) annual equity awards under the Company’s long-term incentive policy ranging from 95% to 155% of her base salary (with a target of 125%). Ms. Gallagher also received an onboarding equity award having an aggregate value of $1,000,000, consisting of (i) 25% time vested restricted stock, vesting five years after the grant date (ii) 25% time vested restricted stock, vesting in equal amounts over the three years following the grant date, and (iii) 50% options to purchase the Company’s common stock with 25% of those options vesting one year after the first grant of such award and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date.

Termination and Severance Benefits

The termination and severance provisions in the employment agreements for each of the NEOs, with the exception of Mr. Gleason, whose Severance Benefit agreement is described above, are substantially similar. The agreements provide that upon the termination of the NEO’s employment for any reason, the NEO will be entitled to receive his or her salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid. In the case of a termination upon death or disability or by the employee where in either case the termination occurs after June 30 of any year, the NEO will also receive a cash bonus for the year of termination prorated through the date of termination. In addition, if termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and does not occur during a change of control period (defined under the agreements as the period beginning 60 days prior to and ending 18 months after a change of control, defined under the agreements as a change of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Exchange Act), the NEO would receive additional severance in the form of a lump sum amount equivalent to a designated number of months of his or her annual salary plus reimbursement of the costs of continuation coverage under the Company’s health plans (if the NEO elects coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA)) for 12 months, after the date of termination. If, however, termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and occurs during a change of control period, the NEO will receive a lump sum amount equivalent to a designated number of months of his or her annual salary and reimbursement of continuation coverage under the Company’s health plan for the shorter of either 24 months or the date the NEO is no longer eligible for COBRA. Upon termination in the event of a change of control, termination good reason, or termination without cause during a change of control period, all equity awards granted to the NEO on or after the effective date of their employment agreement would immediately vest. In the event the NEO’s employment is terminated for death or disability, for good reason, or without cause during any period other than a change of control period, then 50% of the NEO’s outstanding awards shall, to the extent unvested, immediately vest. If the NEO is a “specified employee” within the meaning of Code Section 409A at the time of the termination of his or her employment and any of the foregoing payments would subject him or her to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment.

Mses. Weber and Gallagher will be entitled to receive severance equal to 12 months of their annual salary if they are terminated for good reason or without cause, but they will receive 24 months of their annual salary if such termination occurs during a change of control period. Mr. Jerrett was entitled to the same benefits under his employment agreement.

Retirement Agreement with Mr. Jerrett

On November 9, 2021, we entered into a retirement agreement with Mr. Jerrett, our former Senior Vice President, General Counsel and Chief Compliance Officer, providing for the terms of Mr. Jerrett’s retirement from the Company effective December 31, 2021. Mr. Jerrett agreed to serve as a consultant to the Company during the transition to its new Senior Vice President, General Counsel and Chief Compliance officer from December 31, 2021 through February 28, 2022. Mr. Jerrett and the Company agreed that no severance or other amounts are payable in connection with Mr. Jerrett’s resignation under his employment agreement, except as provided in the retirement agreement. Pursuant to the retirement agreement, Mr. Jerrett received a total amount equal to $423,665, equivalent to 12 months of salary paid in equal installments on each of the Company’s regularly scheduled payroll dates beginning 30 days after retirement and continuing for twelve months thereafter. Mr. Jerrett’s unvested portions of all options to purchase the Company’s common stock and all awards of time vested restricted stock outstanding and unvested prior to the retirement vested in full on his retirement date and all awards of PRUs granted to Mr. Jerrett prior to his retirement and which are outstanding and unvested as of his retirement, shall vest in full three years after the applicable grant date for such PRUs in accordance with the terms of the relevant agreement pursuant to which such PRUs were granted. Additionally, Mr. Jerrett received his normal annual equity award in 2022 for performance during 2021, consisting of an aggregate grant date value at least equal to his annual target bonus of 125% of base salary under the LTIP, which consisted of 50% restricted stock and 50% PRUs and was awarded at the same time as the annual 2022 LTIP awards were granted to other Company senior executives. Mr. Jerrett’s 2021 bonus payment under our annual bonus plan shall be equal to 40% of his base salary, subject to adjustment to reflect the actual bonus pool funding under the bonus plan approved by the Board. Mr. Jerrett remains subject to the confidential and proprietary information obligations under his confidentiality agreement dated April 1, 2004. The retirement agreement contains an indefinite non-disparagement obligation.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their employment was terminated as of December 31, 2021:

Name	Benefit	Voluntary Termination or Termination for Cause[1]	Termination for Death or Disability[2]	Termination for Good Reason or Without Cause Not Within Change of Control Period[2]	Voluntary Termination after Change of Control (only for Mr. Jerrett), or Termination for Good Reason or Without Cause Within Change of Control Period[2]
Stephen S . Tang Ph. D.[3] Former President and Chief Executive Officer	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock/Unit Vesting Health Care Benefits Total	—	—	$1,001,882	$2,003,763
		567,733	$341,000	$567,733	$567,733
		—	—	—	—
		—	$3,382,930	$1,691,465	$3,382,930
		—	—	$29,343	$29,343
		567,733	$3,723,930	$3,290,423	$5,983,769
Scott Gleason Interim CFO, Senior Vice President, Corporate Communications & Investor Relations	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock/Unit Vesting Health Care Benefits Total	—	—	—	$400,000
		—	—	—	—
		—	—	—	—
		—	$355,230	—	$355,230
		—	—	—	—
		$—	$355,230	$—	$755,230
Agniezska Gallagher Executive Vice President, General Counsel, and Chief Compliance Officer	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock/Unit Vesting Health Care Benefits Total	—	—	$465,000	$930,000
		209,250	$240,638	$209,250	$209,250
		—	—	—	—
		—	$456,520	$228,260	$456,520
		—	—	$37,814	$37,814
		209,250	$697,158	$940,324	$1,633,584
Jack E. Jerrett Former Senior Vice President, General Counsel, and Chief Compliance Officer	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock/Unit Vesting Health Care Benefits Total	—	—	423,665	$847,330
		—	169,466	169,466	169,466
		—	—	—	—
		—	$617,225	308,612	$617,225
		—	—	29,088	29,088
		$—	$786,691	$930,831	$1,663,109
Kathleen G. Weber President, Molecular	Salary Continuation Bonus Accelerated Option Vesting Accelerated Restricted Stock/Unit Vesting Health Care Benefits Total	—	—	$416,246	$832,492
		$166,498	$233,098	$166,498	$166,498
		—	—	—	—
		—	$938,503	$469,251	$938,503
		—	—	$37,824	$37,824
		$166,498	$1,171,601	$1,089,819	$1,975,317

[1]	In the event of a unilateral termination by Ms. Weber or Ms. Gallagher after June 30, they would receive a prorated bonus for the year in which termination occurs.

[2]

The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $8.69 per share closing price for the Company’s Common Stock, as reported by Nasdaq on December 31, 2021, over the applicable exercise price for each option. As of December 31, 2021, the exercise price of Ms. Gallagher stock options is less than the $8.69 closing price. The indicated values for the accelerated vesting of RS and PRUs reflect the $8.69 per share closing price on December 31, 2021 multiplied by the number of shares which would vest on an accelerated basis (assuming, in the case of PRUs, that the applicable performance measures for the PRUs are met at 100% of target).

[3]	Dr. Tang’s employment with the Company ended on March 31, 2022 and as of that date, he is no longer entitled to the potential payments set forth in this table.

STOCK AWARD PLAN INFORMATION

The following table provides information as of December 31, 2021 about the shares of Common Stock that may be issued upon the exercise of options under the OraSure Technologies, Inc. Stock Award Plan (the “Stock Award Plan” or the “Plan”). Additional grants of equity compensation may only be made under the Stock Award Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)	Weighted- Average Exercise Price of Outstanding Options (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	1,409,596	$10.73	4,735,550
Equity compensation plans not approved by security holders	—	—	—
Total	1,409,596		4,735,550
[1]	Represents shares remaining available for future issuance as of December 31, 2021 under the Stock Award Plan.

DIRECTOR COMPENSATION

ANNUAL FEES

Under our Non-Employee Director Compensation Policy (“Director Policy”), non-employee members of the Board receive fixed annual fees for service on the Board and Committees of the Board during 2021, as set forth below. The fees were paid quarterly in arrears.

Position	Annual Fee
Board Member (Base Fee)	$55,000
Board Chairman (Additional Fee)	$25,000
Audit Chairman	$20,000
Compensation Chairman	$20,000
Nominating & Corporate Governance Chairman	$20,000
Non-Chairman Committee member	$5,000

Each non-employee Director has the option to receive shares of the Company’s Common Stock in lieu of cash fees, as described above. Prior to the end of each calendar year, each non-employee Director shall make an annual election with respect to cash fees for the following calendar year, indicating whether he or she elects to receive the fees in cash, or in Company Common Stock in lieu of the cash fees. If no election has been made as of the first day of the year, the non-employee Director shall receive all fees in cash, as set forth above, or, if a previous election has been made to receive Common Stock in lieu of the cash fees, such election shall remain in effect for subsequent calendar years until such election is changed by the completion, signature and delivery to the Company of a new election form. Each newly elected or appointed non-employee Director shall make an election prior to, or within 30 days of, his or her initial appointment or election to the Board, for the remainder of the year of such appointment or election, whether to receive the fees in cash or in Common Stock.

In the event an election is made by a non-employee Director to receive Common Stock in lieu of cash fees, such Director shall automatically be granted on the applicable fee payment date a number of shares of Common Stock having an aggregate fair market value equal to the aggregate amount of such non-employee Director’s cash fee for such fiscal quarter, determined by dividing (A) the aggregate amount of the fee by (B) the average of the high and low sales price of the Company’s Common Stock as reported on Nasdaq on the applicable fee payment date (rounded down to the nearest whole share) (the “Quarterly Grant”). Non-employee Directors are permitted to direct the Company to withhold shares of stock in order to pay tax withholding obligations arising upon the receipt of a Quarterly Grant.

INITIAL AND ANNUAL EQUITY AWARDS

Upon joining the Board, non-employee Directors receive an initial grant of restricted shares of the Company’s Common Stock having an aggregate value of $100,000 (the “Initial Grant”). The Initial Grant will cliff vest two (2) years after the Director joins the Board. In addition, non-employee Directors will receive an annual grant of restricted shares (the “Annual Grant”) on the date of the Company’s Annual Meeting of Stockholders, which will vest on or prior to the Company’s next Annual Meeting of Stockholders. The value of Annual Grants for Board members are as follows:

Board Position	Award Grant Value
Board Member (Base)	$105,000
Board Chairman (Additional Value)	$ 25,000

The dollar value of each Initial Grant and Annual Grant is converted into restricted stock by dividing the above values by the average of the high and low sales prices of the Company’s Common Stock, as reported on the Nasdaq Stock Market, on the grant date. Non-employee Directors are permitted to direct the Company to withhold restricted stock in order to pay tax withholding obligations arising upon the vesting of such shares.

EQUITY AWARD TERMS

Each Initial Grant, Annual Grant and Quarterly Grant shall be made under the terms of the Company’s Stock Award Plan or a successor plan and will be subject to the terms and conditions of such plan and the applicable award agreement.

Any unvested restricted stock granted to non-employee Directors will vest in their entirety immediately upon the occurrence of a “change of control” of the Company. A “change of control” means a change of control that would be required to be reported under the Exchange Act, as amended, and would be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. In addition, if a non-employee Director leaves the Board for any reason other than a change of control, prior to the end of the vesting period for the Annual Grant of restricted stock, such award shall immediately vest on a pro-rata basis based on the actual duration of such Director’s service to the Board during such vesting period.

DEFERRED COMPENSATION

Non-employee Directors are permitted to defer all or a portion of the fees and grants of restricted stock under the Company’s Non-Qualified Deferred Compensation Plan, on terms similar to those applicable to our officers.

DIRECTOR COMPENSATION DURING 2021

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2021:

Name1, [2]	Fees Earned or Paid in Cash[3] ($)	Stock Awards[4] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Mara G. Aspinall	$80,000	$105,002	—	—	—	—	$185,002
Michael Celano	$90,000	$129,997	—	—	—	—	$219,997
James A. Datin	—	$170,007	—	—	—	—	$170,007
Eamonn P. Hobbs	$80,000	$105,002	—	—	—	—	$185,002
Ronny B. Lancaster	$80,000	$105,002	—	—	—	—	$185,002
David J. Shulkin, M.D.	$65,000	$105,002	—	—	—	—	$170,002
Lelio Marmora	$65,000	$105,002	—	—	—	—	$170,002
Nancy Gagliano, M.D.	$8,616	$104,996	—	—	—	—	$113,612
Anne Whitaker	$8,616	$104,996	—	—	—	—	$113,612

[1]

Because Dr. Tang was an officer of the Company, he was not entitled to any separate compensation for service on the Board or any Committee thereof and has not been included in this table. Dr. Gagliano and Ms. Whitaker became Directors in November 2021. Dr. Tang’s service as a director ended on March 31, 2022.

[2]

Non-employee Directors held the following number of unvested shares of restricted stock (“RS”) and stock options (“SOs”) at December 31, 2020: Ms. Aspinall: 10,952 RS; Mr. Celano: 13,559 RS; Mr. Datin: 10,952 RS; Mr. Hobbs: 10,952 RS; Mr. Lancaster: 10,952 RS; Dr. Shulkin: 10,952 RS; Mr. Marmora: 10,952 RS; Dr. Gagliano: 10,563 RS; and Ms. Whitaker: 10,563 RS . The aggregate number of stock options and restricted shares held by Dr. Tang are set forth in the table in the Section entitled, “Outstanding Equity Awards,” in this Proxy Statement.

[3]	Mr. Datin elected to receive his board fees in shares of the Company’s Common Stock in lieu of cash fees in accordance with the Director compensation policy described above.

[4]

The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to non-employee Directors during 2021, computed in accordance with FASB ASC Topic 718. The indicated amounts for Dr. Gagliano and Ms. Whitaker include their onboarding awards of RS when they joined the Board.

PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1. ELECTION OF DIRECTORS

Background

At the Annual Meeting, you will be asked to vote on the election of two Directors. A majority of the independent members of the Board have nominated Eamonn P. Hobbs and David J. Shulkin, M.D., for election as Class I Directors, for terms expiring at the Annual Meeting of Stockholders in 2025.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Each of the nominees for election as Directors is currently a member of our Board and has consented to continue to serve if re-elected to the Board. Mr. Hobbs joined the Board in 2016 and serves as a member of the Compensation Committee and Chairman of the Nominating and Corporate Governance Committee. Dr. Shulkin joined the Board in 2020 and serves as a member of the Audit Committee and Nominating and Corporate Governance Committee.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting, including the particular experience, qualifications, attributes and skills they possess that led to the conclusion that they should serve as a Director, is set forth below.

Name	Principal Occupation	Age	Director Since
Class II (Directors Whose Terms Expire in 2023):
Mara G. Aspinall	Managing Member, Health Catalysts Group LLC and Managing Director, Blue Stone Venture Partners	59	2017
Ronny B. Lancaster	Former Senior Vice President for Federal Government Relations of Assurant, Inc.	70	2003
Anne C. Whitaker	Managing Partner of Anne Whitaker Group, LLC	54	2021
Class III (Directors Whose Terms Expire in 2024):
Michael Celano	Chief Financial Officer, Larimar Therapeutics	63	2006
James A. Datin	President & Chief Executive Officer, BioAgilytix Labs LLC	59	2019
Nancy J. Gagliano, M.D.	Managing Director, Granite Healthcare Advisors	62	2021
Lelio Marmora	President, The Management Lab	55	2020
Class I (Nominees For Terms Expiring in 2025):
Eamonn P. Hobbs	President of Hobbs Medical Ventures, LLC	63	2016
David J. Shulkin, M.D.	President and Chief Executive Officer, Shulkin Solutions, Inc.	62	2020

Eamonn P. Hobbs

Independent Director Director since: 2016 Class I Nominee Term Expires: 2025 Age: 63 Other Current Public Company Directorships: None

Eamonn P. Hobbs joined the Board in 2016. Mr. Hobbs serves as President of Hobbs Medical Ventures, LLC, a consulting company he founded in the healthcare field. From December 2020, he co-founded and serves as President and CEO of Syncromune, Inc. a company that is developing a new immunotherapy for metastatic solid tumor cancers. From March 2018 to August 2020, he co-founded and served as Chairman of the Board and CEO of ImmunSYS, Inc. a company that is developing a new immunotherapy for late stage metastatic prostate cancer. From December 2016 to June 2017, Mr. Hobbs served as President and CEO of Digital Cognition Technologies, Inc., an early stage medical device company. From July 2014 to January 2016, Mr. Hobbs served as the President and Chief Executive Officer of Antares Pharma, Inc., a specialty pharmaceutical company focused on self-injection pharmaceutical products and technologies. He also served on the Antares board of directors from 2009 to 2016. From 2009 to 2013, Mr. Hobbs served as President and Chief Executive Officer, and from 2008 to 2013 was a member of the board of directors, of Delcath Systems, Inc., a specialty pharmaceutical and medical device public company specializing in cancer treatment. Prior to Delcath Systems, Inc., Mr. Hobbs served as President and Chief Executive Officer of AngioDynamics, Inc., a company he co-founded in 1988 as a division of E-Z-EM, Inc. which grew into a leading medical technology public company with a highly diverse product line. From 1988 to 2004, Mr. Hobbs also served as Executive Vice President of Business Development of E-Z-EM, Inc., a Nasdaq-traded company. Before joining AngioDynamics, Mr. Hobbs was Director of Marketing and Product Development at NAMIC; founder, President and Chief Executive Officer of Hobbs Medical, Inc.; and a Product Development Engineer at Cook Incorporated. Mr. Hobbs received a B.S. in Plastics Engineering with a Biomaterials emphasis at the University of Massachusetts (Lowell). Mr. Hobbs has served on the Board of Directors of the Medical Device Manufacturers Association since 2009.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•  Executive-level management experience as CEO of several public companies.

•  Extensive experience in the medical device, pharmaceutical and combination products industries.

•  Extensive experience managing operations in a cost-effective, efficient manner.

•  Experience with governance and policy development for the medical device industry.

David J. Shulkin, M.D.

Independent Director Director since: 2020 Class I Nominee Term Expires: 2025 Age: 62 Other Current Public Company Directorships: 1

David J. Shulkin, M.D. joined the Board in 2020. Since 2018, he has served as President and Chief Executive Officer of Shulkin Solutions, Inc., a company that promotes innovation in healthcare and advocates for veterans and underserved populations. From July 2015 through March 2018, Dr. Shulkin served in various capacities at the U.S. Department of Veterans Affairs (the “VA”), including as Secretary of the VA from February 2017 to March 2018 and as Under Secretary for Health from July 2015 to February 2017. Prior to his tenure at the VA, he served in executive leadership positions at Morristown Medical Center, Beth Israel Medical Center, Temple University Hospital, Drexel University School of Medicine, Doctor Quality, Inc. and the University of Pennsylvania Health System and Hospital of the University of Pennsylvania. Dr. Shulkin received a B.A. from Hampshire College and his M.D. from the Medical College of Pennsylvania (Drexel College of Medicine). He also completed residencies in Internal Medicine at Yale University School of Medicine and University of Pittsburgh School of Medicine, was a Fellow in General Medicine at the University of Pittsburgh School of Medicine and was a Robert Wood Johnson Foundation Clinical Scholar at the University of Pennsylvania School of Medicine. Dr. Shulkin is certified by the American Board of Internal Medicine. He currently serves on the Board of CareMax, Inc.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•  Expertise in medical matters and public health.

•  Expertise in government affairs.

•  Executive-level management experience.

Mara G. Aspinall

Independent Director Director since: 2017 Class II Director Term Expires: 2023 Age: 59 Other Current Public Company Directorships: 4

Mara G. Aspinall joined the Board in June 2017. Since 2014, she has served as the Managing Member of Health Catalysts Group, a consulting firm that focuses on growth of life science and technology companies. Ms. Aspinall has also served as Managing Director of BlueStone Venture Partners, a venture capital firm dedicated to investing in life sciences and healthcare related companies. Prior to these positions, Ms. Aspinall served as President and CEO, Global Head of Roche Tissue Diagnostics/Ventana Medical Systems, a division of The Roche Group that provides tissue-based cancer diagnostic instruments, products and services. Prior to that, she founded and served as CEO and Director of On-Q-ity, Inc., a diagnostic research company focused on improving cancer treatment through the capture of circulating tumor cells in a patient’s blood. Ms. Aspinall also spent 12 years with Genzyme Corporation, serving as President of the Genzyme Genetics division, a leading provider of esoteric and genetic tests for the reproductive, oncology and personalized medicine markets, and as President of the Genzyme Pharmaceuticals division, a custom pharmaceutical intermediates provider. Ms. Aspinall began her career as a management consultant with Bain & Company. Ms. Aspinall holds an M.B.A. from Harvard Business School and a B.A. in International Relations from Tufts University. Ms. Aspinall is certified in Cybersecurity Oversight from Carnegie Mellon University. Ms. Aspinall previously served on the Board at Safeguard Scientific and currently serves on the Boards of Castle Biosciences, Inc., Abcam Plc, Allscripts Healthcare Solutions, Inc. and DA32 Life Sciences Acquisition Corp.

Skills and Qualifications leading to conclusion that she should serve on the Board:

•  Executive-level experience as a CEO.

•  Executive experience in the life sciences industry.

•  Extensive experience in molecular diagnostics.

Ronny B. Lancaster

Independent Director Director since: 2003 Class II Director Term Expires: 2023 Age: 70 Other Current Public Company Directorships: None

Ronny B. Lancaster became a member of the Board in May 2003. From September 2005 to December 2018, Mr. Lancaster served as Senior Vice President, Federal Government Relations of Assurant, Inc., a provider of specialty insurance and insurance-related products and services. Prior to that, Mr. Lancaster served as Chief Operating Officer of the Morehouse School of Medicine, Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services, General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, and Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management. Mr. Lancaster received a B.A. in Economics from the Catholic University of America, an M.B.A. from the Wharton School of the University of Pennsylvania, and a J.D. from The Georgetown University Law Center. He is admitted to the Bars of Pennsylvania and the District of Columbia. Mr. Lancaster previously served on the board of directors of Immucor, Inc.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•  Expertise in government affairs and political matters.

•  Extensive medical and healthcare experience.

•  Legal training.

Anne C. Whitaker

Independent Director Director since: 2021 Class II Director Term Expires: 2023 Age: 54 Other Current Public Company Directorships: 3

Anne C. Whitaker became a member of the Board in November 2021 and serves on the Audit Committee. Ms. Whitaker is a seasoned healthcare executive and director with more than 30 years of experience and a proven track record as an executive of building and leading high-performance teams. Ms. Whitaker currently serves as Managing Partner of Anne Whitaker Group, LLC, a board and private equity advisory firm, and is the current Chairperson of the Board of Aerami Therapeutics, a private life science company. Prior to taking the Chair role at Aerami, she served as the CEO from October 2018 to November 2020 and as a director from July 2018. She also serves as an independent director on the boards of three public companies including Faron Pharmaceuticals, a development stage pharma company; Caladrius, a development stage biotech company; and Mallinckrodt, a specialty pharmaceutical company. In addition to her board work, she is an active industry advisor to private equity and venture capital funds in the U.S. and Europe. Ms. Whitaker started her healthcare career with The Upjohn Company selling pharmaceuticals. She subsequently transitioned to GlaxoSmithKline PLC, where she spent 19 years and rose in the commercial ranks from a sales representative to become a Senior Vice President, Business Unit Head for the Cardiovascular, Metabolic, and Urology franchises in 2009. She joined Sanofi SA in 2011 as the President of the North America Pharmaceutical Region. Anne served as the CEO and President of Synta Pharmaceuticals, Inc. in 2014 and 2015. She joined Bausch Health as an Executive Vice President and Company Group Chairman for the Branded Pharmaceuticals segment in mid-2015. From February 2017 until April 2018, she served as the CEO and President of Novoclem Therapeutics, Inc. Ms. Whitaker holds a Bachelor of Science degree in chemistry from the University of North Alabama.

Skills and Qualifications leading to conclusion that she should serve on the Board:

•  Executive-level management experience.

•  Extensive experience in the life sciences industry.

•  Seasoned public company director.

Michael Celano

Independent Director Director since: 2006 Class III Director Term Expires: 2024 Age: 63 Other Current Public Company Directorships: None

Michael Celano became a member of the Board in October 2006 and has served as the Company’s Chairman of the Board since April 2018. Mr. Celano has served as the Chief Financial Officer of Larimar Therapeutics since May 2020. From July 2016 to May 2019 Mr. Celano served as Chief Financial Officer and then Chief Operating Officer of Recro Pharma, Inc. Between 2015 and June 2016 Mr. Celano was self-employed providing consulting services to healthcare companies. Prior to that, Mr. Celano served as the Chief Financial Officer of Kensey Nash Corporation, a biomaterials company from 2009 to 2012. From 2007 to 2008, Mr. Celano also served as Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company. Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP, where he was co-leader of its National Life Science Practice. Mr. Celano also was co-leader of the Life Science Practice for Arthur Andersen before he joined KPMG. Mr. Celano holds a B.S. in Accounting from St. Joseph’s University.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•  Long career in public accounting focused in the life sciences area.

•  Life sciences industry operating company experience.

•  Accounting and financial expertise.

•  Extensive business experience.

James A. Datin

Independent Director Director since: 2019 Class III Director Term Expires: 2024 Age: 59 Other Current Public Company Directorships: None

James A. Datin became a member of the Board in August 2019. Since November 2013, Mr. Datin has served as President & Chief Executive Officer of BioAgilytix Labs, LLC, a leading global bioanalytical contract research organization. From September 2005 to July 2013, Mr. Datin served as Executive Vice President and Managing Director at Safeguard Scientifics, Inc., a company focused on providing capital and advice to technology driven businesses in healthcare, financial services and digital media. Prior to that time, Mr. Datin served as Chief Executive Officer of Touchpoint Solutions, Inc., a remote management and monitoring company serving the medical, imaging, print, retail and other industries. He has also held senior leadership positions at Dendrite International, Inc., GlaxoSmithKline PLC, the Isuta Holdings Group of companies, Baxter and other companies. Mr. Datin currently serves on the Boards of the North Carolina Biotechnology Center, and serves on the Advisory Board of Marshall University School of Business. He previously served on the Boards of FSD Pharma Inc., Clarient, Inc., Intralinks Holdings, Inc. and NuPathe Inc. Mr. Datin received a B.B.A. at Marshall University, an M.B.A. at the University of New Haven and an Advanced Management Degree at The Wharton School at The University of Pennsylvania.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•  Extensive life science and business experience.

•  Executive leadership experience.

•  Strong M&A background.

•  Operations and financial experience.

Lelio Marmora

Independent Director Director since: 2006 Class III Director Term Expires: 2024 Age: 55 Other Current Public Company Directorships: None

Lelio Marmora became a member of the Board in June 2020. Since June 2020, he has served as the President of the Management Lab. Prior to that, Mr. Marmora served as Executive Director of Unitaid in Geneva, Switzerland, from 2014 to 2020, overseeing a portfolio of $1.5 billion in 100 countries. Prior to Unitaid, Mr. Marmora was Director for Africa and the Middle East at the Global Fund to Fight AIDS, TB and Malaria, overseeing a $4 billion portfolio. He also served as head of the Fund’s Latin America and the Caribbean Department. Earlier in his career, Mr. Marmora served in various capacities at a range of international organizations, including the World Bank, the Inter-American Development Bank and the United Nations Development Program, managing modernization of the State programs. Mr. Marmora graduated from the Université Panthéon-Assas (Paris II) with a Master’s degree in International Law and Administration of International Organizations.

Skills and Qualifications leading to conclusion that he should serve on the Board:

•  Extensive experience in international public health.

•  Expertise in public funding.

•  Executive leadership experience.

Nancy J. Gagliano, M.D.

Director Director since: 2021 Class III Director Term Expires: 2024 Age: 62 Other Current Public Company Directorships: None

Please see the section above entitled “Executive Officers” for a biographical description of Dr. Gagliano.

Skills and Qualifications leading to conclusion that she should serve on the Board:

•  Extensive medical and healthcare experience.

•  Executive leadership experience.

•  Strong background managing public health programs.

Vote Required; Board Recommendation

If a quorum is present, each nominee will be elected if he or she receives a majority of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by proxy which are not voted for a nominee (by voting no or abstaining) will have the effect of voting against the nominee. Broker non-votes will have no effect on the required vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the nominees, each of whom has consented to be named and to serve if elected.

Your Board recommends that you vote FOR the election of the Director nominees.

PROPOSAL NO. 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Background

The Audit Committee of the Board of Directors has approved the reappointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2022 fiscal year. The Audit Committee has also recommended that the Board submit the appointment of KPMG for ratification by stockholders at the Annual Meeting. Although action by the stockholders on this matter is not legally required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment of KPMG for the 2022 fiscal year or in the future.

One or more representatives of KPMG are expected to attend the Annual Meeting electronically. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

Ratification of the appointment of KPMG requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for this ratification (by voting no or abstaining) will have the effect of voting against this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for the 2022 fiscal year.

Your Board recommends that the stockholders vote FOR ratification of the appointment of KPMG.

PROPOSAL NO. 3. ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

Background

Section 14A of the Exchange Act, enacted pursuant to the Dodd-Frank Act, requires that stockholders be given the opportunity to vote to approve, on an advisory (non-binding) basis, no less frequently than once every three years, the compensation of our NEOs. Based on feedback received at our 2017 Annual Meeting, the Board determined that such a vote will continue to be held on an annual basis until the next advisory vote on frequency.

The vote on the resolution recommended below is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs. As described more fully under the CD&A Section of this Proxy Statement and the related tables and narrative, our compensation program is performance-based and is designed to pay executives for performance by offering rewards for the achievement of pre-determined objectives. In addition, our program is designed to align the interests of executives with the interests of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract, retain and motivate high quality executives, and meet strong corporate governance principles. You are urged to carefully review the CD&A Section of this Proxy Statement which contains a detailed discussion of our executive compensation program, including the 2021 compensation of our NEOs.

Compensation Program Features

As described more fully in the CD&A, there are many important features to our compensation program that illustrate our commitment to pay-for-performance and good corporate governance. A summary of some of the more significant of these features is set forth below:

• Compensation is market driven and performance-based.	• Total compensation targeted at 50th percentile of Peer Group.
• Balanced mix of cash/equity, fixed/variable, short-term/long-term compensation components.	• Use of peer company benchmarking.
• Threshold financial performance objectives for annual bonus pool funding meet or exceed fiscal performance for the prior fiscal year.	• Compensation recoupment policy.
• Equity awards provide long-term incentive with three year vesting.	• No hedging or pledge of our Common Stock.
• 50% of annual equity is performance-based vesting.	• Robust stockholder outreach on compensation/governance matters.

Vote Required; Board Recommendation

If a quorum is present, the affirmative vote of a majority of shares present, in person or by Proxy and entitled to vote at the Annual Meeting, is required to approve, on an advisory (non-binding) basis, the compensation paid to NEOs. Shares voted in person or represented by Proxy which are not voted for approval of our executive compensation (by voting no or abstaining) will have the effect of voting against this proposal. Broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for approval of our executive compensation, as disclosed in this Proxy Statement. Because this stockholder vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee and Board will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Based on the foregoing, the Board is requesting that stockholders vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your Board recommends that the stockholders vote FOR the approval of our executive compensation as described in the preceding resolution.

PROPOSAL NO. 4. AMENDMENT AND RESTATEMENT OF STOCK AWARD PLAN

General

Effective September 29, 2000, in connection with the merger of Epitope and STC Technologies, Inc. into the Company (the “Merger”), the Company adopted the Epitope, Inc. 2000 Stock Award Plan, which was subsequently renamed the OraSure Technologies, Inc. Stock Award Plan (the “Stock Award Plan” or the “Plan”).

The Board has approved and recommended for submission to stockholders an amendment and restatement of the Stock Award Plan to increase in the number of shares of Common Stock authorized for grant under the Plan. A description of the proposed Amendment and Restatement of the Stock Award Plan are set forth below.

Amendment and Restatement of Stock Award Plan

In order to enable the Company to continue to attract qualified officers, employees, directors and outside advisors, and to compensate these individuals in a manner that is competitive with compensation provided by other medical diagnostic and healthcare companies, the Board has determined that additional shares of Common Stock are needed to be available for grants under the Plan. In addition, the Board wants to ensure that sufficient shares are available, if needed, to provide retention or other equity awards in connection with potential acquisitions or other business development activities. In determining the amount of the increase to our share reserve under the Stock Award Plan, the Board and Compensation Committee considered a number of factors, including the following:

•

Shares Available for Grant. Currently, a maximum of 5,668,183 shares of our common stock may be granted under the Stock Award Plan. As of April 1, 2022, 2,121,685 shares remained available for grant under the Stock Award Plan. The proposed amendment and restatement of the Stock Award Plan would increase the number of shares available for grant under the Amended and Restated Stock Award Plan by 1,500,000 shares, bringing the total that will be available to be granted under the Amended and Restated Stock Award Plan to 3,621,685. As of April 1, 2022, no benefits or amounts relating to the additional 1,500,000 shares have been received by, or allocated to, any individuals.

•	Shares Underlying Outstanding Awards. As of April 1, 2022, under the Stock Award Plan there were:

(a)	2,121,685 shares of the Company’s Common Stock remaining available for grant under the Plan as stock options or other equity awards;

(b)	1,895,836 stock options issued and outstanding, with a weighted-average exercise price of $10.18 per share and a weighted average remaining contractual term of 7.39 years;

(c)	1,508,499 restricted shares issued and unvested, with a weighted-average grant date fair value of $9.27 per share; and

(d)	863,767 performance restricted units issued and unvested, with a weighted-average grant date for value of $8.64 per share.

•

Overhang. As of April 1, 2022, our overhang is 8.1%. For this purpose we calculated overhang as (i) 2,121,685 shares remaining available for grant, plus (ii) 1,895,836 stock options issued and outstanding, plus (iii) 1,508,499 restricted shares issued and unvested, plus (iv) 863,767 performance restricted units issued and unvested, divided by 72,069,000 weighted average number of shares outstanding, plus (i) 2,121,685 shares remaining available for grant, plus (ii) 1,895,836 stock options issued and outsanding, plus (iii) 1,508,499 restricted shares issued and unvested, plus (iv) 863,767 performance restricted units issued and unvested.

•

Burn Rate. Burn rate measures our usage of shares for the Stock Award Plan as a percentage of the total outstanding shares of our Common Stock. For 2021 and 2020, our burn rates were 1.4% and 2.0%, respectively. The rates were calculated by dividing the number of options, restricted shares and performance restricted stock units that were granted during the year, by the weighted average number of shares outstanding during the year. Our average annual burn rate over this period was 1.7%.

•

Forecasted Grants. Our Board anticipates that the proposed share increase under the Amended and Restated Stock Award Plan, based on currently projected share use, will be sufficient for the granting of equity awards under the Amended and Restated Stock Award Plan for approximately one additional year, i.e. for grants through 2023. The forecasted projected share use assumes we will awards (less cancellations and forfeitures) based on our historical averages. Despite the projected share use described above, future circumstances and business needs may result in a significant increase in projected awards.

Accordingly, subject to stockholder approval, the Board approved an Amendment and Restatement of the Stock Award Plan to increase the number of shares to be authorized for grant under the Plan by 1,500,000 shares. As a result of this increase there will be a total of 3,621,685 shares available in the Stock Award Plan for future issuance on and after April 1, 2022, subject to stockholder approval. A copy of the Amendment and Restatement of the Stock Award Plan reflecting this amendment is attached as Exhibit A to this Proxy Statement.

Summary of Amended and Restated Stock Award Plan

A summary description of certain terms and provisions of the Stock Award Plan, as amended, follows. Defined terms that are not otherwise defined herein are as defined in the Plan. To the extent the description below differs from the text of the Stock Award Plan, the text of the Plan will control.

Purpose. The purpose of the Stock Award Plan is to promote and advance the interests of the Company and its stockholders by enabling the Company to attract, retain, and reward employees, outside advisors, and Directors of the

Company and any subsidiaries. The Stock Award Plan is intended to strengthen the mutuality of interests between employees, advisors, and Directors and the Company’s stockholders by offering equity-based incentives to promote the long-term growth, profitability and financial success of the Company.

Eligibility. The Stock Award Plan provides for stock-based awards (“Awards”) to (i) employees of the Company and any subsidiaries, (ii) members of advisory committees or other consultants to the Company or its subsidiaries (“Advisors”), and (iii) non-employee Directors of the Company. Persons who help the Company raise money by selling securities or who promote or maintain a market for the Company’s securities are not eligible to participate in the Stock Award Plan as Advisors. In addition, only Advisors who, in the judgment of the Compensation Committee of the Board (the “Committee”), are or will be contributors to the long-term success of the Company, will be eligible to receive Awards (as defined below). As of April 1, 2022, the Company and its subsidiaries had 810 employees, zero Advisors and nine non-employee Directors, all of whom are eligible to receive Awards under the Plan.

The Stock Award Plan will continue in effect until February 21, 2027 or until the Plan is otherwise terminated by the Board. Termination or expiration of the Plan will not affect outstanding Awards.

Administration of the Stock Award Plan. The Committee administers the Stock Award Plan and determines the persons who are to receive Awards and the types, amounts, and terms of Awards. For example, the Committee may determine the exercise price, the form of payment of the exercise price, the number of shares subject to an Award, and the date or dates on which an Award becomes exercisable. The Committee may delegate to one or more officers of the Company the authority to determine the recipients of and the types, amounts and terms of Awards granted to participants who are not subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended. It is our policy that Awards made by the Committee for the Company’s CEO are also reviewed and approved by the full Board. The Stock Award Plan permits the Board to amend, suspend or terminate the Plan or any portion of the Plan.

Shares Subject to the Stock Award Plan. If the Amendment is approved by our stockholders at our 2022 Annual Meeting, there will be 3,621,685 shares available for issuance under the Stock Award Plan as of April 1, 2022. Any shares granted in connection with restricted awards, performance awards or other stock-based awards will be counted against this limit on the basis of one and a half shares for every one share granted in connection with such Awards.

If an Award under the Plan is cancelled or expires for any reason prior to becoming fully vested or exercised or is settled in cash in lieu of shares, or is exchanged for other Awards under the Plan, then all shares covered by such Awards will be made available for future Awards under the Plan. Shares retained or reacquired by the Company in payment of an option price or in satisfaction of a withholding tax obligation in connection with any Award, shares repurchased by the Company with option proceeds and shares covered by a stock appreciation right, to the extent the stock appreciation right is exercised and settled in shares and whether or not shares are actually issued to the participant, will not be made available for future Awards under the Plan. In the event of a change in the Company’s capitalization affecting the Common Stock, including a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, the Committee shall make such proportionate adjustments as it may determine, in its sole discretion to be appropriate as a result of such change, to the aggregate number of shares for which Awards may be granted under the Plan, the maximum number of shares which may be sold or awarded to any participant, the number of shares covered by each outstanding Award, and the price per share in respect of outstanding Awards.

Awards. Awards that may be granted under the Stock Award Plan include stock options, stock appreciation rights, restricted awards, performance awards, and other stock-based awards. The following is a brief summary of the various types of Awards that may be granted under the Plan.

Stock Options. Options granted under the Stock Award Plan may be either incentive stock options (“ISOs”), a tax-favored form of Award meeting the requirements of Section 422 of the Code, as amended, or nonqualified options (“NQOs”), which are not entitled to special tax treatment. The Stock Award Plan limits the maximum term of any option granted to a period not longer than ten years from the date of grant. The exercise price of any option granted under the Plan may not be less than 100% of the fair market value of the Common Stock on the date of grant, except that in the case of an option granted to holders of 10% or more of the Company’s voting securities, the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of grant.

The agreement evidencing the grant of a stock option (the “Option Agreement”) will specify, as determined by the Committee, the time or times when the option is exercisable, in whole or in part, and the extent to which the option remains exercisable after the option holder ceases to be an employee, Advisor or nonemployee Director of the Company. The Option Agreement may, in the discretion of the Committee, provide whether the option will become fully exercisable upon the death, disability or retirement of the option holder or upon a change in control of the Company. As a general matter, the option holder may not transfer an option except by testamentary will or the laws of descent and distribution. An option may be exercised by payment of the exercise price in cash or, at the discretion of the Committee, with previously held shares of Common Stock or share equivalents, with proceeds from the sale of shares subject to the option or in any combination of the foregoing.

Options granted to employees under the Stock Award Plan generally vest over four years, with 25% of the grant vesting on the first anniversary of the grant date and the remaining 75% vesting ratably on a monthly basis over the next three years. Options granted to non-employee Directors in the past have generally vested ratably on a monthly basis over either a 12 or 24-month period, depending on the type of grant. Options granted under the Plan generally provide for accelerated vesting upon a “change in control.” The Committee may provide for different vesting for any option granted under the Plan. Our general practice is that in no event may options for more than 500,000 shares of Common Stock be granted to any individual under the Stock Award Plan during any fiscal year period.

Stock Appreciation Rights. A recipient of stock appreciation rights (“SARs”) will receive, upon exercise, a payment (in cash or in shares of Common Stock) based on the increase in the fair market value of a share of Common Stock between the date of grant and the date of exercise. SARs may be granted in connection with options or other Awards granted under the Stock Award Plan or may be granted as independent Awards. The Plan limits the maximum term for the exercise of a SAR to a period not longer than ten years from the date of grant. In no event may SARs for more than 500,000 shares of Common Stock be granted to any individual under the Plan during any fiscal year period.

Restricted Awards. Restricted Awards may take the form of restricted shares or restricted units. Restricted shares are shares of Common Stock that may be subject to forfeiture if the recipient terminates employment or service as an Advisor or non-employee Director during a specified period (the “Restriction Period”). Stock certificates representing restricted shares are issued in the name of the recipient, but are held by the Company until the expiration of the Restriction Period. From the date of issuance of restricted shares, the recipient is entitled to the rights of a stockholder with respect to the shares, including voting and dividend rights. Any right to receive dividends on restricted shares shall be subject to the same forfeiture requirements applicable to the restricted shares. Restricted units are Awards that entitle the recipient to receive a share of Common Stock or the fair market value of a share at some future date, which similarly may be subject to forfeiture if the recipient terminates employment or service as an Advisor or non-employee Director during the applicable Restriction Period. Unvested Restricted Awards may not be sold, assigned, transferred, pledged, encumbered or otherwise transferred, voluntarily or involuntarily, by the recipient.

At the expiration of the Restriction Period, payment with respect to restricted units is made in an amount equal to the fair market value of the number of shares of Common Stock covered by the restricted units. Payment may be in cash, unrestricted shares of Common Stock, or any other form approved by the Committee. Restricted Awards that are subject to forfeiture based solely on continued employment or passage of time shall vest over a period of at least three years, subject to certain exceptions set forth in the Stock Award Plan.

Performance Awards. Performance Awards are designated in units equivalent in value to a share of Common Stock. A Performance Award is subject to forfeiture if or to the extent that the Company, a subsidiary, an operating group, or the recipient, as specified by the Committee in the Award, fails to meet performance goals established for a designated performance period, which must have a duration of at least one year. Performance Awards earned by attaining performance goals are paid at the end of a performance period in cash, shares of Common Stock, or any other form approved by the Committee. The number of shares of Common Stock issuable with respect to Performance Awards granted to any individual executive officer may not exceed 150,000 shares for any calendar year.

Other Stock-Based Awards. The Committee may grant other Awards that involve payments or grants of shares of Common Stock or are measured by or in relation to shares of Common Stock.

Change in Control. The Committee, in its discretion, may provide in any Award agreement that in the event of a “change in control” of the Company, (i) all, or a specified portion of, Awards requiring exercise will become fully and immediately exercisable, notwithstanding any other limitations on exercise; (ii) all, or a specified portion of, Awards subject to restrictions will become fully vested; and/or (iii) all, or a specified portion of, Awards subject to performance goals will be deemed to have been fully earned. The Committee, in its discretion, may include change in control provisions in some Award agreements and not in others, may include different change in control provisions in different Award agreements, and may include change in control provisions for some Awards or some participants and not for others. A “change in control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•

any person, or more than one person acting as a group within the meaning of Section 409A of the Code and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

•

any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

•

a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

•

a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

No Repricing or Exchanges. Stockholder approval of an action is required if (i) such action would increase the number of shares of Common Stock subject to the Plan, (ii) such action would result in the repricing, replacement or repurchase of out-of-the money options, stock appreciation rights or other Awards, (iii) such action would result in an Award becoming fully vested, exercisable or earned in the event of a change in control prior to the consummation of the change in control or (iv) such approval is required by law or regulation or the rules of a stock exchange or over-the-counter trading system. Since the Merger, neither the Board nor the Committee has taken any action that resulted in the repricing, replacement or repurchase of out-of-the-money Options, SARs or other Awards.

Federal Income Tax Consequences. The following discussion summarizes the principal anticipated federal income tax consequences of Awards granted under the Stock Award Plan, to participants and to the Company. The following information is only a summary and does not address all aspects of taxation that may be relevant to a particular participant in light of his or her personal circumstances. Participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership and exercise of the awards and the ownership and disposition of any underlying securities. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws. Tax laws are subject to change. Under Section 162(m), the Company cannot deduct compensation paid to certain covered employees in excess of $1 million per year.

Incentive Stock Options. A recipient of an option does not recognize taxable income upon the grant or exercise of an ISO. If no disposition of shares occurs within two years from the date of grant or within one year from the date of exercise, then (a) upon the sale of the shares, any amount realized in excess of the exercise price is taxed to the option recipient as long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction is allowed to the Company for federal income tax purposes. For purposes of computing alternative minimum taxable income, an ISO is treated as an NQO.

If shares of Common Stock acquired upon the exercise of an ISO are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), then (a) the recipient will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of the shares) over the exercise price thereof and (b) the Company would be entitled to deduct such amount. Any further gain realized is taxed as a short-term or long-term capital gain, as applicable, and does not result in any deduction for the Company.

Nonqualified Options. No income is recognized by an option recipient at the time an NQO is granted. Upon exercise, (a) ordinary income is recognized by the option recipient in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise and (b) the Company receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation in the value of the shares after the date of exercise is treated as a short-term or long-term capital gain or loss, as applicable, and will not result in any deduction to the Company.

Stock Appreciation Rights. The grant of a SAR to a participant will not cause the recognition of income by the participant. Upon exercise of a SAR, the participant will recognize ordinary income equal to the amount of cash payable to the participant plus the fair market value of any shares of Common Stock delivered to the participant. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of a SAR.

Restricted Awards and Performance Awards. Generally, a participant will not recognize any income upon issuance of a Restricted Award or Performance Award that is subject to forfeiture. Generally, a participant will recognize ordinary income upon the vesting of Restricted Awards or Performance Awards in an amount equal to the amount of cash payable to the participant plus the fair market value of shares of Common Stock delivered to the participant. Dividends paid with respect to Awards during the Restriction Period will be subject to the same restrictions and will be taxable as ordinary income to the participant when, and if, the restrictions lapse. However, a participant may elect to recognize compensation income upon the grant of restricted shares, based on the fair market value of the shares of Common Stock subject to the Award at the date of grant. If a participant makes such an election, dividends paid with respect to the restricted shares will not be treated as compensation, but rather as dividend income at the time when the restricted shares vest. The Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant. If a participant who receives an Award of restricted shares makes the special election described above, the Company will not be entitled to deduct dividends paid with respect to the restricted shares. When shares of common stock or cash with respect to restricted unit Awards are delivered to the participant, the value of the shares or cash is then taxable to the participant as ordinary income and the Company will be entitled to a deduction equal to the amount of ordinary income recognized by the participant.

New Plan Benefits. All awards to executive officers in future periods are made at the discretion of the Compensation Committee and our Board. Therefore, the benefits and amounts that will be received or allocated under the Plan to such persons are not determinable at this time.

Vote Required; Board Recommendation

Assuming that a quorum is present, the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by Proxy at the Annual Meeting, is required for approval of the proposed Amendment. Shares voted in person or represented by a Proxy which are not voted for approval of the Amendment (by voting no or abstaining) will have the effect of voting against this proposal. Shares as to which a broker or other nominee has indicated on a duly executed and returned Proxy or otherwise advised us that it lacks voting authority will have no effect on the vote for this proposal.

Your Board recommends that stockholders vote FOR approval of the Company’s Amended and Restated Stock Award Plan.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors and executive officers, and any persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the Company’s records and written representations by the persons required to file such reports, management believes that all filing requirements of Section 16(a) were satisfied with respect to the 2021 fiscal year, except for (i) one Form 4 for Eamonn P. Hobbs filed on May 20, 2021 and (ii) one Form 4 for Nancy J. Gagliano, M.D., M.B.A. filed on November 23, 2021, both of which were filed late due to administrative error.

ANNUAL REPORT

Our Annual Report to Stockholders for the year ended December 31, 2021 accompanies this Proxy Statement. Following receipt of a written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2021, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 23, 2022, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Corporate Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

DEADLINE FOR STOCKHOLDER PROPOSALS

You may submit proposals for inclusion in the proxy materials for the Company’s 2023 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 9, 2022.

In addition, our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder proposal included in the proxy materials pursuant to the SEC’s rules and regulations. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. Accordingly, in order to submit a notice of nomination for the 2023 Annual Meeting, notice must be delivered to or received at our principal executive offices between January 17, 2023 and February 16, 2023. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf notice of the proposed business is made: (i) the name and address of the stockholder and such beneficial owner; (ii) any material interest of such stockholder and such beneficial holder in such business; (iii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by the stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and such beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose the business described in its notice; and (v) any other information relating to such business matter that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail.

The SEC has promulgated rules relating to the exercise of discretionary voting authority under proxies solicited by the Board. If a stockholder intends to present a proposal at our 2023 Annual Meeting without inclusion of that proposal in the Company’s proxy materials and written notice of the proposal is not received by the Secretary of the Company by February 21, 2023 (the date that is 45 days before the one-year anniversary of the date on which the Company first sent its proxy materials for the Annual Meeting), or if the Company meets other requirements of the applicable SEC rules and regulations, the proxies solicited by the Board for use at the 2023 Annual Meeting will confer discretionary authority to vote on the proposal should it then be raised at the 2023 Annual Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Agnieszka M. Gallagher

Secretary

April 7, 2022

EXHIBIT A

AMENDED AND RESTATED

ORASURE TECHNOLOGIES, INC. 2000 STOCK AWARD PLAN

ORASURE TECHNOLOGIES, INC.

STOCK AWARD PLAN

ARTICLE 1

ESTABLISHMENT AND PURPOSE

(Amended and Restated Effective as of April 1, 2022)

Establishment. Epitope, Inc. established this Plan as the Epitope, Inc. 2000 Stock Award Plan, effective as of February 15, 2000, and the Plan was approved by shareholders of Epitope, Inc. at the 2000 annual shareholders meeting. Effective September 29, 2000, in connection with the merger of Epitope, Inc. with and into OraSure Technologies, Inc., the name of the Plan was changed to the OraSure Technologies, Inc. 2000 Stock Award Plan and the Plan was adopted as a stock award plan of OraSure Technologies, Inc. The Plan was amended and restated, subject to shareholder approval, effective May 16, 2006. The Plan was amended further, subject to shareholder approval, effective May 13, 2008. The Plan again was amended and restated in its entirety, subject to shareholder approval, effective May 17, 2011 and February 12, 2013. The Plan was amended further, subject to shareholder approval, effective May 22, 2014. The Plan was again amended and restated in its entirety, subject to shareholder approval, effective May 16, 2017. The Plan was further amended and restated in its entirety, subject to shareholder approval, effective April 2, 2020.

1.1 Purpose. The purpose of the Plan is to promote and advance the interests of Corporation and its shareholders by enabling Corporation to attract, retain, and reward employees, outside advisors, and directors of Corporation and its subsidiaries. It is also intended to strengthen the mutuality of interests between such employees, advisors, and directors and Corporation’s shareholders. The Plan is designed to meet this intent by offering stock options and other equity-based incentive awards, thereby providing a proprietary interest in pursuing the long-term growth, profitability, and financial success of Corporation.

ARTICLE 2

DEFINITIONS

2.1 Defined Terms. For purposes of the Plan, the following terms have the meanings set forth below:

“Advisor” means a natural person who is a consultant to or member of an Advisory Committee of Corporation or a Subsidiary, who provides bona fide services to Corporation and who is neither an employee of Corporation or a Subsidiary nor a Non-Employee Director. “Advisor” excludes any person who provides services to Corporation in connection with the offer or sale of securities in a capital raising transaction or to promote or maintain a market for Corporation’s securities, and any other person excluded from the class of persons to whom securities may be offered pursuant to a registration statement on Form S-8 or any successor form of registration statement.

“Advisory Committee” means a scientific advisory committee to Corporation or a Subsidiary.

“Award” means an award or grant made to a Participant of Options, Stock Appreciation Rights, Restricted Awards, Performance Awards, or Other Stock-Based Awards pursuant to the Plan.

“Award Agreement” means an agreement as described in Section 6.4.

“Board” means the Board of Directors of Corporation.

“Change in Control” means, unless otherwise provided in the applicable Award Agreement, a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Exchange Act; provided, however, that a change of control shall only be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Corporation possessing 30 percent or more of the total voting power of the Corporation’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Corporation immediately before such acquisition or acquisitions.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor thereto, together with rules, regulations, and interpretations promulgated thereunder. Where the context so requires, any reference to a particular Code section will be construed to refer to the successor provision to such Code section.

“Committee” means the committee appointed by the Board to administer the Plan as provided in Article 3 of the Plan.

“Common Stock” means the Common Stock, par value $0.000001 per share, of Corporation or any security of Corporation issued in substitution, in exchange, or in lieu of such stock.

“Continuing Restriction” means a Restriction contained in Sections 6.7, 6.8, and 15.4 of the Plan and any other Restrictions expressly designated by the Committee in an Award Agreement as a Continuing Restriction.

“Corporation” means OraSure Technologies, Inc., a Delaware corporation, or any successor corporation. As to awards granted or other action taken prior to September 29, 2000, “Corporation” includes Epitope, Inc., as predecessor to OraSure Technologies, Inc.

“Disability” means the condition of being “disabled” within the meaning of Section 422(c)(6) of the Code. However, the Committee may change the foregoing definition of “Disability” or may adopt a different definition for purposes of specific Awards.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time, or any successor statute. Where the context so requires, any reference to a particular section of the Exchange Act, or to any rule promulgated under the Exchange Act, shall be construed to refer to successor provisions to such section or rule.

“Fair Market Value” means with respect to Common Stock, on a particular day, without regard to any restrictions (other than a restriction which, by its terms, will never lapse):

(1) if the Common Stock is at the time listed or admitted to trading on any stock exchange, the mean between the highest and lowest prices of the Common Stock on the date in question on the principal national securities exchange on which it is then listed or admitted to trading. If no reported sale of Common Stock takes place on the date in question on the principal exchange, then the reported closing asked price of the Common Stock on such date on the principal exchange shall be determinative of “Fair Market Value;”

(2) if the Common Stock is not at the time listed or admitted to trading on a stock exchange, the mean between the highest reported asked price and lowest reported bid price of the Common Stock on the date in question in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market; or

(3) if the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, an amount as determined in good faith by the Committee and which shall comply with Section 409A of the Code.

“Incentive Stock Option” or “ISO” means any Option granted pursuant to the Plan that is intended to be and is specifically designated in its Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not an employee of Corporation or any Subsidiary.

“Nonqualified Option” or “NQSO” means any Option granted pursuant to the Plan that is not an Incentive Stock Option.

“Option” means an ISO or an NQSO.

“Other Stock-Based Award” means an Award as defined in Section 11.1.

“Participant” means an employee of Corporation or a Subsidiary, an Advisor, or a Non-Employee Director who is granted an Award under the Plan.

“Performance Award” means an Award granted pursuant to the provisions of Article 10 of the Plan, the Vesting of which is contingent on performance attainment.

“Performance Cycle” means a designated performance period pursuant to the provisions of Section 10.3 of the Plan.

“Performance Goal” means a designated performance objective pursuant to the provisions of Section 10.4 of the Plan.

“Plan” means this OraSure Technologies, Inc. 2000 Stock Award Plan, as set forth herein and as it may be amended from time to time.

“Reporting Person” means a Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Restricted Award” means a Restricted Share or a Restricted Unit granted pursuant to Article 9 of the Plan.

“Restricted Share” means an Award described in Section 9.1(a) of the Plan.

“Restricted Unit” means an Award of units representing Shares described in Section 9.1(b) of the Plan.

“Restriction” means a provision in the Plan or in an Award Agreement which limits the exercisability or transferability, or which governs the forfeiture, of an Award or the Shares, cash, or other property payable pursuant to an Award.

“Retirement” means:

(a) For Participants who are employees, retirement from active employment with Corporation and its Subsidiaries at or after age 50, or such earlier retirement date as approved by the Committee for purposes of the Plan;

(b) For Participants who are Non-Employee Directors, termination of membership on the Board after attaining age 50, or such earlier retirement date as approved by the Committee for purposes of the Plan; and

(c) For Participants who are Advisors, termination of service as an Advisor after attaining age 50, or such earlier retirement date as approved by the Committee for purposes of the Plan.

However, the Committee may change the foregoing definition of “Retirement” or may adopt a different definition for purposes of specific Awards.

“Share” means a share of Common Stock.

“Stock Appreciation Right” or “SAR” means an Award to benefit from the appreciation of Common Stock granted pursuant to the provisions of Article 8 of the Plan.

“Subsidiary” means any “subsidiary corporation” of Corporation within the meaning of Section 424 of the Code, namely any corporation in which Corporation directly or indirectly controls 50 percent or more of the total combined voting power of all classes of stock having voting power.

“Ten Percent Shareholder” means a person who on any given date owns, either directly or indirectly (taking into account the attribution rules contained in Section 424(d) of the Code), stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Corporation or any Subsidiary under Section 424(f) of the Code.

“Vest” or “Vested” means:

(a) In the case of an Award that requires exercise, to be or to become immediately and fully exercisable and free of all Restrictions (other than Continuing Restrictions);

(b) In the case of an Award that is subject to forfeiture, to be or to become nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions);

(c) In the case of an Award that is required to be earned by attaining specified Performance Goals, to be or to become earned and nonforfeitable, freely transferable, and free of all Restrictions (other than Continuing Restrictions); or

(d) In the case of any other Award as to which payment is not dependent solely upon the exercise of a right, election, exercise, or option, to be or to become immediately payable and free of all Restrictions (except Continuing Restrictions).

2.2 Gender and Number. Except where otherwise indicated by the context, any masculine or feminine terminology used in the Plan shall also include the opposite gender; and the definition of any term in Section 2.1 in the singular shall also include the plural, and vice versa.

ARTICLE 3

ADMINISTRATION

3.1 General. Except as provided in Section 3.7, the Plan will be administered by a Committee composed as described in Section 3.2.

3.2 Composition of the Committee. The Committee will be appointed by the Board from among its members in a number and with such qualifications as will meet the independence and other requirements for (i) approval by a committee pursuant to Rule 16b-3 under the Exchange Act, (ii) establishing, administering and certifying performance goals pursuant to Section 162(m) of the Code and (iii) trading or listing securities on the securities exchange or association on which the Common Stock is then traded or listed. The Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, will be filled by the Board. The initial members of the Committee will be the members of Corporation’s existing Executive Compensation Committee. The Board may at any time replace the Executive Compensation Committee with another Committee. In the event that the Executive Compensation Committee ceases to satisfy the requirements of Rule 16b-3, Section 162(m) of the Code or a securities exchange or association described above in 3.2(iii), the Board will appoint another Committee satisfying such requirements.

3.3 Authority of the Committee. The Committee will have full power and authority (subject to such orders or resolutions as may be issued or adopted from time to time by the Board) to administer the Plan in its sole discretion, including the authority to:

(a)	Construe and interpret the Plan and any Award Agreement;

(b)	Promulgate, amend, and rescind rules and procedures relating to the implementation of the Plan;

(c)	With respect to employees and Advisors:

(i)	Select the employees and Advisors who shall be granted Awards;

(ii)	Determine the number and types of Awards to be granted to each such Participant;

(iii)	Determine the number of Shares, or Share equivalents, to be subject to each Award;

(iv)	Determine the option price, purchase price, base price, or similar feature for any Award; and

(v)	Determine all the terms and conditions of all Award Agreements, consistent with the requirements of the Plan.

Decisions of the Committee, or any delegate as permitted by the Plan, shall be final, conclusive, and binding on all Participants.

3.4 Action by the Committee. A majority of the members of the Committee will constitute a quorum for the transaction of business. Action approved by a majority of the members present at any meeting at which a quorum is present, or action in writing by all the members of the Committee, will be the valid acts of the Committee.

3.5 Delegation. Notwithstanding the foregoing, the Committee may delegate to one or more officers of Corporation the authority to determine the recipients, types, amounts, and terms of Awards granted to Participants who are not Reporting Persons or “covered employees” within the meaning of Section 162(m) of the Code.

3.6 Liability of Committee Members. No member of the Committee will be liable for any action or determination made in good faith with respect to the Plan, any Award, or any Participant.

3.7 Awards to Non-Employee Directors. The Board or Committee may grant Awards from time to time to Non-Employee Directors.

3.8 Costs of Plan. The costs and expenses of administering the Plan will be borne by Corporation.

ARTICLE 4

DURATION OF THE PLAN AND SHARES SUBJECT TO THE PLAN

4.1 Duration of the Plan. This amendment and restatement of the Plan is effective April 4, 2020. The Plan shall remain in full force and effect until February 21, 2027, or the date it is terminated by the Board. The Board shall have the power to amend, suspend or terminate the Plan as provided in Article 14. Termination of the Plan under Article 14 shall not affect Awards outstanding under the Plan at the time of termination.

4.2 Shares Subject to the Plan.

4.2.1 General. The shares which may be made subject to Awards under the Plan are Shares of Common Stock, which may be either authorized and unissued Shares or reacquired Shares. No fractional Shares may be issued under the Plan.

4.2.2 Number of Shares; Limits.

(a) The maximum number of Shares for which Awards may be granted under the Plan on or after April 1, 2022, is 3,621,685 Shares, plus any Shares that become available as the result of the cancellation or expiration of any Award, subject to adjustment for changes in capitalization affecting the Corporation’s Common Stock pursuant to Section 13.2 of the Plan. Any Shares granted in connection with Options and Stock Appreciation Rights shall be counted against this limit on the basis of one Share for each Share subject to such Option or Stock Appreciation Right. Any Shares granted in connection with Restricted Awards, Performance Awards or Other Stock-Based Awards shall be counted against this limit on the basis of one and a half Shares for every one Share granted in connection with such Awards.

(b) The maximum number of Shares that may be issued pursuant to paragraph (a) above on or after April 1, 2022, pursuant to Incentive Stock Options, is 3,621,685. Shares, subject to adjustment for changes in capitalization affecting the Corporation’s Common Stock pursuant to Section 13.2 of the Plan.

4.2.3 Availability of Shares for Future Awards. If an Award under the Plan is canceled or expires for any reason prior to having been fully Vested or exercised by a Participant or is settled in cash in lieu of Shares or is exchanged for other Awards, all Shares covered by such Awards will be made available for future Awards under the Plan. In no event shall the following be made available for future awards under the Plan: (a) Shares retained or reacquired by the Corporation in payment of an option price or satisfaction of a withholding tax obligation by a Participant in connection with any Award, (b) Shares repurchased by the Corporation with Option proceeds and (c) Shares covered by an SAR, to the extent the SAR is exercised and settled in Shares and whether or not Shares are actually issued to the Participant upon exercise of the SAR.

ARTICLE 5

ELIGIBILITY

5.1 Employees and Advisors. Officers and other employees of Corporation and any Subsidiaries (who may also be directors of Corporation or a Subsidiary) and Advisors who, in the Committee’s judgment, are or will be contributors to the long-term success of Corporation will be eligible to receive Awards under the Plan.

5.2 Non-Employee Directors. All Non-Employee Directors will be eligible to receive Awards as provided in Section 3.7 of the Plan.

ARTICLE 6

AWARDS

6.1 Types of Awards. The types of Awards that may be granted under the Plan are:

(a)	Options governed by Article 7 of the Plan;

(b)	Stock Appreciation Rights governed by Article 8 of the Plan;

(c)	Restricted Awards governed by Article 9 of the Plan;

(d)	Performance Awards governed by Article 10 of the Plan; and

(e)	Other Stock-Based Awards or combination awards governed by Article 11 of the Plan.

In the discretion of the Committee, any Award may be granted alone, in addition to, or in tandem with other Awards under the Plan.

6.2 General. Subject to the limitations of the Plan, the Committee may cause Corporation to grant Awards to such Participants, at such times, of such types, in such amounts, for such periods, with such option prices, purchase prices, or base prices, and subject to such terms, conditions, limitations, and restrictions as the Committee, in its discretion, deems appropriate. Awards may be granted as additional compensation to a Participant or in lieu of other compensation to such Participant. A Participant may receive more than one Award and more than one type of Award under the Plan.

6.3 Nonuniform Determinations. The Committee’s determinations under the Plan or under one or more Award Agreements, including without limitation, (a) the selection of Participants to receive Awards, (b) the type, form, amount, and timing of Awards, (c) the terms of specific Award Agreements, and (d) elections and determinations made by the Committee with respect to exercise or payments of Awards, need not be uniform and may be made by the Committee selectively among Participants and Awards, whether or not Participants are similarly situated.

6.4 Award Agreements. Each Award will be evidenced by a written Award Agreement between Corporation and the Participant. Award Agreements may, subject to the provisions of the Plan, contain any provision approved by the Committee.

6.5 Provisions Governing All Awards. All Awards will be subject to the following provisions:

(a) Alternative Awards. If any Awards are designated in their Award Agreements as alternative to each other, the exercise of all or part of one Award automatically will cause an immediate equal (or pro rata) corresponding termination of the other alternative Award or Awards.

(b) Rights as Shareholders. No Participant will have any rights of a shareholder with respect to Shares subject to an Award until such Shares are issued in the name of the Participant.

(c) Employment Rights. Neither the adoption of the Plan nor the granting of any Award will confer on any person the right to continued employment with Corporation or any Subsidiary or the right to remain as a director of Corporation or a member of any Advisory Committee, as the case may be, nor will it interfere in any way with the right of Corporation or a Subsidiary to terminate such person’s employment or to remove such person as an Advisor or as a director at any time for any reason or for no reason, with or without cause.

(d) Termination of Employment. The terms and conditions under which an Award may be exercised or will continue to Vest, if at all, after a Participant’s termination of employment or service as an Advisor or as a Non-Employee Director will be determined by the Committee and specified in the applicable Award Agreement.

(e) Change in Control. The Committee, in its discretion, may provide in any Award Agreement that in the event of a Change in Control of the Corporation:

(i) All, or a specified portion of, Awards requiring exercise will become fully and immediately exercisable, notwithstanding any other limitations on exercise;

(ii) All, or a specified portion of, Awards subject to Restrictions will become fully Vested; and

(iii) All, or a specified portion of, Awards subject to Performance Goals will be deemed to have been fully earned.

The Committee, in its discretion, may include Change in Control provisions in some Award Agreements and not in others, may include different Change in Control provisions in different Award Agreements, and may include Change in Control provisions for some Awards or some Participants and not for others.

(f) Service Periods. At the time of granting Awards, the Committee may specify, by resolution or in the Award Agreement, the period or periods of service performed or to be performed by the Participant in connection with the grant of the Award.

6.6 Tax Withholding.

(a) General. Corporation will have the right to deduct from any settlement, including the delivery or Vesting of Shares, made under the Plan any federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take such other action as may be necessary in the opinion of Corporation to satisfy all obligations for the payment of such taxes. The recipient of any payment or distribution under the Plan will make arrangements satisfactory to Corporation for the satisfaction of any such withholding tax obligations. Corporation will not be required to make any such payment or distribution under the Plan until such obligations are satisfied.

(b) Stock Withholding. The Committee, in its sole discretion, may permit a Participant to satisfy all or a part of the withholding tax obligations incident to the settlement of an Award involving payment or delivery of Shares to the Participant by having Corporation withhold a portion of the Shares that would otherwise be issuable to the Participant. Such Shares will be valued based on their Fair Market Value on the date the tax withholding is required to be made. Any stock withholding with respect to a Reporting Person will be subject to such limitations as the Committee may impose to comply with the requirements of the Exchange Act. Notwithstanding the foregoing, Reporting Persons shall be permitted to elect to satisfy all or a portion of the withholding tax obligations incident to the settlement of an Award involving payment or delivery of Shares to such Participant by having Corporation withhold a portion of the Shares that would otherwise be issuable to the Participant.

6.7 Annulment of Awards. Any Award Agreement may provide that the grant of an Award payable in cash is provisional until cash is paid in settlement thereof or that grant of an Award payable in Shares is provisional until the Participant becomes entitled to the Shares in settlement thereof. In the event the employment (or service as an Advisor or membership on the Board) of a Participant is terminated for cause (as defined below), any Award that is provisional will be annulled as of the date of such termination for cause. For the purpose of this Section 6.7, the term “for cause” has the meaning set forth in the Participant’s employment agreement, if any, or otherwise means any discharge (or removal) for material or flagrant violation of the policies and procedures of Corporation or for other job performance or conduct which is materially detrimental to the best interests of Corporation, as determined by the Committee.

6.8 Engaging in Competition With Corporation. Any Award Agreement may provide that, if a Participant terminates employment with Corporation or a Subsidiary for any reason whatsoever, and within 18 months after the date thereof accepts employment with any competitor of (or otherwise engages in competition with) Corporation, the Committee, in its sole discretion, may require such Participant to return to Corporation the economic value of any Award that is realized or obtained (measured at the date of exercise, Vesting, or payment) by such Participant at any time during the period beginning on the date that is six months prior to the date of such Participant’s termination of employment with Corporation.

ARTICLE 7

OPTIONS

7.1 Types of Options. Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Options. The grant of each Option and the Award Agreement governing each Option will identify the Option as an ISO or an NQSO. In the event the Code is amended to provide for tax-favored forms of stock options other than or in addition to Incentive Stock Options, the Committee may grant Options under the Plan meeting the requirements of such forms of options.

7.2 General. Options will be subject to the terms and conditions set forth in Article 6 and this Article 7 and may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee (or the Board with respect to Awards to Non-Employee Directors) deems desirable.

7.3 Option Price. Each Award Agreement for Options will state the option exercise price per Share of Common Stock purchasable under the Option, which will not be less than 100 percent (100%) of the Fair Market Value of a Share on the date of grant for all Options (ISOs or NQSOs); provided, however, that in the case of any ISO granted to a Ten Percent Shareholder, the option exercise price per Share shall not be less than 110 percent (110%) of the Fair Market Value of a Share on the date of grant

7.4 Option Term. The Award Agreement for each Option will specify the term of each Option, which shall have a specified period during which the Option may be exercised which is no longer than ten years, as determined by the Committee.

7.5 Time of Exercise. The Award Agreement for each Option will specify, as determined by the Committee:

(a) The time or times when the Option will become exercisable and whether the Option will become exercisable in full or in graduated amounts over a period specified in the Award Agreement;

(b) Such other terms, conditions, and restrictions as to when the Option may be exercised as determined by the Committee; and

(c) The extent, if any, to which the Option will remain exercisable after the Participant ceases to be an employee, Advisor, or director of Corporation or a Subsidiary.

An Award Agreement for an Option may, in the discretion of the Committee, provide whether, and to what extent, the Option will become immediately and fully exercisable (i) in the event of the death, Disability, or Retirement of the Participant, or (ii) upon the occurrence of a Change in Control of Corporation.

7.6 Method of Exercise. The Award Agreement for each Option will specify the method or methods of payment acceptable upon exercise of an Option. An Award Agreement may provide that the option price is payable in full in cash or, at the discretion of the Committee:

(a) In previously acquired Shares (including Restricted Shares);

(b) By surrendering outstanding Awards under the Plan denominated in Shares or in Share-equivalent units;

(c) By delivery (in a form approved by the Committee) of an irrevocable direction to a securities broker acceptable to the Committee:

(i) To sell Shares subject to the Option and to deliver all or a part of the sales proceeds to Corporation in payment of all or a part of the option price and withholding taxes due; or

(ii) To pledge Shares subject to the Option to the broker as security for a loan and to deliver all or a part of the loan proceeds to Corporation in payment of all or a part of the option price and withholding taxes due; or

(d) In any combination of the foregoing or in any other form approved by the Committee.

If Restricted Shares are surrendered in full or partial payment of an Option price, a corresponding number of the Shares issued upon exercise of the Option will be Restricted Shares subject to the same Restrictions as the surrendered Restricted Shares.

7.7 Special Rules for Incentive Stock Options. In the case of an Option designated as an Incentive Stock Option, the terms of the Option and the Award Agreement must be in conformance with the statutory and regulatory requirements specified in Section 422 of the Code, as in effect on the date such ISO is granted. ISOs may be granted only to employees of Corporation or a Subsidiary. ISOs may not be granted under the Plan after February 21, 2027, unless the ten-year limitation of Section 422(b)(2) of the Code is removed or extended.

7.8 Restricted Shares. In the discretion of the Committee, the Shares issuable upon exercise of an Option may be Restricted Shares if so provided in the Award Agreement.

7.9 Limitation on Number of Shares Subject to Options. In no event may Options for more than 500,000 Shares be granted to any individual under the Plan during any fiscal year period.

ARTICLE 8

STOCK APPRECIATION RIGHTS

8.1 General. Stock Appreciation Rights will be subject to the terms and conditions set forth in Article 6 and this Article 8 and may contain such additional terms and conditions, not inconsistent with the express terms of the Plan, as the Committee (or the Board with respect to Awards to Non-Employee Directors) deems desirable.

8.2 Nature of Stock Appreciation Right. A Stock Appreciation Right is an Award entitling a Participant to receive an amount equal to the excess (or if the Committee determines at the time of grant, a portion of the excess) of the Fair Market Value of a Share of Common Stock on the date of exercise of the SAR over the base price, as described below, on the date of grant of the SAR, multiplied by the number of Shares with respect to which the SAR has been exercised. The base price will be designated by the Committee in the Award Agreement for the SAR and shall be not less than 100 percent (100%) of the Fair Market Value of a Share on the grant date of the SAR.

8.3 Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee. The Committee may also provide that an SAR will be automatically exercised on one or more specified dates or upon the satisfaction of one or more specified conditions. In the case of SARs granted to Reporting Persons, exercise of the SAR will be limited by the Committee to the extent required to comply with the applicable requirements of Rule 16b-3 under the Exchange Act.

8.4 Term. The Award Agreement for each SAR shall have a specified period during which the SAR may be exercised, which is no longer than ten years, as determined by the Committee.

8.5 Form of Payment. Payment upon exercise of a Stock Appreciation Right may be made in cash, in installments, in Shares, or in any combination of the foregoing, or in any other form as the Committee determines.

8.6 Limitation on Number of Shares Subject to SARs. In no event may SARs for more than 500,000 Shares be granted to any individual under the Plan during any fiscal year period.

ARTICLE 9

RESTRICTED AWARDS

9.1 Types of Restricted Awards. Restricted Awards granted under the Plan may be in the form of either Restricted Shares or Restricted Units.

(a) Restricted Shares. A Restricted Share is an Award of Shares transferred to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, restrictions on the sale, assignment, transfer, or other disposition of such Restricted Shares and may include a requirement that the Participant forfeit such Restricted Shares back to Corporation upon termination of Participant’s employment (or service as an Advisor or Non-Employee Director) for specified reasons within a specified period of time or upon other conditions, as set forth in the

Award Agreement for such Restricted Shares. Each Participant receiving a Restricted Share will be issued a stock certificate in respect of such Shares, registered in the name of such Participant, or such certificate, registered in the name of such Participant, will be placed in a restricted stock account (including an electronic account) with a transfer agent. If such certificate is issued to the Participant, the Participant will be required to execute a stock power in blank with respect to the Shares evidenced by such certificate, and such certificate and the stock power will be held in custody by Corporation until the Restrictions thereon will have lapsed.

(b) Restricted Units. A Restricted Unit is an Award to receive a Share or the Fair Market Value of a Share at some date in the future, which is granted to a Participant subject to such terms and conditions as the Committee deems appropriate, and may include a requirement that the Participant forfeit such Restricted Units upon termination of Participant’s employment (or service as an Advisor or Non-Employee Director) for specified reasons within a specified period of time or upon other conditions, as set forth in the Award Agreement for such Restricted Units.

9.2 General. Restricted Awards will be subject to the terms and conditions of Article 6 and this Article 9 and may contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee (or the Board with respect to Awards to Non-Employee Directors) deems desirable.

9.3 Restriction Period. Restricted Awards will provide that such Awards, and the Shares subject to such Awards, may not be transferred, and may provide that, in order for a Participant to Vest in such Awards, the Participant must remain in the employment (or remain as an Advisor or Non-Employee Director) of Corporation or its Subsidiaries, subject to relief for reasons specified in the Award Agreement, for a period commencing on the date of the Award and ending on such later date or dates as the Committee designates at the time of the Award (the “Restriction Period”). During the Restriction Period, a Participant may not sell, assign, transfer, pledge, encumber, or otherwise dispose of Shares received under or governed by a Restricted Award grant. The Committee, in its sole discretion, may provide for the lapse of restrictions in installments during the Restriction Period; provided that a Restricted Award with a Restriction Period based solely on continued employment or passage of time may not permit the lapse of all restrictions over a total period less than three (3) years (subject to three (3) one year installments) after the date of the Award, except in the case of (a) Restricted Awards to Non-Employee Directors or Advisors, (b) Restricted Awards granted upon the commencement of a Participant’s employment with the Corporation, (c) Restricted Awards which, in the aggregate, cover not more than 5% of the number of Shares available for Awards under the Plan under Section 4.2.2(a) (determined without regard to any other limits set forth in Section 4.2.2(b) or (c)), or (d) restrictions which lapse (i) upon the death or Disability of the Participant, (ii) upon the retirement of the Participant, (iii) as may be required pursuant to an employment agreement between the Participant and the Corporation or (iv) upon a Change in Control. Upon expiration of the applicable Restriction Period (or lapse of Restrictions during the Restriction Period where the Restrictions lapse in installments) the Participant shall be entitled to settlement of the Restricted Award or portion thereof, as the case may be. Although Restricted Awards will usually Vest based on continued employment (or service as an Advisor or Non-Employee Director) and Performance Awards under Article 10 shall usually Vest based on attainment of Performance Goals, the Committee, in its discretion, may condition Vesting of Restricted Awards on attainment of Performance Goals as well as continued employment (or service as an Advisor or Non-Employee Director). In such case, the Restriction Period for such a Restricted Award will include the period prior to satisfaction of the Performance Goals.

9.4 Forfeiture. If a Participant ceases to be an employee, Advisor of Corporation or a Subsidiary or Non-Employee Director during the Restriction Period for any reason other than reasons which may be specified in an Award Agreement (such as death, Disability, or Retirement), the Award Agreement may require that all non-Vested Restricted Awards previously granted to the Participant be forfeited and returned to Corporation.

9.5 Settlement of Restricted Awards.

(a) Restricted Shares. Upon Vesting of a Restricted Share Award, the legend on such Shares will be removed and the Participant’s stock power, if any, will be returned and the Shares will no longer be Restricted Shares. The Committee may also, in its discretion, permit a Participant to receive, in lieu of unrestricted Shares at the conclusion of the Restriction Period, payment in cash, installments, or in any other manner or combination of such methods as the Committee, in its sole discretion, determines.

(b) Restricted Units. Upon Vesting of a Restricted Unit Award, a Participant will be entitled to receive payment for Restricted Units in an amount equal to the aggregate Fair Market Value of the Shares covered by such Restricted Units at the expiration of the Applicable Restriction Period. Payment in settlement of a Restricted Unit will be made as soon as practicable following the conclusion of the applicable Restriction Period in cash, in installments, in Shares equal to the number of Restricted Units, or in any other manner or combination of such methods as the Committee, in its sole discretion, determines, subject to the applicable restrictions contained in Section 409A of the Code.

9.6 Rights as a Shareholder. A Participant will have, with respect to unforfeited Shares received under a grant of Restricted Shares, all the rights of a shareholder of Corporation, including the right to vote the Shares and the right to receive any cash dividends. The right to receive cash dividends on Restricted Shares shall be subject to the Restrictions applicable to the Restricted Shares. Stock dividends issued with respect to Restricted Shares will be treated as additional Shares covered by the grant of Restricted Shares and will also be subject to the same Restrictions.

ARTICLE 10

PERFORMANCE AWARDS

10.1 General. Performance Awards will be subject to the terms and conditions set forth in Article 6 and this Article 10 and may contain such other terms and conditions not inconsistent with the express provisions of the Plan, as the Committee (or the Board with respect to Awards to Non-Employee Directors) deems desirable.

10.2 Nature of Performance Awards. A Performance Award is an Award of units (with each unit having a value equivalent to one Share) granted to a Participant subject to such terms and conditions as the Committee deems appropriate, including, without limitation, the requirement that the Participant forfeit such Performance Award or a portion thereof in the event specified performance criteria are not met within a designated period of time.

10.3 Performance Cycles. For each Performance Award, the Committee will designate a performance period (the “Performance Cycle”) with a duration of at least one (1) year, as may be determined by the Committee in its discretion within which specified Performance Goals are to be attained. There may be several Performance Cycles in existence at any one time and the duration of Performance Cycles may differ from each other.

10.4 Performance Goals. The Committee will establish Performance Goals for each Performance Cycle on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. Performance Goals may be based on performance criteria for Corporation, a Subsidiary, or an operating group, or based on a Participant’s individual performance. Performance Goals may include objective and subjective criteria. During any Performance Cycle, the Committee may adjust the Performance Goals for such Performance Cycle as it deems equitable in recognition of unusual or nonrecurring events affecting Corporation, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

10.5 Determination of Awards. As soon as practicable after the end of a Performance Cycle, the Committee will determine the extent to which Performance Awards have been earned on the basis of performance in relation to the established Performance Goals.

10.6 Timing and Form of Payment. Settlement of earned Performance Awards will be made to the Participant as soon as practicable after the expiration of the Performance Cycle and the Committee’s determination under Section 10.5, in the form of cash, installments, Shares, or any combination of the foregoing or in any other form as the Committee determines.

10.7 Performance Goals for Executive Officers. The performance goals for Performance Awards granted to executive officers of Corporation may relate to corporate performance, business unit performance, or a combination of both.

(a) Corporate performance goals will be based on financial performance goals related to the performance of Corporation as a whole and may include one or more measures related to earnings, profitability, efficiency, or return to stockholders such as earnings per share, operating profit, stock price, costs of production, or other measures.

(b) Business unit performance goals will be based on a combination of financial goals and strategic goals related to the performance of an identified business unit for which a Participant has responsibility. Strategic goals for a business unit may include one or a combination of objective factors relating to success in implementing strategic plans or initiatives, introductory products, constructing facilities, or other identifiable objectives. Financial goals for a business unit may include the degree to which the business unit achieves one or more objective measures related to its revenues, earnings, profitability, efficiency, operating profit, costs of production, or other measures.

(c) Any corporate or business unit goals may be expressed as absolute amounts or as ratios or percentages. Success may be measured against various standards, including budget targets, improvement over prior periods, and performance relative to other companies, business units, or industry groups.

10.8 Award Limitations. The maximum number of Shares issuable with respect to Performance Awards granted to any individual executive officer may not exceed 150,000 Shares for any calendar year.

ARTICLE 11

OTHER STOCK-BASED AND COMBINATION AWARDS

11.1 Other Stock-Based Awards. The Committee (or the Board with respect to Awards to Non-Employee Directors) may grant other Awards under the Plan pursuant to which Shares are or may in the future be acquired, or Awards denominated in or measured by Share equivalent units, including Awards valued using measures other than the market value of Shares. Such Other Stock-Based Awards may be granted either alone, in addition to, or in tandem with, any other type of Award granted under the Plan.

11.2 Combination Awards. The Committee may also grant Awards under the Plan in tandem or combination with other Awards or in exchange of Awards, or in tandem or combination with, or as alternatives to, grants or rights under any other employee plan of Corporation, including the plan of any acquired entity. No action authorized by this section may reduce the amount of any existing benefits or change the terms and conditions thereof without the Participant’s consent.

ARTICLE 12

DEFERRAL ELECTIONS

The Committee may permit a Participant to elect to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise, earn-out, or Vesting of an Award made under the Plan. If any such election is permitted, the Committee will establish rules and procedures for such payment deferrals, including, but not limited to: (a) payment or crediting of reasonable interest on such deferred amounts credited in cash or (b) the payment or crediting of dividend equivalents in respect of deferrals credited in Share equivalent units. Such deferrals, if permitted, shall to the extent possible, comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder.

ARTICLE 13

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, ETC.

13.1 Plan Does Not Restrict Corporation. The existence of the Plan and the Awards granted hereunder will not affect or restrict in any way the right or power of the Board or the shareholders of Corporation to make or authorize any adjustment, recapitalization, reorganization, or other change in Corporation’s capital structure or its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting Corporation’s capital stock or the rights thereof, the dissolution or liquidation of Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

13.2 Adjustments by the Committee. In the event of any change in capitalization affecting the Common Stock of Corporation, such as a stock dividend, stock split, recapitalization, merger, consolidation, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Stock, such proportionate adjustments, if any, as the Committee, in its sole discretion, may deem appropriate to reflect such change, will be made with respect to the aggregate number of Shares for which Awards in respect thereof may be granted under the Plan, the maximum number of Shares which may be sold or awarded to any Participant, the number of Shares covered by each outstanding Award, and the price per Share in respect of outstanding Awards. The Committee may also make such adjustments in the number of Shares covered by, and price or other value of any outstanding Awards in the event of a spin-off or other distribution (other than normal cash dividends), of Corporation assets to shareholders.

ARTICLE 14

AMENDMENT AND TERMINATION

The Board may amend, suspend, or terminate the Plan or any portion of the Plan at any time; provided that no such action may be taken without shareholder approval if (i) such action would increase the number of shares subject to the Plan; (ii) such action would result in the repricing, replacement or repurchase of out-of-the money Options, Stock Appreciation Rights or other Awards; (iii) such action would result in an Award being fully Vested, exercisable or earned in the event of a Change in Control prior to the consummation of the Change in Control; or (iv) such approval is required by applicable law or regulation or the applicable requirements of a stock exchange or over-the-counter stock trading system; provided further that the Board may, in its discretion, determine to submit any other changes to the Plan to the shareholders for approval; provided further that no amendment, suspension or termination of the Plan may materially and adversely affect the rights of a Participant under any outstanding Award without such Participant’s consent, unless such action is necessary to ensure a deduction under Section 162(m) of the Code or to avoid the additional tax described in Section 409A of the Code.

ARTICLE 15

MISCELLANEOUS

15.1 Unfunded Plan. The Plan will be unfunded and Corporation will not be required to segregate any assets that may at any time be represented by Awards under the Plan. Any liability of Corporation to any person with respect to any Award under the Plan will be based solely upon any contractual obligations that may be effected pursuant to the Plan. No such obligation of Corporation will be deemed to be secured by any pledge of, or other encumbrance on, any property of Corporation.

15.2 Payments to Trust. The Committee is authorized (but has no obligation) to cause to be established a trust agreement or several trust agreements whereunder the Committee may make payments of amounts due or to become due to Participants in the Plan.

15.3 Other Corporation Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan will not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay law of any state or country and shall not be included in, or have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by Corporation or a Subsidiary unless expressly so provided by such other plan or arrangements, or except where the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of cash compensation. Awards under the Plan may be made in combination with or in tandem with, or as alternatives to, grants, awards, or payments under any other Corporation or Subsidiary plans, arrangements, or programs. The Plan notwithstanding, Corporation or any Subsidiary may adopt such other compensation programs and additional compensation arrangements as it deems necessary to attract, retain, and reward employees and directors for their service with Corporation and its Subsidiaries.

15.4 Securities Law Restrictions. No Shares may be issued under the Plan unless counsel for Corporation is satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Shares delivered under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed, and any applicable federal or state securities law. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

15.5 Governing Law. Except with respect to references to the Code or federal securities laws, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the state of Delaware.

ARTICLE 16

SHAREHOLDER APPROVAL

The Plan, as amended and restated, is expressly subject to the approval of the Plan by the shareholders at the 2022 annual meeting of Corporation’s shareholders.

  220 EAST FIRST STREET

  BETHLEHEM, PA 18015

VOTE BY INTERNET

Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OSUR2022

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D73291-P68950 KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ORASURE TECHNOLOGIES, INC.

The Board of Directors recommends you vote FOR each of the following nominees:

1. ELECTION OF DIRECTORS Class I (Expiring 2025)

Nominees:	For	Against	Abstain

1a. Eamonn P. Hobbs	☐	☐	☐

1b. David J. Shulkin, M.D.	☐	☐	☐

The Board of Directors recommends you vote FOR items 2, 3 and 4.	For	Against	Abstain

2. Ratification of Appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year 2022.	☐	☐	☐

3. Advisory (Non-Binding) Vote to Approve Executive Compensation.	☐	☐	☐

4. Approval of Amendment and Restatement of the Company’s Stock Award Plan to Increase the Shares Authorized for Issuance Thereunder.	☐	☐	☐

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

OraSure Technologies, Inc.

2022 Annual Meeting of Stockholders

Tuesday, May 17, 2022

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Stockholders.

The Notice and Proxy Statement and 2021 Annual Report to Stockholders

are available at www.proxyvote.com.

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D73292-P68950

PROXY
2022 Annual Meeting of Stockholders
PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Agnieszka M. Gallagher and Michele Miller, and either of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2022 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), on Tuesday, May 17, 2022, at 10:00 a.m. (Eastern Time), and at any adjournment or adjournments thereof, with all the powers the undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted (i) FOR the election of the nominees listed on the reverse side as directors, (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2022, (iii) FOR approval of the compensation of the Company’s named executive officers and (iv) FOR approval of an amendment and restatement of the Company’s Stock Award Plan to increase the shares authorized for issuance thereunder. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed, on the other side)